 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-222356

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
Dear Stockholder of Citizens National Bank:
Citizens National Bank (“Citizens National”) has entered into an agreement and plan of reorganization, or merger agreement, with Old Point Financial Corporation (“Old Point”) and its wholly-owned subsidiary, The Old Point National Bank of Phoebus (“Old Point National Bank”), that provides for the merger of Citizens National with and into Old Point National Bank. Old Point National Bank will be the surviving bank in the merger. We are sending you this document to ask you, as a Citizens National stockholder, to approve the merger agreement.
In the merger, each share of Citizens National common stock (except for certain excluded shares) will be converted into the right to receive (i) 0.1041 shares of Old Point common stock and (ii) $2.19 in cash, with cash paid in lieu of any fractional shares of Old Point common stock. The merger consideration, including the conversion ratio, is fixed and will not be adjusted to reflect any stock price fluctuations prior to completion of the merger. Therefore, at the time of the special meeting Citizens National stockholders will not know the exact market value of the merger consideration to be paid by Old Point when the merger is completed. Based on a volume-weighted average price of  $31.48 for Old Point common stock for the three trading days ended October 27, 2017, the last trading day prior to public announcement of the merger, the merger consideration represented approximately $5.47 in value for each share of Citizens National common stock, or $7.9 million on an aggregate basis. The most recent reported closing sale price for Old Point common stock on January 29, 2018 was $29.33; based on this closing sale price, the merger consideration represents approximately $5.24 in value for each share of Citizens National common stock, or $7.6 million on an aggregate basis. The most recent reported sale price for Citizens National common stock on January 24, 2018 was $5.10. Based on the 0.1041 conversion ratio and the number of shares of Citizens National common stock outstanding as of January 29, 2018, the estimated maximum number of shares of Old Point common stock issuable in the merger is 149,979. You are urged to obtain current market quotations for shares of Old Point common stock, which is listed on the NASDAQ Capital Market (trading symbol “OPOF”), and shares of Citizens National common stock (trading symbol “CNBV”), which is quoted on the OTC Markets Group’s Pink marketplace.
Citizens National is holding a special meeting of its stockholders to obtain approval of the merger agreement and related matters as described in the accompanying proxy statement/prospectus. Approval of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Citizens National common stock. Your vote is very important!
The Citizens National board of directors unanimously determined that the merger is fair to and in the best interests of Citizens National and its stockholders and unanimously approved and adopted the merger agreement. The Citizens National board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.
It is important that your shares are represented at the special meeting, whether or not you plan to attend the special meeting. Abstentions and failures to vote will have the same effect as votes against the merger proposal. Please take the time to vote by completing, signing, dating and returning the enclosed proxy card or vote by accessing the Internet site or calling the telephone number listed on your proxy card.
This proxy statement/prospectus describes the Citizens National special meeting, the merger, the documents related to the merger, and other related matters. Please carefully read this proxy statement/prospectus, including the information in the “Risk Factors” section beginning on page 20.
Thank you for your support.
Jeffrey H. Noblin
President and Chief Executive Officer
Citizens National Bank
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares of Old Point common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated January 30, 2018 and is first being mailed to stockholders of Citizens National on or about February 5, 2018.

CITIZENS NATIONAL BANK

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on March 13, 2018
Notice is hereby given that on March 13, 2018, Citizens National Bank, Windsor, Virginia (“Citizens National”), will hold a special meeting of stockholders at 4:00 p.m., local time, at Citizens National’s main office located at 11407 Windsor Boulevard, Windsor, Virginia 23487 to consider and vote on the following matters:
(1)
a proposal to approve the Agreement and Plan of Reorganization, dated as of October 27, 2017, by and among Old Point Financial Corporation, The Old Point National Bank of Phoebus, Hampton, Virginia, and Citizens National, as such agreement may be amended from time to time (the “merger proposal”);

(2)
a proposal granting the Citizens National board of directors the right to adjourn, postpone or continue the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”); and

(3)
to transact such other business as may properly come before the special meeting or any adjournment, postponement or continuance of the special meeting.

The Citizens National board of directors has fixed the close of business on January 12, 2018 as the record date for the special meeting. Only Citizens National stockholders of record at that time are entitled to notice of, and to vote at, the special meeting or any adjournment, postponement or continuance of the special meeting. Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Citizens National common stock entitled to vote at the special meeting.
You are entitled to dissent to the merger and receive payment for your shares under 12 U.S.C. § 215a. Any stockholder who wishes to exercise dissenters’ appraisal rights must strictly comply with the procedures set forth in 12 U.S.C. § 215a, a copy of which is included as Appendix D to the proxy statement/prospectus. A description of these procedures is included in the section entitled “The Merger — Dissenters’ Appraisal Rights” in the accompanying proxy statement/prospectus.
The Citizens National board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Please promptly vote by completing, signing, dating and returning the enclosed proxy card or by accessing the Internet site or calling the telephone number listed on your proxy card, whether or not you plan to attend the special meeting. If you attend the meeting in person, you may revoke your proxy card or prior vote and vote your shares in person.
By Order of the Board of Directors,
Jeffrey H. Noblin
President and Chief Executive Officer
Citizens National Bank
January 30, 2018

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about Old Point from documents that are not included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference, see “Where You Can Find More Information” on page 90.
You can obtain documents incorporated by reference in this proxy statement/prospectus free of charge through the Securities and Exchange Commission (“SEC”) website (http://www.sec.gov), through the Old Point website (www.oldpoint.com), or by requesting them in writing or by telephone from Old Point at the following address or phone number, respectively:
Investor Relations
Old Point Financial Corporation
1 West Mellen Street
Hampton, Virginia 23663
(757) 728-1428
You will not be charged for any of these documents that you request. Stockholders of Citizens National requesting documents should do so by March 6, 2018 in order to receive them before the special meeting.
You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated January 30, 2018, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated into this proxy statement/prospectus by reference to another document is accurate only as of the date of such other document. Neither the mailing of this proxy statement/prospectus to Citizens National stockholders nor the issuance by Old Point of shares of Old Point common stock in connection with the merger will create any implication to the contrary.
Information on the websites of Old Point (or any of its subsidiaries) or Citizens National is not a part of this proxy statement/prospectus. You should not rely on that information in deciding how to vote.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Citizens National has been provided by Citizens National and information contained in this proxy statement/prospectus regarding Old Point has been provided by Old Point.
See “Where You Can Find More Information” on page 90.

In this proxy statement/prospectus, unless the context requires otherwise or unless otherwise noted:
•
all references to “Old Point” are to Old Point Financial Corporation;

•
all references to “Old Point National Bank” are to The Old Point National Bank of Phoebus, Hampton, Virginia;

•
all references to “Old Point Trust” are to Old Point Trust & Financial Services, N.A.;

•
all references to “Citizens National” are to Citizens National Bank, Windsor, Virginia;

•
all references to the “merger” are to the merger of Citizens National with and into Old Point National Bank, with Old Point National Bank being the surviving bank in the merger;

•
all references to the “merger agreement” are to the Agreement and Plan of Reorganization, dated as of October 27, 2017, by and among Old Point, Old Point National Bank and Citizens National, a copy of which is attached as Appendix A to this proxy statement/prospectus;

•
all references to the “Citizens National special meeting” and the “special meeting” are to the special meeting of Citizens National stockholders;

•
all references to the “merger proposal” are to Citizens National’s proposal to approve the merger agreement; and

•
all references to the “adjournment proposal” are to Citizens National’s proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following questions and answers briefly address some commonly asked questions about the merger and the special meeting. They may not include all of the information that is important to Citizens National stockholders. We urge stockholders to read carefully this proxy statement/prospectus, including the appendices and other documents referred to herein.
Q:
What is the merger?

A:
Old Point and Citizens National have entered into the merger agreement whereby Citizens National will merge with and into Old Point National Bank, with Old Point National Bank being the surviving bank in the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Q:
Why do Old Point and Citizens National want to merge?

A:
The proposed merger will allow Old Point to expand its existing presence in the greater Hampton Roads marketplace and Isle of Wight County, Virginia. Citizens National’s stockholders are expected to benefit from the size and strength of the combined company, and the more active trading market for Old Point’s common stock. To review the reasons for the merger in more detail, see “The Merger — Old Point’s Reasons for the Merger” beginning on page 41 and “The Merger — Citizens National’s Reasons for the Merger; Recommendation of Citizens National’s Board of Directors” beginning on page 39.

Q:
What is the proxy statement/prospectus and why am I receiving it?

A:
This proxy statement/prospectus describes the proposed merger between Citizens National and Old Point National Bank, a wholly-owned subsidiary of Old Point. Because you are a stockholder of Citizens National, you are being asked to vote to approve the merger agreement.

Q:
What will I receive in the merger?

A:
In the merger, holders of Citizens National common stock will receive 0.1041 shares of Old Point common stock (the “conversion ratio”) and $2.19 in cash (the “cash consideration”) for each of their shares of Citizens National common stock (other than dissenting shares) outstanding at the effective time of the merger, and cash in lieu of any fractional shares (together, the “merger consideration”). The merger consideration is fixed and the conversion ratio will not be adjusted to reflect stock price changes prior to completion of the merger.

Q:
When and where is the Citizens National special meeting of stockholders?

A:
The special meeting of Citizens National stockholders will be held at Citizens National’s main office located at 11407 Windsor Boulevard, Windsor, Virginia 23487, on March 13, 2018 at 4:00 p.m., local time.

Q:
What do holders of Citizens National common stock need to do now?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the Citizens National special meeting.

Q:
How do I vote if I am a stockholder of record?

A:
You may vote before the Citizens National special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope or by accessing the Internet site or calling the telephone number listed on your proxy card. You may also cast your vote in person at Citizens National’s special meeting of stockholders. See above for the date, time and place of the special meeting.

Q:
How do I vote if I hold my shares in “street name”?

A:
If your shares are held in “street name” through a broker, bank or other nominee, that entity will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote in person at the special meetings will need to present a valid proxy from the entity that holds the shares.

Q:
If my shares of Citizens National common stock are represented by stock certificates, should I send in my Citizens National stock certificates now?

A:
No. Please do not send your stock certificates with your proxy card.

If you are a holder of Citizens National common stock, the exchange agent will mail written instructions within five business days after the merger is completed on how to exchange your Citizens National stock certificates for shares of Old Point common stock issued in book-entry form and your check for the cash consideration and cash in lieu of any fractional shares of Old Point common stock.
Q:
What should I do if I hold my shares of Citizens National common stock in book-entry form?

A:
After completion of the merger, the exchange agent will mail written instructions within five business days after the merger is completed on how to exchange your shares of Citizens National common stock held in book-entry form for shares of Old Point common stock and your check for the cash consideration and cash in lieu of any fractional shares of Old Point common stock.

Q:
Will the merger affect outstanding shares of Old Point common stock?

A:
No. Old Point stockholders will continue to own their existing shares of Old Point common stock. Each share of Old Point common stock will continue to represent one share of Old Point common stock following the merger.

Q:
Who may solicit proxies on Citizens National’s behalf?

A:
In addition to solicitation of proxies by Citizens National by mail, proxies may also be solicited by Citizens National’s directors and employees personally, and by telephone, facsimile or other means. Citizens National has also retained Regan & Associates, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $7,000, including expenses. For more information on solicitation of proxies in connection with the special meeting of Citizens National stockholders, see “The Citizens National Special Meeting — Solicitation of Proxies” beginning on page 32.

Q:
Why is my vote as a holder of Citizens National common stock important?

A:
If you do not vote your shares of Citizens National common stock, it will be more difficult for Citizens National to obtain the necessary quorum to hold its special meeting. In addition, approval of the merger proposal requires the affirmative vote of at least two-thirds of the outstanding shares of the Citizens National common stock entitled to vote at the special meeting. If you do not vote your shares by proxy or in person, the effect will be the same as a vote against the merger proposal.

The Citizens National board of directors unanimously recommends that you vote for the merger proposal. Further, due to the importance of the vote to approve the merger agreement, Citizens National is also seeking authority from stockholders through the adjournment proposal to grant authority to the board of directors to adjourn the special meeting to temporarily delay the meeting to provide time for management to solicit additional proxies in the event there are insufficient votes to approve the merger proposal.
Q:
If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q:
What if I fail to vote or abstain from voting on the merger proposal?

A:
If you fail to vote, your failure to vote will have the same effect as a vote against the merger proposal. If you respond with an “abstain” vote, your vote will have the same effect as a vote against the merger proposal. If you are a stockholder of record of Citizens National common stock and you sign, date and return your proxy card but do not indicate how you want to vote on the merger proposal, your proxy will be voted in favor of the merger proposal.

Q:
Can I attend the Citizens National special meeting and vote my shares in person?

A:
Yes. All holders of Citizens National common stock, including stockholders of record and stockholders who beneficially own their shares through a broker, bank or other nominee, are invited to attend the Citizens National special meeting. Holders of record of Citizens National common stock as of the record date can vote in person at the Citizens National special meeting. If you wish to vote in person at the special meeting and if you are a stockholder of record as of the record date, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name through a broker, bank or other nominee, you will need to bring with you and provide to the inspectors of election a legal proxy, executed in your favor, by the holder of record of your shares (a “written proxy”). At the appropriate time during the special meeting, the stockholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting distributed at the meeting.

Even if you plan to attend the special meeting, you are encouraged to vote your shares as soon as possible.
Q:
Is the merger expected to be taxable to Citizens National stockholders?

A:
The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Troutman Sanders LLP has delivered to Old Point, and Williams Mullen has delivered to Citizens National, their respective opinions that, for U.S. federal income tax purposes, subject to the limitations, assumptions, and qualifications described in “Material U.S. Federal Income Tax Consequences” beginning on page 69, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, a holder of Citizens National common stock generally will not recognize gain or loss for federal income tax purposes on the exchange of shares of Citizens National common stock for Old Point common stock, except with respect to cash received (i) on the exchange of shares of Citizens National common stock, (ii) in lieu of fractional shares of Old Point common stock, or (iii) upon the exercise of dissenter’s appraisal rights. It is a condition to Old Point’s and Citizens National’s obligations to complete the merger that they each receive a tax opinion, dated the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. These opinions, however, will not bind the Internal Revenue Service (the “IRS”) or the courts, which could take a contrary view.

For greater detail, see “Material U.S. Federal Income Tax Consequences” beginning on page 69.
The U.S. federal income tax consequences described above may not apply to all holders of Citizens National common stock. Tax matters can be very complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:
If I am a holder of Citizens National common stock, can I change or revoke my vote?

A:
Yes. If you are a stockholder of record of Citizens National common stock as of the record date for the Citizens National special meeting, you may change your vote or revoke your proxy by: (i) timely delivering a later dated proxy or a written notice of revocation to Citizens National’s Secretary at P.O. Box 100, Windsor, Virginia 23487; (ii) timely voting through the Internet or by telephone after your initial vote; or (iii) attending the Citizens National special meeting and voting in person. Your attendance at the special meeting will not itself revoke a proxy.

If your hold your shares of Citizens National common stock in street name, you must follow the instructions of your bank, broker or other nominee to change your vote. Any holder of record of Citizens National common stock, or street name holder with a written proxy from the appropriate record holder, entitled to vote in person at the Citizens National special meeting may vote in person regardless of whether a proxy has been previously given. The mere presence of a stockholder at the Citizens National special meeting will not constitute revocation of a previously given proxy.
Q:
How are the directors of Citizens National going to vote in the merger?

A:
Each of the directors of Citizens National has entered into a support and non-competition agreement (a “support agreement”) with Old Point pursuant to which he or she agreed, among other things, to cause all of the shares of Citizens National common stock over which he or she exercises sole rights of voting and disposition (such shares, the “Covered Shares”) to be voted in favor of approving the merger agreement, subject to certain exceptions. As of the record date of the Citizens National special meeting, there were 190,104 Covered Shares subject to support agreements, which represented 13.2% of the Citizens National common stock outstanding. See “The Merger Agreement — Support and Non-Competition Agreements” beginning on page 66.

Q:
If I am a Citizens National stockholder, do I have appraisal or dissenters’ rights?

A:
Yes. Pursuant to the National Bank Act, Citizens National stockholders may dissent from the merger and elect to receive a cash payment for the appraised value of their dissenting shares. In order to perfect dissenters’ appraisal rights, a Citizens National stockholder must comply with the provisions of federal law, which include voting against the merger or giving notice in writing at or before the Citizens National special meeting to the presiding officer that the stockholder dissents from the merger, and confirming such stockholder’s intent to dissent from the merger within 30 days after completion of the merger. See “The Merger — Dissenters’ Appraisal Rights” beginning on page 49. However, it is a condition to closing the merger that not more than 15.0% of the shares of Citizens National common stock constitute dissenting shares with respect to the merger, unless waived by Old Point and Old Point National Bank. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 58.

Q:
Who can I contact if I cannot locate my Citizens National stock certificate(s)?

A:
If you are unable to locate your original Citizens National stock certificate(s), you should contact the exchange agent, Computershare, at 250 Royall Street, Canton, Massachusetts 02021.

Q:
When do you expect to complete the merger?

A:
Old Point and Citizens National currently expect to complete the merger late in the first quarter of 2018 or early in the second quarter of 2018. However, they cannot assure you when or if the merger will occur. Old Point and Citizens National must, among other things, obtain the approval of Citizens National stockholders at the Citizens National special meeting and required regulatory approvals described below in “The Merger Agreement — Conditions to Completion of the Merger” and “The Merger — Regulatory Approvals” beginning on pages 58 and 52, respectively.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of Citizens National common stock will retain their Citizens National common stock and therefore will not receive any consideration for their shares in connection with the merger. Instead, Citizens National will remain an independent bank. In addition, in certain circumstances, a termination fee may be required to be paid by Citizens National. See “The Merger Agreement — Effect of Termination; Termination Fee” beginning on page 65 for a complete discussion of the circumstances under which a termination fee would be required to be paid.

Q:
What happens if I sell or transfer ownership of shares of Citizens National common stock after the record date for the Citizens National special meeting?

A:
The record date for the Citizens National special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of Citizens National common stock after the record date for the Citizens National special meeting, but prior to completion of the merger, you will retain the right to vote at the Citizens National special meeting, but the right to receive the merger consideration will transfer with the shares of Citizens National common stock.

Q:
Whom should I call with questions?

A:
Citizens National stockholders should contact Jeffrey H. Noblin or Elizabeth T. Beale by telephone at (757) 242-4422. You may also obtain more information about the merger and the proxy statement/prospectus by contacting Regan & Associates, Inc., Citizens National’s proxy solicitor, at (800) 737-3426.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. We urge you to read carefully the proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers and from which it incorporates by reference to understand fully the merger and the other matters to be considered at the special meeting. See “Where You Can Find More Information” beginning on page 90. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger (page 35)
In the merger, Old Point will acquire Citizens National by means of the merger of Citizens National into Old Point National Bank, which is a subsidiary of Old Point. Old Point National Bank will be the surviving entity in the merger. We expect to complete the merger late in the first quarter of 2018 or early in the second quarter of 2018.
We have attached the merger agreement to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger.
Merger Consideration (page 54)
Each share of Citizens National common stock issued and outstanding immediately prior to the completion of the merger (other than shares owned directly or indirectly by Old Point or Old Point National Bank or any of their subsidiaries, in each case except for shares held by them in a fiduciary capacity or in satisfaction of a debt previously contacted, or dissenting shares) will be converted into the right to receive (i) 0.1041 shares of Old Point common stock, with cash paid in lieu of fractional shares, and (ii) $2.19 in cash without interest.
The merger consideration, including the conversion ratio, is fixed. Therefore the merger consideration will not change if the trading price of Old Point common stock or the market value of Citizens National common stock changes between now and the time the merger is completed. The trading price of Old Point common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Old Point common stock.
Citizens National’s Reasons for the Merger (page 39)
Citizens National’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Citizens National and its stockholders and has unanimously approved the merger agreement. The Citizens National board of directors unanimously recommends that Citizens National stockholders vote “FOR” the approval of the merger proposal and “FOR” the approval of the adjournment proposal. In making its recommendations, a number of substantive reasons were considered by the Citizens National board, including, among others:
•
a review of the prospects, challenges and risks of Citizens National remaining independent versus merging with Old Point given the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry, and the regulatory and compliance environment;

•
the ability of Citizens National’s stockholders to benefit from the combined company’s potential growth and stock appreciation, and the expectation that the combined company will have superior future earnings and prospects compared to Citizens National’s earnings and prospects on an independent basis;

•
the expected cash dividend payments to be received by Citizens National’s stockholders, as stockholders of Old Point following the merger, due to the quarterly cash dividend paid by Old Point (currently $0.11 per share), although Old Point has no obligation to pay dividends in any particular amounts or at any particular times;

•
the advantages of being part of a larger entity, including the expectation of cost savings and operating efficiencies and the ability of a larger institution to compete in the banking environment and to leverage overhead costs, including the cost of financial technology, which the Citizens National board believes is likely to continue to increase in the future;
•
the financial and other terms of the merger, including that Citizens National stockholders will receive Old Point common stock for a portion of their shares of Citizens National common stock, enabling them to participate in any growth opportunities of the combined company;

•
the value of Old Point common stock and information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of Old Point, taking into account the results of Citizens National’s due diligence investigation of Old Point; and

•
that Old Point common stock is traded on the NASDAQ Capital Market and has substantially greater liquidity than Citizens National common stock.

Citizens National also considered the financial analyses delivered to Citizens National’s board of directors by representatives of Performance Trust Capital Partners, LLC (“Performance Trust”) as well as the opinion of Performance Trust rendered to the Citizens National board of directors on October 27, 2017 with respect to the fairness, as of such date, from a financial point of view, to the holders of Citizens National’s outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.
For additional discussion of the factors considered by Citizens National’s board of directors in reaching its decision to approve the merger agreement, see “The Merger — Citizens National’s Reasons for the Merger; Recommendation of Citizens National’s Board of Directors.”
Citizens National’s Recommendation (page 39)
The Citizens National board of directors believes the merger is fair to and in the best interests of the Citizens National common stockholders. Citizens National’s board of directors unanimously recommends that holders of Citizens National common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Opinion of Citizens National’s Financial Advisor (page 42)
On October 27, 2017, Performance Trust rendered to Citizens National’s board of directors its oral opinion, which was subsequently confirmed in writing, with respect to the fairness, from a financial point of view, to the holders of Citizens National common stock, as of such date, of the merger consideration pursuant to the merger agreement. Performance Trust’s opinion was directed to Citizens National’s board of directors and only addressed the fairness, from a financial point of view, to the holders of Citizens National common stock of the merger consideration and did not address any other aspect or implication of the merger. The references to Performance Trust’s opinion in this proxy statement/prospectus are qualified in their entirety by reference to the full text of Performance Trust’s written opinion, dated October 27, 2017, which is included as Appendix C to this proxy statement/prospectus, and Performance Trust’s opinion sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Performance Trust in preparing its opinion. However, neither Performance Trust’s opinion, nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to Citizens National board of directors or any stockholder of Citizens National as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Performance Trust’s opinion was furnished for the use and benefit of Citizens National’s board of directors (in its capacity as such) in connection with its evaluation of the merger. See “The Merger — Opinion of Citizens National’s Financial Advisor” beginning on page 42.
Old Point’s Reasons for the Merger (page 41)
In reaching its decision to approve and adopt the merger agreement, the Old Point board of directors consulted with Old Point’s management, as well as its financial and legal advisors, and considered a number of factors in favor of the merger, as well as a number of potentially negative factors. For more detail concerning the factors considered by the Old Point board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger — Old Point’s Reasons for the Merger.”
Dissenters’ Appraisal Rights (page 49)
Holders of Citizens National common stock have dissenters’ appraisal rights in connection with the merger under applicable federal law. If the merger is approved by the required vote of Citizens National stockholders and is consummated, any record holder of Citizens National common stock may require Old Point to pay the fair or appraised value of such holder’s common stock, determined as of the effective time of the merger, by complying with the procedures set forth in the National Bank Act. For more detail regarding dissenters’ appraisal rights, see the section entitled “The Merger — Dissenters’ Appraisal Rights.”
Accounting Treatment (page 53)
Old Point will account for the merger under the acquisition method of accounting under accounting principles generally accepted in the United States (“GAAP”).
Material U.S. Federal Income Tax Consequences (page 69)
The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Troutman Sanders LLP has delivered to Old Point, and Williams Mullen has delivered to Citizens National, their respective opinions (Exhibits 8.1 and 8.2 to the registration statement, respectively) that, for U.S. federal income tax purposes, subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences” beginning on page 69, the merger will qualify as a reorganization. Additionally, it is a condition to Old Point’s and Citizens National’s obligations to complete the merger that they each receive a tax opinion, dated the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, a holder of Citizens National common stock generally will not recognize gain or loss for federal income tax purposes on the exchange of shares of Citizens National common stock for Old Point common stock, except with respect to cash received (i) on the exchange of shares of Citizens National common stock, (ii) in lieu of fractional shares of Old Point common stock, or (iii) upon the exercise of dissenters’ appraisal rights.
The tax consequences of the merger to you will depend on your own situation and the consequences described in this proxy statement/prospectus may not apply to you. Citizens National stockholders will also be required to file certain information with their U.S. federal income tax returns and to retain certain records with regard to the merger. In addition, you may be subject to state, local or foreign tax laws and consequences that are not addressed in this proxy statement/prospectus. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.
Treatment of Citizens National Stock Options and Warrants (page 55)
Upon completion of the merger, each outstanding and unexercised option to acquire Citizens National common stock, whether or not vested, shall be cancelled and cease to represent a right to acquire Citizens National common stock and shall be converted into the right to receive a cash payment equal to the product of  (i) the difference between (A) the Conversion Price (as defined in the section entitled “The Merger Agreement — Treatment of Citizens National Stock Options and Stock Warrants”), and (B) the per share exercise price of the Citizens National stock option immediately prior to the effective time of the merger; and (ii) the number of shares of Citizens National common stock subject to such Citizens National stock option. If the exercise price of a Citizens National stock option immediately prior to the completion of the merger is greater than the Conversion Price of such stock option, then in the merger such stock option shall be cancelled without any payment made in exchange therefor.
Upon completion of the merger, each outstanding and unexercised warrant to acquire Citizens National common stock shall cease to represent a right to acquire Citizens National common stock and shall be converted into the right to receive a cash payment in an amount equal to the product of  (i) the difference between (A) the Conversion Price and (B) the per share exercise price of the Citizens National warrant immediately prior to the effective time of the merger; and (ii) the number of shares of Citizens National common stock subject to such Citizens National warrant. If the exercise price of a Citizens National warrant immediately prior to the completion of the merger is greater than the Conversion Price of such warrant, then in the merger such warrant shall be cancelled without any payment made in exchange therefor.
Old Point Financial Corporation and The Old Point National Bank of Phoebus (page 74)
Old Point is the parent company of Old Point National Bank and Old Point Trust. Old Point National Bank is a locally managed community bank serving the Hampton Roads localities of Chesapeake, Hampton, Isle of Wight County, Newport News, Norfolk, Virginia Beach, Williamsburg/James City County and York County. Old Point National Bank currently has 18 branch offices and is the parent company of Old Point Mortgage, LLC, which provides mortgage origination services. Old Point Trust is a wealth management services provider.
As of September 30, 2017, Old Point had total consolidated assets of approximately $954.5 million, consolidated net loans held for investment of approximately $692.0 million, total consolidated deposits through Old Point National Bank of approximately $782.4 million, and consolidated stockholders’ equity of approximately $97.6 million.
The principal executive office of Old Point is located at 1 West Mellen Street, Hampton, Virginia 23663, and its telephone number is (757) 728-1200.
Citizens National Bank (page 73)
Citizens National Bank is a community bank organized under the laws of the United States of America as a national banking association in May 2002. Citizens National serves Isle of Wight County, the cities of Suffolk and Franklin, and other areas of Hampton Roads and Southeastern Virginia from one full-service banking office located at 11407 Windsor Blvd., Windsor, Virginia 23487.
At September 30, 2017, Citizens National had total assets of  $50.0 million, net loans of  $42.6 million and deposits of  $41.9 million.
The principal executive office of Citizens National is located at 11407 Windsor Blvd., Windsor, Virginia 23487, and its telephone number is (757) 242-4422.
The Citizens National Special Meeting (page 31)
The Citizens National special meeting will be held on March 13, 2018 at 4:00 p.m. local time, at Citizens National’s main office located at 11407 Windsor Boulevard, Windsor, Virginia 23487. At the special meeting, the holders of Citizens National common stock will be asked to consider and vote on the following:
•
the merger proposal;

•
the adjournment proposal; and

•
such other business as may properly come before the special meeting or any adjournment, postponement or continuance of the special meeting.

Citizens National Record Date; Votes Required (page 32)
Citizens National stockholders can vote at the special meeting if they owned shares of Citizens National common stock at the close of business on January 12, 2018, which is the record date for the special meeting. On the record date, Citizens National had approximately 1,440,727 shares of common stock outstanding and approximately 791 stockholders of record entitled to vote. Each holder of Citizens National common stock can cast one vote for each share of Citizens National common stock owned on that date.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Citizens National common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of Citizens National common stock with respect to routine matters, they do not have discretionary power to vote your shares of Citizens National common stock on non-routine matters. All proposals for consideration at the Citizens National special meeting are non-routine matters and therefore your broker will not be able to vote your shares of Citizens National common stock with respect to these proposals unless the broker received appropriate instructions from you.
If a quorum exists, the approval of the merger proposal requires the affirmative vote of at least two-thirds of the outstanding shares of Citizens National common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect on the outcome of the vote on this proposal as votes against this proposal.
Approval of the adjournment proposal requires the affirmative vote of a majority of the outstanding shares of Citizens National common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect on the outcome of the vote on this proposal as votes against this proposal.
As of the record date, Citizens National directors and executive officers, and their affiliates, beneficially held approximately 18.4% of the outstanding shares of Citizens National common stock entitled to vote at the special meeting. Citizens National currently expects that each of these individuals will vote their shares of Citizens National common stock in favor of the proposals to be presented at the special meeting. Further, Citizens National directors have entered into support and non-competition agreements that obligate each director to vote shares of Citizens National common stock over which each such director has sole voting and dispositive power for approval of the merger agreement, the merger and the other transactions contemplated thereby. The shares subject to these support and non-competition agreements represent approximately 13.2% of the Citizens National common stock entitled to vote at the special meeting.
Conditions to Completion of the Merger (page 58)
The obligations of Old Point, Old Point National Bank and Citizens National to complete the merger depend on a number of conditions being satisfied or waived, including:
•
Citizens National stockholders’ approval of the merger agreement;

•
approval of the merger by the necessary federal and state regulatory authorities;

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part and no stop order suspending the effectiveness thereof shall have been issued;

•
authorization for the listing on the NASDAQ Capital Market of the shares of Old Point common stock to be issued in the merger;

•
absence of any law, court order or regulatory or administrative ruling prohibiting the merger;

•
receipt of opinions from counsel to Old Point and Citizens National that the merger will be treated as a “reorganization” under Section 368(a) of the Code;

•
all of the directors of Citizens National have entered into a support agreement, and all such agreements remain in effect;

•
all of the holders of warrants to acquire Citizens National common stock have entered into a warrant cancellation agreement, and all such agreements remain in effect;

•
the accuracy of the other party’s representations and warranties subject to the material adverse effect standard in the merger agreement;

•
the performance by the other party in all material respects of all obligations contained in the merger agreement;

•
no material adverse effect with respect to Citizens National or with respect to Old Point and Old Point National Bank shall have occurred;

•
the effectiveness of certain agreements and releases related to employment agreements between Citizens National and its executive officers; and

•
Citizens National stockholders shall not have asserted dissenters’ appraisal rights with respect to more than 15% of the outstanding shares of Citizens National common stock.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Timing of the Merger (page 55)
Old Point and Citizens National expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after receipt of all required regulatory approvals and after approval of the Citizens National common stockholders is received at the Citizens National special meeting. We currently expect to complete the merger late in the first quarter of 2018 or early in the second quarter of 2018. However, it is possible that factors outside of Old Point’s or Citizens National’s control could require us to complete the merger at a later time or not to complete it at all.
Regulatory Approvals (page 52)
We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Office of the Comptroller of the Currency (the “OCC”) and the Virginia State Corporation Commission (the “VSCC”). Once the Federal Reserve and the OCC approve the merger, we have to wait from 15 to 30 days from the later of these approvals before we can complete the merger. During that time, the Department of Justice may challenge the merger. As of the date of this proxy statement/prospectus, we have not yet received the required regulatory approvals. While we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after completion of the merger.
Termination of the Merger Agreement (page 64)
Old Point, Old Point National Bank and Citizens National may mutually agree to terminate the merger agreement at any time.
Old Point and Old Point National Bank or Citizens National may terminate the merger agreement if:
•
provided that such party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated in the merger agreement;

•
provided that such party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, if the other party’s conditions to closing in the merger agreement have not been satisfied within five business days of the last joint condition to closing, which lack of satisfaction (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such failure and (ii) has not been waived by the party seeking to terminate the merger agreement;

•
the merger has not been completed by June 30, 2018, unless the failure of the merger to be consummated is due to (i) the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement or, (ii) if Citizens National is the party seeking termination, the failure of any director of Citizens National to perform or observe his or her covenants and agreements under the relevant support agreement;
•
the approval of any governmental authority required for consummation of the merger shall have been denied by final, nonappealable action or an application therefor shall have been permanently withdrawn at the request of the governmental authority, unless such denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants of such party in the merger agreement; or

•
the merger agreement is not approved by the stockholders of Citizens National.

Old Point and Old Point National Bank may terminate the merger agreement if:
•
(i) Citizens National has materially breached its obligations under the merger agreement with respect to alternate acquisition proposals; (ii) the Citizens National board of directors approves, adopts endorses or recommends any acquisition proposal; (iii) Citizens National’s board of directors fails to recommend to Citizens National’s stockholders the merger agreement or withdraws, modifies or changes such recommendation in a manner adverse to Old Point; or (iv) Citizens National has failed to call, give notice of, convene and hold a meeting of its stockholders to vote upon the merger agreement, as contemplated in the merger agreement; or

•
if a tender offer or exchange offer for 20% or more of the outstanding shares of Citizens National’s common stock is commenced (other than by Old Point and Old Point National Bank), and the Citizens National board of directors recommends that the stockholders of Citizens National tender their shares in such offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, Old Point and Old Point National Bank or Citizens National may terminate the merger agreement at any time prior to the special meeting in order for Citizens National to enter concurrently into an agreement with respect to a superior proposal (as defined in the section entitled “The Merger Agreement — No Solicitation”) if Citizens National satisfies its obligations related to superior proposals provided in the merger agreement, including payment of the termination fee.
Termination Fee (page 65)
The merger agreement provides that Citizens National shall pay Old Point a termination fee of $375,000 in the following circumstances:
•
the merger agreement is terminated because (i) Citizens National has materially breached its obligations under the merger agreement with respect to alternate acquisition proposals; (ii) the Citizens National board of directors approves, adopts endorses or recommends any acquisition proposal; (iii) Citizens National’s board of directors fails to recommend to Citizens National’s stockholders the merger agreement or withdraws, modifies or changes such recommendation in a manner adverse to Old Point; or (iv) Citizens National has failed to call, give notice of, convene and hold a meeting of its stockholders to vote upon the merger agreement;

•
the merger agreement is terminated upon the commencement of a tender offer or exchange offer for 20% or more of the outstanding shares of Citizens National’s common stock (other than by Old Point and Old Point National Bank), in which the Citizens National board of directors recommends that the stockholders of Citizens National tender their shares or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;

•
the merger agreement is terminated, (i)(A) by Old Point and Old Point National Bank as a result of a breach of the merger agreement by Citizens National, (B) by either Old Point and Old Point National Bank or Citizens National as a result of the other party’s delay if no vote of Citizens National’s stockholders with respect to the merger agreement shall have then occurred or (C) by either Old Point and Old Point National Bank or Citizens National due to a failure to obtain the required vote of stockholders of Citizens National at the meeting called to vote on the merger agreement if an alternative acquisition proposal has been publicly announced or otherwise communicated to the senior management or board of directors of Citizens National either prior to the date of termination of the merger agreement for clauses (A) and (B) or prior to the taking of a stockholder vote for clause (C), and (ii)(A) Citizens National enters into an agreement with respect to an alternative acquisition proposal within 12 months after the merger agreement is terminated (regardless of whether such transaction is consummated) or (B) Citizens National consummates a transaction with respect to an alternative acquisition proposal otherwise than pursuant to an agreement with Old Point within 15 months after the merger agreement is terminated; or
•
the merger agreement is terminated by Old Point and Old Point National Bank or Citizens National in order for Citizens National to enter concurrently into an agreement with respect to an unsolicited acquisition proposal that was received and considered in compliance with the terms of the merger agreement.

No Solicitation (page 63)
Citizens National has agreed that it will not directly or indirectly (i) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any “acquisition proposal” (as defined in the section entitled “The Merger Agreement — No Solicitation” beginning on page 63), (ii) provide any confidential information or data to any person relating to any acquisition proposal, (iii) participate in any discussions or negotiations regarding any acquisition proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Old Point or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (vi) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.
The merger agreement does not, however, prohibit Citizens National from considering a superior proposal from a third party if certain conditions are met.
Waiver and Amendment (page 66)
Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefitted by the provision or amended or modified at any time by written agreement of the parties, except that after the stockholders of Citizens National have approved the merger agreement no amendment or modification which by law requires further approval by the stockholders of Citizens National may be made without obtaining such approval.
Support Agreements (page 66)
Each of the directors of Citizens National has entered into a support agreement with Old Point pursuant to which he or she agreed, among other things, to cause all of the shares of Citizens National common stock over which he or she exercises sole rights of voting and disposition to be voted in favor of approving the merger agreement, subject to certain exceptions. As of the record date of the Citizens National special meeting, there were 190,104 Covered Shares subject to support agreements, which represented 13.2% of the Citizens National common stock outstanding.
In addition, the Citizens National directors also agreed not to transfer directly or indirectly their Covered Shares, subject to certain exceptions, without the prior written consent of Old Point and to refrain from taking certain actions with respect to any third party inquiries or proposals relating to the disposition of Citizens National’s business or assets, the acquisition of voting securities of Citizens National or the merger of Citizens National with any person other than Old Point or a subsidiary of Old Point. The support agreements also contain negative covenants that limit the ability of Citizens National directors to compete with Old Point, Old Point National Bank, Old Point Trust, or any subsidiary or affiliate thereof for a period of 12 months from the effective time of the merger. See “The Merger Agreement — Support and Non-Competition Agreements” beginning on page 66.
Warrant Cancellation Agreements (page 68)
Each holder of Citizens National warrants has agreed to the cancellation of all of his or her Citizens National warrants at the effective time of the merger, in exchange for the consideration set forth in the merger agreement. On October 27, 2017, each of the holders of Citizens National warrants entered into a warrant cancellation agreement with Old Point. Among other conditions, Old Point’s and Old Point National Bank’s respective obligations to complete the merger are subject to such warrant cancellation agreements remaining in full force and effect.
Interests of Citizens National Directors and Executive Officers in the Merger that Differ from Your Interests (page 50)
The directors and executive officers of Citizens National may have interests in the merger that differ from, or are in addition to, their interests as holders of Citizens National common stock. These interests exist because of, among other things, employment agreements that the executive officers have entered into with Citizens National and potential payments and benefits under these agreements, rights that these executive officers have under Citizens National’s benefits plans, potential arrangements to continue as employees of Old Point National Bank following the merger, and rights to indemnification and directors and officers insurance following the merger.
The Citizens National board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.
Dividend Information (page 28)
Old Point is currently paying a quarterly cash dividend on shares of its common stock at a rate of $0.11 per share. Old Point has no current intention to change its dividend strategy of paying a quarterly cash dividend, but has and will continue to evaluate that decision based on a quarterly review of earnings, growth, capital and such other factors that the Old Point board of directors considers relevant to the dividend decision process.
Citizens National is not currently paying a quarterly cash dividend on shares of its common stock, and under the merger agreement it is restricted from paying dividends on shares of its common stock before completion of the merger without the prior consent of Old Point.
Listing of Old Point Common Stock (page 28)
Old Point will list the shares of its common stock to be issued in the merger on the NASDAQ Capital Market.
Market Prices and Share Information (page 28)
Old Point common stock is listed on the NASDAQ Capital Market under the symbol “OPOF” and Citizens National common stock is quoted on the OTC Markets Group’s Pink marketplace (the “OTC Pink”) under the symbol “CNBV.” The following table sets forth the closing sale prices per share of Old Point common stock as reported on the NASDAQ Capital Market, and the closing prices of Citizens National common stock as reported on the OTC Pink, on October 27, 2017, the last trading day before we announced the signing of the merger agreement, and on January 29, 2018, the last trading day before the date of this proxy statement/prospectus.
	Old Point Common Stock	Citizens National Common Stock	Equivalent Market Value Per Share of Citizens National(1)
October 27, 2017	$32.00	$4.44(2)	$5.52
January 29, 2018	$29.33	$5.10(3)	$5.24

(1)
The equivalent value of the per share merger consideration represents the sum of  $2.19, the cash portion of the per share merger consideration, plus the stock portion of the merger consideration based on the product of the conversion ratio of 0.1041 and the closing prices of Old Point common stock of  $32.00 on October 27, 2017 and $29.33 on January 29, 2018, respectively.

(2)
The most recent trade of Citizens National common stock as reported on the OTC Markets Group’s Pink marketplace on or before October 27, 2017, the last trading day before we announced the signing of the merger agreement, occurred on October 25, 2017 at a price of  $4.44.

(3)
The most recent trade of Citizens National common stock as reported on the OTC Markets Group’s Pink marketplace on or before January 30, 2018, the date of this proxy statement/prospectus, occurred on January 24, 2018 at a price of  $5.10.

Old Point cannot assure Citizens National stockholders that its stock price will continue to trade at or above, as applicable, the prices shown in the table above. You should obtain current stock price quotations for Old Point common stock and Citizens National common stock from a newspaper, via the Internet or by calling your broker.
Material Differences in the Rights of Old Point Common Stockholders and Citizens National Common Stockholders (page 76)
The rights of holders of Old Point common stock are governed by Virginia law and the articles of incorporation and bylaws of Old Point. The rights of holders of Citizens National common stock are governed by the National Bank Act and by the articles of association and bylaws of Citizens National. Upon completion of the merger, the rights of holders of Old Point common stock, including former stockholders of Citizens National, will be governed by Virginia law and the articles of incorporation and bylaws of Old Point.
This proxy statement/prospectus contains descriptions of the material differences in rights of holders of Old Point common stock and holders of Citizens National common stock.
Risk Factors (page 20)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote on the merger proposal and adjournment proposal. In particular, you should consider the factors in “Risk Factors” beginning on page 20.

SELECTED HISTORICAL FINANCIAL DATA OF OLD POINT
The following tables set forth certain of Old Point’s consolidated financial data as of the end of and for each of the years in the five year period ended December 31, 2016, and as of and for the nine months ended September 30, 2017 and 2016. The historical consolidated financial information as of the end and for each of the years in the five year period ended December 31, 2016 is derived from Old Point’s audited consolidated financial statements. The consolidated financial information as of and for the nine-month periods ended September 30, 2017 and 2016 is derived from Old Point’s unaudited consolidated financial statements. In Old Point’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the nine months ended September 30, 2017 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ended December 31, 2017.
The selected historical financial data below is only a summary and should be read in conjunction with Old Point’s consolidated financial statements and related notes thereto, which are incorporated by reference into this proxy statement/prospectus.
	Nine Months Ended September 30, (unaudited)		Twelve Months Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(dollars in thousands except per share data)
RESULTS OF OPERATIONS
Interest income	$24,354	$22,236	$29,826	$30,295	$30,289	$29,823	$32,580
Interest expense	2,098	1,934	2,574	3,632	3,849	4,680	5,774
Net interest income	22,256	20,302	27,252	26,663	26,440	25,143	26,806
Provision for loan losses	2,925	1,300	1,930	1,025	600	1,300	2,400
Net interest income after provision for loan losses	19,331	19,002	25,322	25,638	25,840	23,843	24,406
Noninterest income	10,615	10,278	13,466	13,136	12,644	12,773	14,959
Noninterest expenses	27,092	26,265	34,831	35,086	34,172	33,105	34,183
Income before income taxes	2,854	3,015	3,957	3,688	4,312	3,511	5,182
Income tax expense (benefit)	(6)	113	160	54	196	348	995
Net income	$2,860	$2,902	$3,797	$3,634	$4,116	$3,163	$4,187
FINANCIAL CONDITION
Total assets	$954,497	$905,756	$902,966	$896,787	$876,280	$864,288	$907,499
Securities available for sale, at fair value	164,112	162,219	199,365	214,192	139,346	155,639	329,456
Loans held for investment, net of deferred fees and costs	700,996	593,920	603,882	568,475	535,994	500,699	471,133
Allowance for loan losses	8,951	7,780	8,245	7,738	7,075	6,831	7,324
Deposits	782,445	764,497	784,502	746,471	716,654	725,405	753,816
Total borrowings	68,885	38,239	18,704	50,950	67,816	56,586	62,226
Total liabilities	856,856	809,289	808,976	803,611	787,783	783,527	818,199
Stockholders' equity	97,641	96,467	93,990	93,176	88,497	80,761	89,300
PERTINENT RATIOS
Return on average assets	0.41%	0.44%	0.43%	0.41%	0.47%	0.36%	0.48%
Return on average equity	3.97%	4.07%	3.99%	4.02%	4.81%	3.73%	4.76%
Net interest margin (FTE)	3.67%	3.67%	3.66%	3.56%	3.57%	3.23%	3.40%
Efficiency ratio	82.42%	85.89%	85.54%	88.16%	87.43%	87.31%	81.85%
Tier 1 capital (to risk weighted assets)	10.98%	12.50%	13.39%	13.78%	14.36%	14.50%	15.64%
Total capital (to risk weighted assets)	12.08%	13.58%	14.51%	14.89%	15.44%	15.58%	16.89%
Leverage ratio	9.54%	10.04%	10.68%	10.93%	10.75%	10.37%	10.08%
Tangible common equity/tangible assets	10.23%	10.65%	10.41%	10.39%	10.10%	9.34%	9.84%
Cash dividends declared	$0.33	$0.30	$0.40	$0.34	$0.26	$0.22	$0.20
Book value	$19.49	$19.45	$18.94	$18.79	$17.85	$16.29	$18.01

	Nine Months Ended September 30, (unaudited)		Twelve Months Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(dollars in thousands except per share data)
Asset Quality
Nonaccrual loans	$10,212	$8,550	$7,159	$4,582	$5,570	$11,324	$10,632
OREO	$—	$1,141	$1,067	$2,741	$5,106	$6,415	$6,574
ALL/total outstanding loans	1.28%	1.31%	1.37%	1.36%	1.32%	1.36%	1.55%
Nonaccrual loans/total loans	1.46%	1.44%	1.19%	0.81%	1.04%	2.26%	2.26%
ALL/nonaccrual loans	87.65%	90.99%	115.17%	168.88%	127.02%	60.32%	68.89%
NPAs/total outstanding loans	2.02%	2.07%	1.84%	1.88%	2.20%	3.65%	3.75%
Net charge-offs/total average loans	0.34%	0.22%	0.24%	0.06%	0.07%	0.38%	0.75%
Provision/total average loans	0.45%	0.22%	0.33%	0.18%	0.12%	0.28%	0.50%
Per Share Data
Earnings per share, basic	$0.57	$0.59	$0.77	$0.73	$0.83	$0.64	$0.84
Earnings per share, diluted	$0.57	$0.59	$0.77	$0.73	$0.83	$0.64	$0.84
Cash dividends paid per share	$0.33	$0.30	$0.40	$0.34	$0.26	$0.22	$0.20
Market value per share	$32.40	$20.66	$25.00	$17.16	$15.00	$12.82	$11.05
Book value per share	$19.49	$19.45	$18.94	$18.79	$17.85	$16.29	$18.01
Tangible book value per share	$19.49	$19.45	$18.94	$18.79	$17.85	$16.29	$18.01
Price to earnings ratio, diluted	42.63	26.26	32.47	23.51	18.07	20.03	13.15
Price to book value ratio	1.66	1.06	1.32	0.91	0.84	0.79	0.61
Dividend payout ratio	57.89%	50.85%	51.95%	46.58%	31.33%	34.38%	23.81%
Weighted average shares outstanding, basic	4,985,135	4,959,009	4,959,173	4,959,009	4,959,009	4,959,009	4,959,009
Weighted average shares outstanding, diluted	4,997,231	4,959,009	4,960,934	4,959,009	4,959,009	4,959,009	4,959,009

SELECTED HISTORICAL FINANCIAL DATA OF CITIZENS NATIONAL
The following tables set forth certain of Citizens National’s financial data as of the end of and for each of the years in the five year period ended December 31, 2016, and as of and for the nine months ended September 30, 2017 and 2016. The historical financial information as of the end and for each of the years in the five year period ended December 31, 2016 is derived from Citizens National’s audited financial statements. The financial information as of and for the nine-month periods ended September 30, 2017 and 2016 is derived from Citizens National’s unaudited financial statements. In Citizens National’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the nine months ended September 30, 2017 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ended December 31, 2017.
The selected historical financial data below is only a summary and should be read in conjunction with Citizens National’s financial reports that it files with its regulators on a quarterly basis and other publicly available information regarding Citizens National. See “Where you Can Find More Information” beginning on page 90.
	Nine Months Ended September 30, (unaudited)		Twelve Months Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(dollars in thousands except per share data)
RESULTS OF OPERATIONS
Interest income	$1,990	$2,021	$2,669	$2,838	$2,993	$2,895	$2,916
Interest expense	264	290	380	436	495	638	776
Net interest income	1,726	1,731	2,289	2,402	2,498	2,257	2,140
Provision for loan losses	5	—	—	—	50	491	88
Net interest income after provision for loan losses	1,721	1,731	2,289	2,402	2,448	1,766	2,052
Noninterest income	80	99	148	144	154	203	205
Noninterest expenses	1,747	1,688	2,292	2,317	2,312	2,303	2,014
Income (loss) before income taxes	54	142	145	229	290	(334)	243
Income tax expense (benefit)	19	—	(778)	—	—	—	—
Net income (loss)	$35	$142	$923	$229	$290	$(334)	$243
FINANCIAL CONDITION
Total assets	$50,009	$51,982	$50,826	$54,927	$55,623	$54,225	$55,053
Securities available for sale, at fair value	3,588	5,239	4,096	4,618	4,984	7,453	9,924
Loans held for investment	43,276	41,536	39,385	40,344	43,861	42,959	40,213
Allowance for loan losses	645	660	657	648	661	801	530
Deposits	41,918	44,697	42,873	47,901	48,836	47,917	47,974
Total liabilities	42,109	44,817	42,996	48,006	48,938	48,035	48,120
Stockholders' equity	7,900	7,165	7,830	6,921	6,685	6,190	6,933
PERTINENT RATIOS
Return on average assets	0.09%	0.35%	1.74%	0.41%	0.52%	(0.59)%	0.45%
Return on average equity	0.59%	2.67%	12.99%	3.31%	4.46%	(4.88)%	3.53%
Net interest margin	4.89%	4.44%	4.52%	4.56%	4.77%	4.13%	4.15%
Efficiency ratio	96.73%	92.24%	94.05%	91.01%	87.18%	93.62%	85.88%
Tier 1 capital (to risk weighted assets)	16.70%	16.61%	18.51%	17.02%	15.57%	15.78%	16.41%
Total capital (to risk weighted assets)	17.96%	17.86%	19.77%	18.28%	16.82%	17.04%	17.66%
Leverage ratio	15.22%	13.39%	14.65%	12.55%	11.99%	11.45%	12.20%
Tangible common equity/tangible assets	15.80%	13.78%	15.41%	12.60%	12.02%	11.42%	12.59%

	Nine Months Ended September 30, (unaudited)		Twelve Months Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(dollars in thousands except per share data)
Asset Quality
Nonaccrual loans	$162	$182	$162	$—	$—	$1,375	$679
OREO	$167	$196	$167	$439	$675	$470	$556
ALL/total outstanding loans	1.49%	1.59%	1.67%	1.61%	1.51%	1.86%	1.32%
Nonaccrual loans/total loans	0.37%	0.44%	0.41%	—%	—%	3.20%	1.69%
ALL/nonaccrual loans	398.15%	362.64%	405.56%	—%	—%	58.25%	78.06%
NPAs/total outstanding loans	0.76%	0.91%	0.84%	1.09%	1.54%	4.29%	3.07%
Net (recoveries) charge-offs/total average loans	0.06%	(0.04)%	(0.02)%	0.03%	0.42%	0.52%	0.27%
Provision/total average loans	0.03%	—%	—%	—%	0.11%	1.16%	0.22%
Per Share Data
Earnings (loss) per share, basic and diluted	$0.03	$0.13	$0.64	$0.16	$0.20	$(0.23)	$0.17
Market value per share	$5.18	$3.24	$3.25	$2.50	$1.95	$2.10	$0.78
Book value per share	$5.48	$4.97	$5.43	$4.80	$4.64	$4.30	$4.75
Tangible book value per share	$5.48	$4.97	$5.43	$4.80	$4.64	$4.30	$4.81
Price to earnings ratio	172.67	24.92	5.08	15.63	9.75	(9.13)	4.59
Price to book value ratio	0.95	0.65	0.60	0.52	0.42	0.49	0.16
Weighted average shares outstanding, basic and diluted	1,440,727	1,440,727	1,440,727	1,440,727	1,440,727	1,440,727	1,460,354

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 26, Citizens National stockholders should consider carefully the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Old Point’s business is also subject to numerous risks and uncertainties described in its Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent documents filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 90.
Risks Associated with the Merger
Because the market price of Old Point common stock will fluctuate, Citizens National stockholders cannot be sure of the value of the merger consideration they will receive.
Upon completion of the merger, each share of Citizens National common stock will be converted into the merger consideration consisting of shares of Old Point common stock and cash. The market value of the merger consideration received by Citizens National stockholders will vary with the price of Old Point’s common stock, and there will be no adjustment to the merger consideration for changes in the market price of either shares of Old Point common stock or shares of Citizens National common stock. Old Point’s stock price changes daily as a result of a variety of other factors in addition to the business and relative prospects of Old Point, including general market and economic conditions, industry trends, and the regulatory environment. These factors are beyond Old Point’s control. Therefore, at the time of the special meeting, holders of Citizens National common stock will not know the precise market value of the consideration they will receive at the effective time of the merger. Stockholders should obtain current market quotations for shares of Old Point common stock and for shares of Citizens National common stock.
The market price of Old Point common stock after the merger may be affected by factors different from those affecting the shares of Citizens National or Old Point currently.
Upon completion of the merger, holders of Citizens National common stock that receive stock consideration in the merger will become holders of Old Point common stock. Old Point’s business differs from that of Citizens National, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Old Point or Citizens National. For a discussion of the businesses of Old Point and Citizens National and of certain factors to consider in connection with those businesses, see “Information about Old Point,” “Information about Citizens National” and “Where You Can Find More Information” which describes the documents incorporated by reference herein, beginning on pages 74, 73 and 90, respectively.
The integration of the operations of Citizens National into Old Point may be more difficult than anticipated.
The success of the merger will depend on a number of factors including, but not limited to, Old Point’s ability to:
•
timely and successfully integrate the operations and data processing of Old Point and Citizens National;

•
retain key employees, and retain and attract qualified personnel to, Old Point and Citizens National;

•
maintain existing relationships with depositors in Citizens National to minimize withdrawals of deposits prior to and subsequent to the merger;

•
maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Citizens National;

•
control the incremental noninterest expense from Citizens National to maintain overall operating efficiencies; and

•
compete effectively in the communities served by Old Point and Citizens National and in nearby communities.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.
Before the merger may be completed, Old Point must obtain various approvals or consents from the Federal Reserve, the OCC and the VSCC. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Old Point and Citizens National do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Old Point following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. The merger agreement contains a condition to the obligation of each of Old Point, Old Point National Bank and Citizens National to close the merger that the required regulatory approvals not contain any conditions, restrictions or requirements that the Old Point board of directors reasonably determines in good faith would materially reduce the benefits of the merger and the transactions contemplated by the merger agreement to such a degree that Old Point would not have entered into the merger agreement had such conditions, restrictions or requirements been known at the date of the merger agreement. See “The Merger — Regulatory Approvals” beginning on page 52.
Combining the two companies may be more difficult, costly or time-consuming than expected.
The success of the merger will depend, in part, on Old Point’s ability to realize the anticipated benefits and cost savings from combining the businesses of Old Point and Citizens National and to combine the businesses of Old Point and Citizens National in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of Citizens National or decreasing revenues due to loss of customers. If Old Point is not able to successfully combine these businesses, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.
Old Point and Citizens National have operated and, until the completion of the merger, will continue to operate, independently. After the completion of the merger, Old Point expects to integrate Citizens National’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Old Point’s ability to successfully conduct its business in the market in which Citizens National now operates, which could have an adverse effect on Old Point’s financial results and the value of its common stock. If Old Point experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Citizens National to lose customers or cause customers to remove their accounts from Citizens National and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Citizens National and Old Point during this transition period and for an undetermined period after consummation of the merger.
Old Point may fail to realize the cost savings estimated for the merger.
Although Old Point estimates that it will realize cost savings (excluding one-time costs and expenses associated with the merger with Citizens National) from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. In addition, future business developments may require Old Point to continue to operate or maintain some support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Old Point’s ability to combine the businesses of Old Point and Citizens National in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Old Point is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.
The merger with Citizens National may distract management of Old Point from its other responsibilities.
The acquisition of Citizens National could cause the management of Old Point to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Old Point. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Old Point.
If the merger is not completed, Old Point and Citizens National will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of Old Point and Citizens National has incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Old Point and Citizens National would have to recognize these expenses without realizing the expected benefits of the merger.
Citizens National stockholders will have less influence as stockholders of Old Point than as stockholders of Citizens National.
Citizens National stockholders currently have the right to vote in the election of the board of directors of Citizens National and on other matters affecting Citizens National. Following the merger, the stockholders of Citizens National as a group will own approximately 3% of the common stock of Old Point. When the merger occurs, each Citizens National stockholder that receives shares of Old Point common stock will become a stockholder of Old Point with a percentage ownership of the combined organization much smaller than such stockholder’s percentage ownership of Citizens National. Because of this, Citizens National stockholders will have less influence on the management and policies of Old Point than they now have on the management and policies of Citizens National. In addition, Old Point and Citizens National expect that no member of Citizens National’s board of directors will become a director of Old Point or Old Point National Bank following the effective time of the merger.
Directors and executive officers of Citizens National have interests in the merger that differ from the interests of non-director or non-management stockholders.
Citizens National stockholders should be aware that some of the directors and executive officers of Citizens National may have interests in the merger that differ from, or are in addition to, their interests as holders of Citizens National common stock. The Citizens National board of directors was aware of these interests and took them into account in its decision to approve the merger agreement. These interests exist because of, among other things, employment agreements that the executive officers have entered into with Citizens National and potential payments and benefits under these agreements, rights that these executive officers have under Citizens National’s benefits plans, potential arrangements to continue as employees of Old Point National Bank following the merger, and rights to indemnification and directors and officers insurance following the merger.
The fairness opinion obtained by Citizens National from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.
Although Citizens National obtained a fairness opinion dated October 27, 2017 from its financial advisor, Performance Trust, as described below, Citizens National has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Citizens National or Old Point, general market and economic conditions and other factors that may be beyond the control of Citizens National and Old Point, and on which the fairness opinion was based, may alter the value of Citizens National or Old Point or the prices of shares of Citizens National common stock or Old Point common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Citizens National does not anticipate asking its financial advisor to update its opinion, the October 27, 2017 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. The opinion is included as Appendix C to this proxy statement/prospectus. For a description of the opinion that Citizens National received from its financial advisor, please refer to “The Merger — Opinion of Citizens National’s Financial Advisor” beginning on page 42. For a description of the other factors considered by Citizens National’s board of directors in determining to approve the merger, please refer to “The Merger — Citizens National’s Reasons for the Merger; Recommendation of Citizens National’s Board of Directors” beginning on page 39.
The merger will not be completed unless important conditions are satisfied or waived.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of Old Point and Citizens National may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Old Point and Citizens National are obligated to complete the merger:
•
the merger agreement must be approved by the requisite vote of the holders of outstanding shares of Citizens National common stock;

•
all regulatory approvals must be obtained;

•
no governmental authority of competent jurisdiction has taken any action that prohibits consummation of the merger;

•
the registration statement (of which this proxy statement/prospectus is a part) registering shares of Old Point common stock to be issued in the merger has been declared effective and no stop order shall have been issued or threatened by the SEC; and

•
the shares of Old Point common stock to be issued in the merger have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

For a more detailed description of the conditions set forth in the merger agreement that must be satisfied or waived to complete the merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 58.
Termination of the merger agreement could negatively impact Citizens National.
If the merger agreement is terminated, there may be various consequences. For example, Citizens National’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and Citizens National’s board of directors seeks another merger or business combination, Citizens National stockholders cannot be certain that Citizens National will be able to find a party willing to pay the equivalent or greater consideration than that which Old Point has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Citizens National’s board of directors, Citizens National may be required to pay Old Point a termination fee of $375,000.
If a substantial number of stockholders of Citizens National exercise dissenters’ appraisal rights, Old Point and Citizens National may not be able to complete the merger and may incur significant additional costs.
Stockholders of Citizens National are entitled to assert dissenters’ appraisal rights provided by the National Bank Act, as described in more detail in the section titled “The Merger — Dissenters’ Appraisal Rights” beginning on page 49. If the merger is completed, a stockholder of Citizens National who has complied with applicable requirements under federal law may require Old Point to pay in cash the appraised value of such stockholder’s dissenting shares instead of the merger consideration. Such appraised value would be determined by a committee of three persons selected as provided by the National Bank Act. The merger agreement contains a closing condition that can only be waived by Old Point that not more than 15% of the outstanding shares of Citizens National common stock shall constitute dissenting shares. Old Point, Old Point National Bank and Citizens National cannot predict the number of shares of Citizens National common stock that will constitute dissenting shares in the merger, the amount of cash that Old Point may be required to pay following the merger with respect to the dissenting shares, or the expenses that Old Point may incur in connection with the appraisal process. If the number of dissenting shares exceeds the percentage described above, or the costs incurred in connection with the appraisal process are substantial, it could prevent the merger from being completed or have a material adverse effect on Old Point or Citizens National.
Failure to complete the merger could negatively affect the market value of Citizens National common stock.
If the merger is not completed for any reason, Citizens National may be subject to a number of material risks, including the following:
•
the market value of its common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

•
costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed; and

•
the diversion of management’s attention from the day-to-day business operations and the potential disruption to Citizens National’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur.

The shares of Old Point common stock to be received by holders of Citizens National common stock as a result of the merger will have different rights from the shares of Citizens National common stock.
Upon completion of the merger, holders of Citizens National common stock (other than those holders that properly assert their dissenters’ rights) will become holders of Old Point common stock, and their rights as stockholders will be governed by Old Point’s articles of incorporation and bylaws. The rights associated with Citizens National common stock are different from the rights associated with Old Point common stock. Please see “Comparative Rights of Stockholders” beginning on page 76 for a discussion of the different rights associated with Old Point common stock.
Citizens National will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Citizens National. These uncertainties may impair Citizens National’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Citizens National to seek to change existing business relationships with Citizens National. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Citizens National may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If strategic Citizens National employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Old Point, Citizens National’s business following the merger could be harmed. In addition, the merger agreement restricts Citizens National from taking other specified actions until the merger occurs without the consent of Old Point. These restrictions may prevent Citizens National from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Business Pending the Merger” beginning on page 59.

Risks Associated with Old Point and Citizens National
Certain one-time charges incurred by Old Point and Citizens National during the fourth quarter of 2017 will negatively impact Old Point’s and Citizens National’s net income for the quarter and year ended December 31, 2017.
On December 22, 2017, the U.S. President signed tax reform legislation that, among other things, reduces the U.S. corporate income tax rate from 34% to 21%. The reduction in the U.S. corporate income tax rate has reduced the value of Old Point’s and Citizens National’s net deferred tax assets. As of the date of this proxy statement/prospectus, Old Point estimates that the value of its deferred tax assets has decreased by approximately $1.1 million, and Citizens National estimates that the value of its deferred tax assets has decreased by approximately $300,000, each of which will be effective during the fourth quarter of 2017 and will be accompanied by a corresponding charge against Old Point’s or Citizens National’s net income (loss) for the fourth quarter of 2017, respectively.
In addition, as previously disclosed by Old Point, Old Point has terminated its non-contributory defined benefit pension plan effective January 31, 2017 and completed the transfer of all liabilities and administrative responsibilities under the pension plan during the fourth quarter of 2017. As of the date of this proxy statement/prospectus, Old Point estimates that the settlement of the pension plan has resulted in a nonrecurring pretax termination charge of  $2.7 million that will be recorded during and will reduce Old Point’s net income (loss) for the fourth quarter of 2017.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current views of Old Point, Old Point National Bank and Citizens National, or their respective directors or officers, with respect to future events and financial performance. Specifically, forward-looking statements may include:
•
statements relating to the ability of Old Point, Old Point National Bank and Citizens National to complete the merger within the expected timeframe and the benefits thereof, including anticipated efficiencies, opportunities, synergies and cost savings estimated to result from the merger;

•
projections of income, assets, and other performance measures, including the information set forth under the heading “The Merger — Certain Citizens National Unaudited Prospective Financial Information” beginning on page 47;

•
statements regarding expansion of operations, including entrance into new markets, development of products and services, and execution of strategic initiatives;

•
discussions of the future state of the economy, competition, regulation, taxation, including the potential impact of recently adopted tax reform legislation on Old Point and Citizens National, our business strategies, subsidiaries, investment risk and policies; and

•
statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “prospects,” “continue,” “positions,” “potential,” “may,” “could,” “would,” “should,” “will” or similar expressions.

These forward-looking statements are based on currently available information and we believe that the expectations reflected in our forward-looking statements are reasonable.
By their nature, however, forward-looking statements often involve assumptions about the future. Such assumptions are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As such, Old Point, Old Point National Bank and Citizens National cannot guarantee you that the expectations reflected in or implied by our forward-looking statements actually will be achieved. Actual results may differ materially from those reflected in or implied by the forward-looking statements due to, among other things, the following factors:
•
fluctuations in the market price of Old Point common stock and the related effect on the market value of the merger consideration that Citizens National common stockholders will receive upon completion of the merger;

•
business uncertainties and contractual restrictions while the merger is pending;

•
the possibility that the proposed merger does not close when expected or at all because required regulatory, stockholder or other approvals and conditions to closing are not received, satisfied or waived on a timely basis or at all;

•
the terms of the proposed merger may need to be modified to satisfy such approvals or conditions;

•
the anticipated benefits from the proposed merger are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations (including changes to capital requirements) and their enforcement, and the degree of competition in the geographic and business areas in which the companies operate;

•
the ability to promptly and effectively integrate the businesses of Citizens National into Old Point and Old Point National Bank;

•
economic conditions in the target market areas of Old Point and Citizens National, including the impact of changes in the federal government’s military or defense spending, as well as general economic, market, political or business factors;

•
reputational risks and the reaction of customers to the merger;

•
diversion of management time on merger-related issues;

•
changes in asset quality and credit risk;

•
the inability to sustain revenue and earnings;

•
the inability to meet regulatory capital requirements;

•
changes in interest rates or the capital markets;

•
interruptions in operations of information, security or other systems, including as a result of cyber-attacks, and the failure of third-party data processing service providers to perform under the terms of the applicable agreement or maintain information security;

•
inflation;

•
customer acceptance of Old Point’s products and services;

•
customer borrowing, repayment, investment and deposit practices;

•
the introduction, withdrawal, success and timing of business initiatives;

•
competitive conditions;

•
the impact, extent and timing of technological changes;

•
changes in fiscal and monetary policies, including changes in tax laws such as recently adopted tax reform legislation, and their effects on markets, customers, Old Point and Citizens National;

•
changes in regulations and actions of federal banking regulators, and legislative and regulatory actions and reforms; and

•
the risks outlined in “Risk Factors” beginning on page 20.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of a document incorporated herein by reference, as of the date of that document. Except as required by law, Old Point, Old Point National Bank and Citizens National do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Old Point, Old Point National Bank or Citizens National or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document.
Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Old Point. See “Where You Can Find More Information” beginning on page 90 for a list of the documents incorporated herein by reference.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
Old Point common stock is listed and traded on the NASDAQ Capital Market under the symbol “OPOF.”
Citizens National common stock is quoted and traded on the OTC Pink under the symbol “CNBV.” Trading in Citizens National common stock on the OTC Pink marketplace historically has been limited and sporadic. During the period from January 1, 2017 to October 27, 2017, trades in Citizens National common stock occurred on only 70 of 208 trading days with an average daily trading volume of less than 715 shares per day during that time period. Only 34 of the 208 trading days had a daily trading volume of at least 1,000 shares traded. As a result of the lack of trading activity, the quoted price for Citizens National common stock on the OTC Pink is not necessarily a reliable indicator of its fair value.
As of January 23, 2018, the last day prior to the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were 5,019,703 shares of Old Point common stock outstanding, held by approximately 1,200 record holders, and 1,440,727 shares of Citizens National common stock outstanding, held by approximately 791 record holders. Such numbers of record holders do not reflect the number of beneficial owners holding stock through banks, brokers or other nominees.
The following table sets forth for the periods indicated the reported high and low sales prices of Old Point common stock and Citizens National common stock. Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.
	Old Point Common Stock			Citizens National Common Stock
	High	Low	Dividends	High	Low	Dividends
2018
First Quarter (through January 29, 2018)	$30.40	$28.21	—	$5.14	$5.05	—
2017
First Quarter	$30.43	$24.40	$0.11	$3.59	$3.20	—
Second Quarter	$33.88	$28.93	$0.11	$5.90	$3.24	—
Third Quarter	$34.82	$29.61	$0.11	$4.55	$4.00	—
Fourth Quarter	$34.64	$26.03	$0.11	$5.27	$4.20
2016
First Quarter	$20.25	$17.38	$0.10	$2.62	$2.40	—
Second Quarter	$20.50	$18.50	$0.10	$2.53	$2.40	—
Third Quarter	$21.45	$18.30	$0.10	$3.22	$2.35	—
Fourth Quarter	$26.00	$19.34	$0.10	$3.60	$3.00	—
2015
First Quarter	$15.44	$14.85	$0.08	$2.29	$1.90	—
Second Quarter	$15.75	$14.83	$0.08	$2.09	$1.95	—
Third Quarter	$16.00	$14.71	$0.09	$3.00	$1.99	—
Fourth Quarter	$19.00	$15.40	$0.09	$2.78	$2.44	—

The following table sets forth the closing price per share of Old Point common stock and Citizens National common stock as of October 27, 2017, the last trading day before the public announcement of the merger, and as of January 29, 2018, the last day prior to the date of this proxy statement/prospectus for which it was practicable to obtain this information. The table also includes the market value of Citizens National common stock on an equivalent price per share basis, as determined by reference to the value of merger consideration to be received in respect of each share of Citizens National common stock pursuant to the merger agreement. These equivalent prices per share reflect the fluctuating value of Old Point common stock that Citizens National common stockholders would receive in exchange for each share of Citizens National common stock if the merger was completed on either of these dates, applying the conversion ratio of 0.1041 for the stock component of the merger consideration.
	Old Point Common Stock	Citizens National Common Stock	Equivalent Market Value Per Share of Citizens National(1)
October 27, 2017	$32.00	$4.44(2)	$5.52
January 29, 2018	$29.33	$5.10(3)	$5.24

(1)
The equivalent value of the per share merger consideration represents the sum of  $2.19, the cash portion of the per share merger consideration, plus the stock portion of the merger consideration based on the product of the conversion ratio of 0.1041 and the closing prices of Old Point common stock of  $32.00 on October 27, 2017 and $29.33 on January 29, 2018, respectively.

(2)
The most recent trade of Citizens National common stock as reported on the OTC Markets Group’s Pink marketplace on or before October 27, 2017, the last trading day before we announced the signing of the merger agreement, occurred on October 25, 2017 at a price of  $4.44.

(3)
The most recent trade of Citizens National common stock as reported on the OTC Markets Group’s Pink marketplace on or before January 30, 2018, the date of this proxy statement/prospectus, occurred on January 24, 2018 at a price of  $5.10.

The market prices of shares of common stock of Old Point and Citizens National are subject to fluctuation. Because the conversion ratio is fixed, the number of shares of Old Point common stock that Citizens National stockholders receive in the merger will not be adjusted to reflect changes in the market price of Old Point common stock. The implied value of the stock component of the merger consideration that Citizens National stockholders will receive in the merger will change depending on changes in the market price of Old Point common stock and will not be known at the time you vote on the merger. Old Point and Citizens National urge holders of Citizens National common stock to obtain current market quotations.
Dividends and Dividend Restrictions
The holders of Old Point common stock receive dividends if and when declared by the Old Point board of directors out of funds legally available, subject to certain restrictions imposed by federal and state laws. Old Point currently pays dividends on its common stock on a quarterly basis, and it anticipates declaring and paying quarterly dividends after completion of the merger. Following the merger, declaration of dividends will be at the discretion of Old Point’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Old Point, applicable state law and government regulations and other factors deemed relevant by Old Point’s board of directors. Old Point has no current intention to change its dividend strategy, but has and will continue to evaluate that decision on a quarterly basis.
As a bank holding company, Old Point is subject to certain regulatory and other legal restrictions on the amount of dividends it is permitted to pay to its stockholders, including requirements to maintain regulatory capital at or above minimum levels. The Federal Reserve is authorized to prohibit payment of a dividend by a bank holding company if it determines that such payment of a dividend would be an unsafe and unsound banking practice. It is also the policy of the Federal Reserve that a bank holding company should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the company’s capital needs and overall current and prospective financial condition.

Old Point is a legal entity separate and distinct from its subsidiaries, Old Point National Bank and Old Point Trust, and Old Point’s revenues depend primarily on the payment of dividends from its subsidiary banks. Therefore, Old Point’s principal source of funds with which to pay dividends on its stock and other separate expenses are dividends it receives from Old Point National Bank and Old Point Trust.
As federally chartered national banking associations, Old Point National Bank and Old Point Trust are subject to certain regulatory and other legal restrictions on the amount of dividends they are permitted to pay to Old Point, including requirements to maintain regulatory capital at or above minimum levels. Under the National Bank Act, (i) a national bank may not declare dividends in any calendar year that exceed the total of the bank’s net income for that year combined with its retained net income from the preceding two years without prior approval of the OCC, and (ii) a national bank may not pay any dividends in excess of the bank’s undivided profits (i.e., retained earnings). In addition to specific regulations governing the permissibility of dividends, the OCC is generally authorized to prohibit payment of a dividend by a national bank if it determines that such payment of a dividend would be an unsafe and unsound banking practice.
Citizens National is not currently paying dividends on its common stock, and it presently does not intend to pay any dividends on its common stock for the foreseeable future. As a federally chartered national banking association, Citizens National is subject to certain regulatory and other legal restrictions on the amount of dividends that it is permitted to pay to its stockholders, including the restrictions under the National Bank Act and of the OCC summarized above.

THE CITIZENS NATIONAL SPECIAL MEETING
This section contains information about the special meeting of Citizens National common stockholders that has been called to consider and approve the merger agreement.
Together with this proxy statement/prospectus, Citizens National is also sending you a notice of the special meeting and a form of proxy that is solicited by the Citizens National board of directors. The special meeting will be held on March 13, 2018, at 4:00 p.m., local time, at Citizens National’s main office located at 11407 Windsor Boulevard, Windsor, Virginia 23487.
Matters to Be Considered
The purpose of the special meeting is to vote on:
(1)
a proposal to approve the merger agreement, as such agreement may be amended from time to time (the “merger proposal”);

(2)
a proposal granting the Citizens National board of directors the right to adjourn, postpone or continue the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”); and

(3)
to transact such other business as may properly come before the special meeting or any adjournment, postponement or continuance of the special meeting.

Other Business
We do not expect that any matter other than the merger proposal and the adjournment proposal will be brought before the special meeting. If, however, any other matter shall be brought before the special meeting, the shares represented by a valid proxy will be voted by the named proxies, to the extent entitled, in accordance with their best judgment.
Proxies
Each copy of this proxy statement/prospectus mailed to record holders of Citizens National common stock is accompanied by a proxy card with instructions for voting. The Citizens National board of directors requests that you submit your proxy promptly, whether or not you plan to attend the meeting. If you are a common stockholder and hold your shares of Citizens National common stock under your own name (also known as “record ownership”), you can vote your shares in one of the following manners:
•
by proxy via mail by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope;

•
by proxy via the Internet by accessing the Internet site listed on the enclosed proxy card and following the instructions;

•
by proxy via telephone by calling the toll-free number listed on the enclosed proxy card on a touch-tone phone and following the recorded instructions; or

•
by attending the meeting and voting your shares in person.

Any vote by proxy card, Internet or telephone may be revoked by you at any time before the meeting by giving written notice of such revocation to the corporate secretary of Citizens National or by executing another proxy or using the Internet or telephone voting procedures as of a date subsequent to the prior proxy card or Internet or telephone vote. If you are a stockholder of record as of the record date or have a legal proxy from a stockholder of record as of the record date, you may also revoke your proxy by voting in person at the special meeting. Shareholders who vote via the Internet or by telephone need not mail their proxy cards and doing so will revoke any prior vote or proxy. Instructions on how to vote by telephone or the Internet are included on your proxy card.

If you hold your shares in “street name” through a bank, broker or other nominee (i.e., the record holder), you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a written proxy, executed in your favor, from the bank, broker, or other nominee to do so.
All shares represented by valid proxies that Citizens National receives through this solicitation and that are not revoked will be voted in accordance with the instructions on the proxy cards or as instructed via the Internet or by telephone, or with respect to shares beneficially held in “street name,” in accordance with the voting instructions received from the appropriate bank, broker, or other nominee. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” each of the proposals described above.
Citizens National stockholders should not send Citizens National stock certificates with their proxy cards. After the merger is completed, holders of Citizens National will be mailed a transmittal form with instructions on how to exchange their Citizens National stock certificates for the merger consideration.
Solicitation of Proxies
Citizens National will bear the cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, proxies may also be solicited by Citizens National’s directors and employees personally, and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost. Citizens National may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Citizens National common stock held of record by them and to obtain authorization for the execution of proxies. Citizens National expects to reimburse these institutional holders for their reasonable expenses in connection with these activities. Citizens National has also retained Regan & Associates, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $7,000, including expenses.
Record Date
The close of business on January 12, 2018 has been fixed as the record date for determining the Citizens National stockholders entitled to receive notice of and to vote at the special meeting. At that time, 1,440,727 shares of Citizens National common stock were outstanding and entitled to vote at the special meeting, held by approximately 791 holders of record.
Quorum and Voting Rights
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Citizens National common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
Brokers, banks, and other nominees holding shares of Citizens National common stock in “street name” may only vote your shares of Citizens National common stock on the merger proposal and the adjournment proposal if you provide instructions on how to vote. If you do not provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee, your shares will not be voted on any proposal with respect to which you did not provide instructions. Abstentions and broker non-votes will have the same effect as a vote against approval of the merger proposal and the adjournment proposal.
In addition, a failure to vote shares of Citizens National common stock by proxy or in person will have the same effect as a vote against the merger proposal and against the adjournment proposal.
As of the record date, Citizens National directors and executive officers, and their affiliates, beneficially held approximately 18.4% of the outstanding shares of Citizens National common stock entitled to vote at the special meeting. Citizens National currently expects that each of these individuals will vote their shares of Citizens National common stock in favor of the proposals to be presented at the special meeting. Further, Citizens National directors have entered into support agreements that obligate each director to vote shares of Citizens National common stock over which each such director has sole voting and dispositive power for approval of the merger agreement, the merger and the other transactions contemplated thereby. The shares subject to these support agreements represent approximately 13.2% of the shares of Citizens National common stock outstanding.
If you sign, date and return your proxy card but make no specification on your proxy card as to how you want your shares voted, your proxy will be voted “FOR” each of the proposals described above. If you are a holder of Citizens National common stock and you submit a proxy in which you abstain from voting, the abstention will be counted toward a quorum at the Citizens National special meeting.
Attending the Special Meeting
All holders of Citizens National common stock, including holders of record and stockholders who beneficially hold their stock through banks, brokers or other nominees, are invited to attend the special meeting. Stockholders of record on the record date can vote in person at the special meeting. If you beneficially hold your shares in “street name,” you must obtain a written proxy executed in your favor from your bank, broker or other nominee as record holder of your shares to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must either hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. Citizens National reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.
Dissenters’ Appraisal Rights
The holders of Citizens National common stock are entitled to dissent from the merger agreement and to receive a cash payment for the appraised value of their dissenting shares, provided they follow certain procedures. For more information on these dissenters’ rights, see “The Merger — Dissenters’ Appraisal Rights” beginning on page 49.
PROPOSALS TO BE CONSIDERED AT THE CITIZENS NATIONAL SPECIAL MEETING
Approval of the Merger Proposal (Proposal No. 1)
Citizens National is asking its stockholders to approve the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page 54. As discussed in detail in the sections entitled “The Merger — Citizens National’s Reasons for the Merger; Recommendation of Citizens National’s Board of Directors” beginning on page 39, after careful consideration, the Citizens National board of directors determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Citizens National and the board unanimously approved the merger agreement. Accordingly, Citizens National’s board of directors unanimously recommends that Citizens National stockholders vote “FOR” the merger proposal.
Required Vote.   Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Citizens National common stock entitled to vote at the special meeting. You are entitled to one vote for each share of Citizens National common stock you held as of the record date. Because the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at the special meeting is needed in order to proceed with the merger, an abstention or broker non-vote, or the failure to vote, will have the effect of a vote against approval of the merger agreement.
Recommendation of the Citizens National Board of Directors.   The Citizens National board of directors recommends that you vote “FOR” approval of the merger proposal. See “The Merger — Citizens National’s Reasons for the Merger; Recommendation of Citizens National’s Board of Directors” beginning on page 39 for a more detailed discussion of the Citizens National board of directors’ recommendation.
Approval of the Adjournment Proposal (Proposal No. 2)
If at the Citizens National special meeting the number of shares of common stock present in person or represented by proxy and voting in favor of the merger proposal is insufficient to approve such proposal, management may move to adjourn, postpone or continue the special meeting on one or more occasions in order to enable the board of directors to continue to solicit additional proxies in favor of such proposal; however, the special meeting may not be adjourned, postponed or continued to a date later than July 11, 2018. In that event, you will be asked to vote only upon the adjournment proposal and will not be asked to vote on the merger proposal at the special meeting.
In this proposal, Citizens National is asking the Citizens National stockholders to authorize the holder of any proxy solicited by its board of directors to grant to the Citizens National board of directors the authority to adjourn, postpone or continue the special meeting and any later adjournments. If the Citizens National stockholders approve this proposal, Citizens National could adjourn, postpone or continue the special meeting, and any adjourned session of the special meeting on one or more occasions, to use the additional time to solicit proxies in favor of the merger proposal, including the solicitation of proxies from the stockholders that have previously voted against such proposal. Among other effects, approval of this proposal could mean that, even if proxies representing a sufficient number of votes against the approval of the merger proposal have been received, Citizens National could adjourn, postpone or continue the special meeting without a further stockholder vote on such proposal and seek to convince the holders of those shares to change their votes to vote in favor of such proposal.
Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.
Required Vote.   Approval of the adjournment proposal requires the affirmative vote of a majority of the outstanding shares of Citizens National common stock entitled to vote at the special meeting, assuming a quorum is present. An abstention or broker non-vote, or the failure to vote, will have the effect of a vote against approval of this proposal.
Recommendation of the Citizens National Board of Directors.   The Citizens National board of directors believes that if the number of shares of Citizens National common stock present in person or represented by proxy at the Citizens National special meeting and voting in favor of the merger proposal is insufficient to approve such proposal, it is in the best interests of the Citizens National stockholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the merger proposal. The Citizens National board of directors unanimously recommends that stockholders vote “FOR” the approval of the adjournment proposal.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.
General Information
The Old Point board of directors, the Old Point National Bank board of directors and the Citizens National board of directors have each approved the merger agreement, which provides for the merger of Citizens National with and into Old Point National Bank, with Old Point National Bank being the surviving bank in the merger.
Pursuant to the terms of the merger agreement, as a result of the merger each share of Citizens National common stock issued and outstanding before the merger (other than shares owned directly or indirectly by Old Point or Old Point National Bank or any of their subsidiaries, in each case except for shares held by them in a fiduciary capacity or in satisfaction of a debt previously contacted, or dissenting shares) will be converted into the right to receive 0.1041 shares of Old Point common stock and $2.19 in cash, with cash paid in lieu of any fractional shares of Old Point common stock. The merger consideration, including the conversion ratio, is fixed and will not be adjusted to reflect any stock price fluctuations prior to completion of the merger.
As of the date of this proxy statement/prospectus, Old Point expects that it will issue approximately 149,979 shares of Old Point common stock to the holders of Citizens National common stock in the merger, based on 1,440,727 shares of Citizens National common stock outstanding as of the record date for the Citizens National special meeting. At the completion of the merger, it is expected that there will be issued and outstanding approximately 5,169,683 shares of Old Point common stock, with current holders of Old Point common stock owning approximately 97% of Old Point’s outstanding common stock and current holders of Citizens National common stock owning approximately 3% of Old Point’s outstanding common stock.
Background of the Merger
The merger agreement is the result of arms-length negotiations between representatives of Old Point and representatives of Citizens National, during which the parties consulted their respective legal and financial advisors. The following is a brief discussion of the background of these negotiations.
As part of its ongoing consideration and evaluation of its business and plans and review of its strategic opportunities, Citizens National periodically has reviewed and assessed various strategic alternatives, including whether it should continue as an independent entity, raise capital to support future growth or combine with a larger financial institution.
Similarly, the Old Point board of directors and management have, from time to time, engaged in long-term strategic reviews and considered ways to enhance stockholder value and Old Point’s performance and prospects in light of industry and market conditions, including through potential strategic transactions such as an acquisition of another financial institution.
In the spring of 2016, management of Citizens National was contacted by an investor group interested in partnering with the bank through a capital infusion in Citizens National. In reviewing and evaluating this proposal, management and the executive committee of the board of directors of Citizens National determined, among other things, to gather more details about such a transaction and to engage an investment banking firm to advise Citizens National and determine a fair price for Citizens National’s common stock in connection with either a stock issuance or a sale of the bank. On June 3, 2016, Citizens National engaged Performance Trust for that purpose.

During the summer and fall of 2016, management of Citizens National continued to explore various alternatives to maintain its competitiveness and increase stockholder value, including informal meetings with representatives of various parties about a potential merger with Citizens National. Also during this time, Citizens National continued conversations with the aforementioned investor group, who proposed a new structure in which it would acquire all of the common stock of Citizens National through the formation of a new holding company.
In December 2016, members of the board of directors and management of Citizens National met with representatives of another financial institution to discuss a potential merger between the two parties. As a result of this meeting and to facilitate ongoing communication between the parties, Citizens National executed a confidentiality agreement with that institution on January 4, 2017. Also at that time, the institution delivered a non-binding indication of interest to Citizens National to acquire Citizens National in a merger transaction. After receiving this proposal, Citizens National engaged Performance Trust to evaluate and advise Citizens National in connection with such a business combination transaction.
Also in January 2017, Citizens National continued to review and discuss the proposal from the investor group to acquire Citizens National, including financial, social and employment terms.
On January 12, 2017, representatives of the board of directors of Citizens National met with Gary S. Penrose of Performance Trust to review and discuss both proposals. At the meeting, the board members and Mr. Penrose discussed these proposals and the process for exploring strategic business combinations to create value for Citizens National’s stockholders, and Mr. Penrose requested additional information regarding Citizens National and the other parties. In addition, Citizens National requested that Performance Trust identify and analyze other parties that might have an interest in a business combination with Citizens National and a financial ability to do so.
On January 19, 2017, at a regularly scheduled meeting of the board of directors of Citizens National, Oliver D. Creekmore, the Chairman of the board of directors, informed the board of the preliminary discussions with two parties interested in partnering with Citizens National. At the Chairman’s suggestion, the board of directors created a special committee of the board and authorized that committee to evaluate potential business combination opportunities and proposals.
On February 2, 2017, the special committee and management of Citizens National met with Performance Trust. At that meeting, Performance Trust provided information on the current market conditions in the banking industry and recent merger and acquisition activity. In addition, Performance Trust presented its analysis of the aforementioned proposals and of other banks that potentially could have interest in acquiring Citizens National, including the financial impact on each party of such a transaction and its financial ability to meet Citizens National’s pricing expectations. Performance Trust also discussed customer and community impact and other operational concerns. After discussion, the special committee authorized Performance Trust to prepare a confidential informational memorandum for the purpose of contacting institutions to solicit interest in a business combination with Citizens National.
In early March 2017, management of Citizens National had conversations with its legal counsel regarding the status of ongoing discussions with the investor group, its engagement of Performance Trust to undertake a process to solicit additional interest in a business combination with Citizens National, and the board of directors’ fiduciary duties in connection with these actions.
On March 13, 2017, the special committee and management of Citizens National again met with Performance Trust for a status update and to review the confidential informational memorandum. After discussion, the committee authorized Performance Trust to contact three parties that could have an interest in a business combination with Citizens National — Old Point, the institution that previously had delivered a letter of intent, and another bank. In addition, the committee authorized Performance Trust to contact the investor group to inform them of the process that Citizens National was undertaking and that they would consider any proposal from the investor group as part of that process.
In connection with Old Point’s strategic reviews, the board of directors of Old Point National Bank had encouraged Robert F. Shuford, Jr. to engage in preliminary conversations with financial institutions that could be a good fit for a strategic transaction with or acquisition by Old Point. On March 17, 2017, Jeffrey H. Noblin, President and Chief Executive Officer of Citizens National, received a phone call from

Mr. Shuford, Jr., who suggested that they meet to discuss a potential combination of their banks. On April 3, 2017, Mr. Noblin and Mr. Shuford, Jr. had a phone conversation in which Mr. Noblin provided an overview of Citizens National’s business and operations and the process that it was undertaking, and Mr. Shuford, Jr. expressed preliminary interest in the attractiveness of a combination of the two banks.
From March through May 2017, Performance Trust continued to have discussions with the various parties, including Old Point, about their interest in a potential business combination with Citizens National, and requested that management of Citizens National prepare an online data room for use by the parties that continued to have such an interest. In addition, Performance Trust solicited another bank, which expressed interest in the transaction. In June 2017, certain of these parties entered into non-disclosure agreements with Citizens National to allow access to the data room to facilitate due diligence and further analysis of a potential business combination.
During June 2017, two of the banks that previously had expressed interest determined for a variety of reasons not to pursue further discussions with Citizens National. On June 28, 2017, Mr. Noblin provided a status update to the special committee that conversations were progressing primarily with two interested parties, including Old Point. Performance Trust also informed Citizens National that it had requested a deadline of July 24, 2017 for written offers from interested parties.
On July 10, 2017, Messrs. Creekmore and Noblin met with Mr. Shuford, Jr. and Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer of Old Point, to discuss additional background information about Citizens National, including its historical and current business and operations and outlook, as well as Old Point’s continued interest in a business combination with Citizens National.
On July 11, 2017, Messrs. Creekmore and Noblin met with representatives of the other interested bank to discuss Citizens National’s background, historical and current business and operations and outlook, the process that it was undertaking and a potential business combination between the two institutions. On July 24, 2017, representatives of this bank contacted Mr. Noblin to indicate that, after thorough deliberation, it was withdrawing its interest with respect to a transaction with Citizens National due to several other ongoing projects.
On July 26, 2017, representatives of Old Point contacted Performance Trust to indicate Old Point’s continued interest in a transaction with Citizens National, which Old Point intended to discuss with its board of directors at their next regular meeting in August.
On August 8, 2017, at its regular monthly meeting, the board of directors of Old Point discussed a proposed nonbinding indication of interest for the acquisition of Citizens National. Mr. Shuford, Jr. and Mr. Farrar reviewed with the board the strategic rationale and benefits of acquiring Citizens National. Mr. Farrar reviewed with the board a merger analysis prepared for the company by its financial advisor which included discussion of the current environment for merger and acquisition transactions, key modeling assumptions, estimated cost savings detail, contribution analysis, GAAP earnings per share impact, pro-forma capital levels and sensitivity analyses. Following thorough discussion, the board authorized Old Point’s management to proceed with the non-binding indication of interest.
On August 14, 2017, Citizens National received a written, non-binding indication of interest from Old Point for the acquisition of Citizens National for cash consideration of  $5.25 per share of Citizens National common stock. In the proposed transaction, Citizens National would be merged into Old Point National Bank, with Old Point National Bank as the surviving bank.
On August 16, 2017, the special committee of the board of directors of Citizens National held a meeting to discuss the indication of interest from Old Point. At the meeting, Performance Trust presented an analysis of the indication of interest, as well as additional information about Old Point and an updated presentation of current market conditions in the banking industry, recent merger and acquisition activity, and valuation metrics in comparable transactions. Following extensive deliberation of the potential combination with Old Point and the proposed terms, the special committee instructed management and Performance Trust to undertake further negotiations with Old Point. In particular, the special committee requested an increase in the merger consideration and that Old Point offer a portion of the merger consideration in Old Point common stock so that Citizens National’s stockholders could benefit from the combined company’s potential growth and stock appreciation. The special committee also requested that the indication of interest address retention of Citizens National’s employees and advisory board representation for Citizens National directors. The special committee also indicated that, following further negotiation with Old Point on Citizens National’s proposed counteroffer, it would meet with Performance Trust and the full board of directors to review the status of discussions with interested parties.
On August 17, 2017, at the regularly scheduled meeting of the board of directors of Citizens National, Mr. Creekmore updated the board that a primary partner had emerged that the special committee believed was a viable merger partner and that discussions were ongoing.
On August 25, 2017, Old Point submitted a revised non-binding indication of interest to Citizens National with proposed merger consideration for each share of Citizens National common stock consisting of 0.1041 shares of Old Point common stock (representing approximately 60% of the merger consideration) and $2.19 in cash, which implied a purchase price of  $5.47 per share of Citizens National based on the 20-day volume weighted average price of Old Point’s common stock on August 24, 2017. The proposed merger consideration would not be adjusted for changes in Old Point’s or Citizens National’s stock price before the closing of the transaction.
On August 30, 2017, the special committee of the board of directors of Citizens National held a meeting to discuss the revised indication of interest from Old Point. At the meeting, Performance Trust presented its analysis of the revised terms, in particular the change to 60% stock consideration and the increase in purchase price. Following thorough discussion of the revised proposal, the special committee determined to proceed with further discussions with Old Point and to submit the revised indication of interest to the full board of directors of Citizens National.
On September 12, 2017, at a special meeting of the board of directors of Citizens National, representatives of Performance Trust updated the board of directors on the status of negotiations and developments with Old Point and presented the terms of the revised indication of interest from Old Point. After discussion, the board of directors authorized Citizens’ management to execute the indication of interest, to proceed with the due diligence process and to move forward with discussions with Old Point on terms similar to those in the revised indication of interest. The board of directors also requested that Performance Trust inquire if Old Point was willing to increase the proportion of stock consideration in the proposed transaction. On September 14, 2017, Mr. Noblin executed the non-binding indication of interest and delivered it to Performance Trust to deliver to Old Point.
Following the September 12, 2017 meeting and the execution of the non-binding indication of interest, the parties pursued further discussions concerning a potential merger. In connection with these discussions, and continuing up until the signing of the definitive merger agreement, representatives and advisors of each of Old Point and Citizens conducted extensive business, legal and financial due diligence investigations. Throughout this period, Citizens National updated its electronic data room for use by Old Point and its representatives and advisors in connection with its ongoing due diligence of Citizens National.
On October 3, 2017, Messrs. Noblin and Shuford, Jr. had dinner to further discuss the terms of the merger and to allow Mr. Shuford, Jr. to ask questions and further discuss the background, history and outlook of Citizens National, how their respective organizations might be integrated and potential severance compensation for displaced employees of Citizens National.
On October 17, 2017, representatives of Performance Trust and Citizens’ legal counsel, Williams Mullen, conducted due diligence regarding the business and affairs of Old Point at Old Point’s offices in Hampton, Virginia.
Also on October 17, 2017, Troutman Sanders LLP, counsel to Old Point, delivered an initial draft of the merger agreement to Williams Mullen. Over the next several days, Williams Mullen reviewed and discussed the merger agreement with Citizens National’s senior management and Performance Trust. On October 20, 2017, Williams Mullen delivered comments on the draft merger agreement and related documents to Troutman Sanders LLP.
From October 20 through October 26, 2017, Old Point, Citizens National and their respective financial advisors and legal counsel continued to negotiate the terms of the merger agreement and related documents and various matters related to the proposed combination of Old Point and Citizens National. During this time, Old Point declined to offer more than 60% of the merger consideration in stock.

The boards of directors of Old Point and Old Point National Bank convened a joint meeting on October 26, 2017, at which meeting all directors were present, to consider the proposed merger and the merger agreement. A representative of Old Point’s financial advisor presented additional financial analysis of the transaction. Representatives of Old Point’s outside legal counsel, Troutman Sanders LLP, advised the Old Point board of directors regarding the directors’ fiduciary duties, the legal structure and terms of the proposed transaction, and the proposed merger agreement, and addressed other matters related to the merger and advised the boards of directors generally regarding the merger. Members of the Old Point board of directors asked questions on the due diligence results to which representatives of Old Point management, Old Point’s financial advisor and Troutman Sanders LLP responded. After detailed discussion and careful deliberation, the boards of directors of Old Point and Old Point National Bank each unanimously (i) determined that the merger agreement and the transactions contemplated thereby were advisable and in their stockholders’ best interests, and (ii) approved and adopted the merger agreement and approved the merger.
On October 26, 2017, the board of directors of Citizens National held a special meeting, with representatives of Performance Trust and Williams Mullen present, to discuss the proposed transaction. During this meeting, the board considered the fairness of the proposed transaction with Old Point to Citizens National from a financial point of view compared with continuing to operate as an independent community bank. At the meeting, a representative of Performance Trust reviewed a summary of the process that Citizens National and Old Point had engaged over the past year and presented an analysis of the merger, among other things, compared to comparable transactions. In addition, Performance Trust provided an oral opinion (which was subsequently confirmed in writing) that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, as of the date of the meeting, the merger consideration to be paid to the holders of Citizens National common stock was fair to the holders of Citizens National common stock from a financial point of view. Representatives of Williams Mullen advised the Citizens National board of directors regarding the legal structure and terms of the proposed transaction, the proposed merger agreement and the directors’ fiduciary duties. After detailed discussion and careful deliberation, the Citizens National board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby were advisable, and fair to and in the best interests of Citizens National, (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby, and (iii) recommended the approval and adoption of the merger agreement and the transactions contemplated thereby by Citizens National’s stockholders.
In the evening of Friday, October 27, 2017, Old Point and Citizens National executed the definitive merger agreement. Old Point and Citizens issued a joint press release publicly announcing the transaction prior to the opening of financial markets on Monday, October 30, 2017.
Citizens National’s Reasons for the Merger; Recommendation of Citizens National’s Board of Directors
After extensive review and discussion, Citizens National’s board of directors, at a meeting held on October 26, 2017, unanimously determined that the merger agreement is in the best interests of Citizens National and its stockholders. Accordingly, Citizens National’s board of directors adopted and approved the merger agreement and unanimously recommends that Citizens National stockholders vote “FOR” the approval of the merger proposal and “FOR” the approval of the adjournment proposal.
In reaching its decision to adopt and approve the merger agreement and to recommend that its stockholders approve the merger agreement, the Citizens National board of directors consulted with Citizens National management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors:
•
a review of the prospects, challenges and risks of Citizens National remaining independent versus merging with Old Point given the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry, and the regulatory and compliance environment;

•
the ability of Citizens National’s stockholders to benefit from the combined company’s potential growth and stock appreciation, and the expectation that the combined company will have superior future earnings and prospects compared to Citizens National’s earnings and prospects on an independent basis;

•
the expected cash dividend payments to be received by Citizens National’s stockholders, as stockholders of Old Point following the merger, due to the quarterly cash dividend paid by Old Point (currently $0.11 per share), although Old Point has no obligation to pay dividends in any particular amounts or at any particular times;

•
the advantages of being part of a larger entity, including the expectation of cost savings and operating efficiencies and the ability of a larger institution to compete in the banking environment and to leverage overhead costs, including the cost of financial technology, which the Citizens National board believes is likely to continue to increase in the future;

•
the financial and other terms of the merger, including that Citizens National stockholders will receive Old Point common stock for a portion of their shares of Citizens National common stock, enabling them to participate in any growth opportunities of the combined company;

•
the financial analyses delivered to Citizens National’s board of directors by representatives of Performance Trust as well as the opinion of Performance Trust rendered to Citizens National’s board of directors on October 27, 2017 with respect to the fairness, from a financial point of view, to the holders of Citizens National common stock of the merger consideration;

•
the value of Old Point common stock and information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of Old Point, taking into account the results of Citizens National’s due diligence investigation of Old Point;

•
that Old Point common stock is traded on the NASDAQ Capital Market and has substantially greater liquidity than Citizens National common stock;

•
the compatibility of Citizens National’s business, operations and culture with those of Old Point;

•
the possible effects of the proposed merger on Citizens National’s employees and customers;

•
Citizens National’s and Old Point’s similar commitments to their communities; and

•
the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner.

The Citizens National board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with Old Point were likely to outweigh substantially these risks and factors. These risks included:
•
that certain of Citizens National’s officers have interests in the merger that are in addition to their interests generally as Citizens National stockholders, which have the potential to influence such officers’ views and actions in connection with the merger;

•
the challenges of integrating Citizens National’s business, operations and employees with those of Old Point, including considering that the merger would be Old Point’s first bank acquisition;

•
the risk that the benefits and cost savings sought in the merger would not be fully realized;

•
the risk that the merger would not be consummated;

•
the effect of the public announcement of the merger on Citizens National’s customer relationships, its ability to retain employees and the potential for disruption of Citizens National’s ongoing business;

•
the potential risk of diverting management attention and resources from the operation of Citizens National’s business and towards the completion of the merger;

•
that while the merger is pending, Citizens National will be subject to restrictions on how it conducts business that could delay or prevent Citizens National from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent; and

•
the termination fee payable, under certain circumstances, by Citizens National to Old Point, including the risk that the termination fee might discourage third parties from offering to acquire Citizens National by increasing the cost of a third party acquisition.

The foregoing discussion of the information and factors considered by Citizens National’s board of directors is not exhaustive, but includes the material factors that the board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by Citizens National’s board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not quantify, rank or assign any relative or specific weight to the foregoing factors. Rather, it considered all of the factors as a whole. The board of directors discussed the foregoing factors, including asking questions of Citizens National’s management and legal and financial advisors, and reached general consensus that the merger was in the best interests of Citizens National and its stockholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the merger agreement.
The foregoing explanation of Citizens National’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Old Point’s Reasons for the Merger
In reaching its decision to approve and adopt the merger agreement, the Old Point board of directors consulted with Old Point’s management, as well as its financial and legal advisors, and considered a number of factors in favor of the merger, including the following principal factors, which are not presented in order of priority:
•
its knowledge of Old Point’s, Citizens National’s and the combined entity’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of Old Point’s due diligence review of Citizens National;

•
its belief that Citizens National’s business and operations complement those of Old Point;

•
Old Point’s management’s expectations regarding cost synergies, earnings accretion, internal rate of return and tangible book value dilution;

•
the fact that core deposits make up the vast majority of Citizens National’s deposit mix;

•
the asset quality of Citizens National’s loan portfolio;

•
the strong capital positions maintained by Old Point and Citizens National prior to the merger, and the anticipated strong capital position of the combined entity following the merger;

•
its belief that Old Point and Citizens National share a compatible community banking model;

•
its belief that Old Point and Citizens National share a similar mission, vision and core values;

•
the fact that acquiring Citizens National would enable Old Point to expand its existing presence in the greater Hampton Roads marketplace and Isle of Wight County, Virginia;

•
Citizens National’s familiarity with the Hampton Roads markets;

•
the financial analyses and other information presented to the Old Point board of directors by Old Point’s financial advisor with respect to the merger; and

•
the financial and other terms of the merger agreement, including the fixed merger consideration, tax treatment, provisions designed to limit the ability of the Citizens National board of directors to entertain third party proposals to acquire Citizens National and provisions providing for payment by Citizens National to Old Point of a termination fee if the merger agreement is terminated under certain circumstances.

The Old Point board of directors also considered a number of potentially negative factors in its deliberations concerning the merger agreement, including:
•
the need to obtain Citizens National stockholder approval, as well as the requisite regulatory approvals, to complete the merger and the risk that those would not be obtained or other conditions to the merger would not be satisfied;

•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Citizens National’s business, operations and employees with those of Old Point, including the execution risk of data system conversion and the possible negative effect on customer relationships;

•
the potential risk of diverting management attention and resources from the operation of the business of Old Point and toward completion of the merger and integration of operations; and

•
expenses to be incurred in working toward completion of the merger.

The foregoing discussion of the information and factors considered by the Old Point board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Old Point board of directors. In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, the Old Point board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Old Point board of directors considered all these factors as a whole, including discussions with, and questioning of, Old Point management and Old Point’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Old Point board of directors considered the foregoing factors as a whole and unanimously concluded that the positive factors outweighed the negative factors and, as a whole, supported a determination to approve and adopt the merger agreement.
The foregoing explanation of the Old Point board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Risk Factors” beginning on page 20 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.
Opinion of Citizens National’s Financial Advisor
On October 27, 2017, Performance Trust rendered to Citizens National’s board its oral opinion, which was subsequently confirmed in writing, with respect to the fairness, from a financial point of view, to the holders of Citizens National common stock, of the merger consideration pursuant to the merger agreement.
Performance Trust’s opinion was directed to Citizens National’s board and only addressed the fairness, from a financial point of view, to the holders of Citizens National common stock of the merger consideration and did not address any other aspect or implication of the merger. The references to Performance Trust’s opinion in this proxy statement/prospectus are qualified in their entirety by reference to the full text of Performance Trust’s written opinion, which is included as Appendix C to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Performance Trust in preparing its opinion. However, neither Performance Trust’s opinion, nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to Citizens National’s board or any stockholder of Citizens National as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Performance Trust’s opinion was furnished for the use and benefit of Citizens National’s board (in its capacity as such) in connection with its evaluation of the merger.
In issuing its opinion, among other things, Performance Trust:
(i)
reviewed a draft, dated October 24, 2017, of the merger agreement;

(ii)
reviewed certain publicly available business and financial information relating to Citizens National, Old Point, and its subsidiary The Old Point National Bank of Phoebus;

(iii)
reviewed certain other business, financial, and operating information relating to Citizens National and Old Point and its subsidiary provided to Performance Trust by the management of Citizens National and the management of Old Point, including financial forecasts for Citizens National prepared and provided to Performance Trust by management of Citizens National;

(iv)
met with certain members of Citizens National and Old Point to discuss the business prospects of Citizens National and Old Point and the proposed transaction;

(v)
reviewed certain financial data of Citizens National and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant;

(vi)
reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced; and

(vii)
considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Performance Trust deemed relevant.

In connection with its review, Performance Trust has not independently verified any of the foregoing information and Performance Trust has assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Citizens National that Performance Trust used in its analyses, the management of Citizens National has advised Performance Trust, and it has assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Citizens National as to the future financial performance of Citizens National and Performance Trust expresses no opinion with respect to such estimates or the assumptions on which they are based. Performance Trust has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Citizens National and Old Point since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Performance Trust that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Performance Trust incomplete or misleading. Performance Trust has also assumed, with Citizens National’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Citizens National, Old Point or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to Performance Trust’s analyses or its opinion. Performance Trust has assumed, with Citizens National’s consent, that the merger agreement, when executed by the parties thereto, conformed to the draft reviewed by Performance Trust in all respects material to its analyses.
Performance Trust’s opinion only addresses the fairness, from a financial point of view, of the merger consideration to the holders of Citizens National Common Stock in the manner set forth in the full text of its opinion, which is included as Appendix C, and the opinion does not address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise.
The issuance of Performance Trust’s opinion was approved by an authorized internal committee of Performance Trust.
Performance Trust’s opinion was necessarily based upon information made available to it as of October 27, 2017, and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Performance Trust has no obligation to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of the opinion. Performance Trust’s opinion does not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Citizens National, nor does it address the underlying business decision of Citizens National or its board to approve, recommend or proceed with the merger.

Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Performance Trust has relied on, with Citizens National’s consent, advice of the outside counsel and the independent accountants of Citizens National, and on the assumptions of the management of Citizens National, as to all legal, regulatory, accounting, insurance and tax matters with respect to Citizens National, Old Point, and the merger.
In preparing its opinion to Citizens National’s board, Performance Trust performed a variety of analyses, including those described below. The summary of Performance Trust’s analyses is not a complete description of the analyses underlying Performance Trust’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Performance Trust’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Performance Trust arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Performance Trust believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In performing its analyses, Performance Trust considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Performance Trust did not make separate or quantifiable judgments regarding individual analyses. The implied value reference ranges indicated by Performance Trust’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Citizens National’s control, Old Point’s control, and Performance Trust’s control. Much of the information used in, and accordingly the results of, Performance Trust’s analyses are inherently subject to substantial uncertainty.
Performance Trust’s opinion and analyses were provided to Citizens National’s board in connection with its consideration of the proposed merger and were among many factors considered by Citizens National’s board in evaluating the proposed merger. Neither Performance Trust’s opinion nor its analyses were determinative of the merger consideration or of the views of Citizens National’s board with respect to the proposed merger.
The following is a summary of the material financial analyses performed in connection with Performance Trust’s opinion rendered to Citizens National’s board on October 27, 2017. No company or transaction used in the analyses described below is identical or directly comparable to Citizens National or the proposed transaction. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Performance Trust’s analyses.
Selected Precedent Transactions Analysis
Performance Trust analyzed publicly available financial information relating to selected business combinations and other transactions Performance Trust deemed relevant. Performance Trust considered transactions with publicly disclosed deal values announced between January 1, 2015 and October 24, 2017 involving targets with total assets between $25 million and $100 million, last twelve months’ (“LTM”) return on average assets between 0.00% and 0.50%, tangible equity to tangible assets greater than 9.50%, and non-performing assets/assets less than 2.75%. The selected transactions were selected because the target companies were deemed to be similar to Citizens National in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. Performance Trust identified a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed merger. The 12 selected transactions used in this analysis included (buyer/seller — announce date):
•
Ozarks Heritage Financial Group, Inc./Financial Enterprises, Inc. — July 11, 2017

•
Royal Bancshares, Inc./State Bank of Cazenovia — April 4, 2017

•
WB Bancorp, Inc./MC Bancorp, Inc. — January 31, 2017

•
Drummond Banking Company/Nature Coast Bank — July 25, 2016

•
Horizon Bancorp/Citizens National Bancorp — July 12, 2016

•
Mackinac Financial Corporation/Niagara Bancorporation, Inc. — May 24, 2016

•
First Sentry Bancshares, Inc./Rock Branch Community Bank, Inc. — March 28, 2016

•
Eastern Michigan Financial Corporation/Ruth Bank Corporation — November 9, 2015

•
CSBO Holdings, Inc./Citizens State Bank of Ouray — August 31, 2015

•
Baylake Corp./New Bancshares, Inc. — May 8, 2015

•
Hamilton Bancorp, Inc./Fairmount Bancorp, Inc. — April 16, 2015

•
Adams Community Bank/Lenox National Bank — April 8, 2015

Performance Trust reviewed financial data for the selected transactions, including transaction value to tangible book value, transaction value to total assets, and premium to core deposits, which were defined as total deposits excluding certificates of deposit greater than $100,000. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples of the selected transactions to Citizens National’s corresponding financial metrics as of June 30, 2017 to determine the implied equity value per share and then compared those implied equity values per share to the merger consideration of  $5.52 per share in the proposed transaction. The merger consideration of  $5.52 per share is the sum of  $2.19, the cash portion of the per share merger consideration, plus the stock portion of the merger consideration based on the product of the conversion ratio of 0.1041 and the closing price of Old Point common stock on October 27, 2017 of  $32.00 The results of the selected transactions analysis are summarized below.
	Proposed Transaction Multiples	Selected Transactions Median	Selected Transactions 25th Percentile	Selected Transactions 75th Percentile
Transaction Value/Tangible Book Value	101%	105%	94%	114%
Transaction Value/Assets	16.6%	11.2%	9.9%	19.3%
Core Deposit Premium	0.3%	1.0%	(0.7)%	1.8%
	Proposed Merger Consideration	Implied Price Per Share Median	Implied Price Per Share 25th Percentile	Implied Price Per Share 75th Percentile
Transaction Value/Tangible Book Value	$5.52	$5.74	$5.14	$6.25
Transaction Value/Assets	$5.52	$3.72	$3.30	$6.39
Core Deposit Premium	$5.52	$5.64	$5.35	$5.77
Selected Public Companies Analysis
Performance Trust considered certain financial information for Citizens National and compared it with selected companies whose equity is publicly traded that Performance Trust deemed relevant. The selected public companies listed below include banks with total assets between $25 million and $250 million, LTM ROAA between 0.00% and 0.50%, tangible equity to tangible assets greater than 9.00%, non-performing assets/assets less than 2.75%, and minimum average daily trading volume of at least 25 shares per day over the last 90 days. The selected companies were selected because they were deemed similar to Citizens National in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Performance Trust identified a sufficient number of companies for purposes of its analysis but may not have included all publicly traded companies that might be deemed comparable to Citizens National. The 14 selected companies used in this analysis included:
•
Absecon Bancorp — Absecon, NJ

•
AJS Bancorp, Inc. — Midlothian, IL

•
Carroll Bancorp, Inc. — Sykesville, MD

•
Clarion County Community Bank — Clarion, PA

•
Commerce Bank of Temecula Valley — Murrieta, CA

•
Damariscotta Bankshares, Inc. — Damariscotta, ME

•
Edgewater Bancorp, Inc. — Saint Joseph, MI

•
First Niles Financial, Inc. — Niles, OH

•
Home Financial Bancorp — Spencer, IN

•
New Bancorp, Inc. — New Buffalo, MI

•
Partners Bank of California — Mission Viejo, CA

•
Sugar Creek Financial Corp. — Trenton, IL

•
Sunshine Financial, Inc. — Tallahassee, FL

•
Willamette Community Bank — Albany, OR

Performance Trust reviewed financial data for the selected companies, including trading value to tangible book value. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples of the selected companies to Citizens National’s corresponding financial metrics as of June 30, 2017 to determine the implied equity value per share and then compared those implied equity values per share to the merger consideration of  $5.52 per share in the proposed transaction. The results of the selected companies analysis are summarized below.
	Proposed Transaction Multiples	Selected Companies Median	Selected Companies 25th Percentile	Selected Companies 75th Percentile
Transaction Value/Tangible Book Value	101%	95%	85%	102%
	Proposed Merger Consideration	Implied Price Per Share Median	Implied Price Per Share 25th Percentile	Implied Price Per Share 75th Percentile
Transaction Value/Tangible Book Value	$5.52	$5.18	$4.66	$5.57
Present Value Analysis
Performance Trust analyzed the discounted present value of Citizens National’s projected free cash flows to equity for the years ending December 31, 2017 through December 31, 2022 on a standalone basis. Performance Trust calculated cash flows based on dividendable tangible common equity, which is defined as the tangible common equity in excess of a minimum 8.0% tangible common equity to tangible assets ratio. Historically, Citizens National has not paid dividends on its common stock. This analysis was based on the financial forecasts for Citizens National provided by Citizens National management and approved for use in this analysis by Citizens National management.

Performance Trust applied price to tangible book value multiples, ranging from 110% to 130%, to Citizens National’s projected December 31, 2022 tangible book value and price to earnings multiples, ranging from 15.0x to 17.0x, to Citizens National’s projected calendar year 2022 net income in order to derive a range of projected terminal values for Citizens National at December 31, 2022. The projected cash flows and terminal values were discounted using rates ranging from 15.0% to 17.0%, which reflected the cost of equity capital for Citizens National using a discount rate build-up method based on the sum of the risk-free free rate, industry equity risk premium, size premium, and specific company risk factor. The resulting range of present values was divided by the number of common shares outstanding in order to arrive at a range of present values per share of common stock. Performance Trust reviewed the range of per share prices derived in the present value analysis and compared them to the merger consideration of  $5.52 per share in the proposed transaction. The results of the present value analysis are summarized below.
	Proposed Merger Consideration	Implied Value Per Share Midpoint	Implied Value Per Share Minimum	Implied Value Per Share Maximum
Terminal Value Based on TBV Multiple	$5.52	$4.45	$4.12	$4.80
Terminal Value Based on P/E Multiple	$5.52	$3.74	$3.54	$3.96
Other Matters
Citizens National engaged Performance Trust as financial advisor in connection with the potential merger based on Performance Trust’s experience, reputation, and familiarity with Citizens National’s business. Performance Trust has an investment banking division and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. Performance Trust will receive a fee of for its services of 2.25% of the aggregate consideration to be received by Citizens National, which fee is contingent upon the consummation of the merger. Performance Trust also received a fee of  $25,000 upon rendering its fairness opinion, which opinion fee will be credited in full towards the transaction fee that will become payable to Performance Trust upon consummation of the merger. In addition, Citizens National has agreed to indemnify Performance Trust and certain related parties for certain liabilities arising out of or related to the engagement and to reimburse Performance Trust for certain expenses incurred in connection with its engagement.
Performance Trust is a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Performance Trust and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Citizens National, Old Point and certain of their affiliates as well as provide investment banking and other financial services to such companies and entities.
In the two years preceding the date of its opinion, Performance Trust did not provide any other investment banking services to Citizens National, Old Point and certain of their respective affiliates, for which compensation was received (other than any amounts that were paid to Performance Trust pursuant to its retention as a financial advisor to assist in determining a fair price for Citizens National’s common stock and reviewing strategic alternatives as described in this proxy statement/prospectus).
Certain Citizens National Unaudited Prospective Financial Information
Citizens National does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Citizens National is including in this proxy statement/prospectus certain unaudited prospective financial information that was made available to Performance Trust, its financial advisor in connection with the merger. The inclusion of this information should not be regarded as an indication that any of Citizens National, Performance Trust, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

Citizens National’s management team approved the use of the following unaudited prospective financial information. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Citizens National’s business, all of which are difficult to predict and many of which are beyond Citizens National’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Citizens National can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Citizens National’s business, industry performance, general business and economic conditions, competition and adverse changes in applicable laws, regulations or rules, and the certain other market and operations risks similar to those set forth in the section entitled, “Risk Factors,” beginning on page 20 and “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 26.
The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Citizens National’s historical GAAP financial statements. Neither Citizen National’s auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Citizens National can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Citizens National does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not attempt to predict or suggest future results of Citizens National. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by Old Point as a result of the merger, the effect on Citizens National of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Citizens National of any possible failure of the merger to occur. None of Citizens National, Performance Trust, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Citizens National stockholder or other person regarding Citizens National’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this proxy statement/prospectus should not be deemed an admission or representation by Citizens National that it is viewed as material information of Citizens National, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger proposal, but is being provided solely because it was made available to Citizens National’s financial advisors in connection with the merger.
In light of the foregoing, and considering that the special meeting will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Citizens National stockholders are cautioned not to place unwarranted reliance on such information, and Citizens National urges all stockholders to review all of the information provided elsewhere in this proxy statement/prospectus. See the section entitled, “Where You Can Find More Information,” beginning on page 90.
The following table presents a summary of selected Citizens National unaudited prospective financial data as of December 31, 2017 through 2022 or for the years 2017 through 2022, as applicable (dollars in thousands):
	2017	2018	2019	2020	2021	2022
Tangible assets	$58,958	$66,000	$71,280	$76,982	$83,131	$89,792
Intangible assets	—	—	—	—	—	—
Total assets	58,958	66,000	71,280	76,982	83,131	89,792
Net income	60	150	240	297	360	432
Old Point’s Board of Directors and Management Following Completion of the Merger
The directors of Old Point in office immediately prior to the merger will continue serving as directors of Old Point after the merger. The executive officers of Old Point immediately prior to the merger will continue serving in their current positions as executive officers of Old Point after the merger.
At the effective time of the merger, two individuals who are directors of Citizens National and who are selected by the mutual agreement of Old Point, Old Point National Bank and Citizens National will join the Southside Advisory Board of Old Point National Bank.
Public Trading Markets
Old Point common stock is listed and traded on the NASDAQ Capital Market under the symbol “OPOF.” Citizens National common stock is listed and traded on the OTC Pink under the symbol “CNBV.” Upon completion of the merger, newly issued shares of Old Point common stock issuable pursuant to the merger agreement will be listed on the NASDAQ Capital Market.
Dissenters’ Appraisal Rights
Stockholders of Citizens National have dissenters’ appraisal rights, as described herein, which are governed by the National Bank Act, 12 U.S.C. §215a(b). If the merger is approved by the required vote of Citizens National stockholders and is consummated, any record holder of Citizens National common stock may require Old Point to pay the fair or appraised value of such holder’s common stock, determined as of the effective time of the merger, by complying with 12 U.S.C. §215a(b). A copy of 12 U.S.C. §215a is attached as Appendix D to this proxy statement/prospectus.
A Citizens National stockholder who votes against the merger, or gives notice in writing to Citizens National at or before the Citizens National special meeting, identifying such holder and stating an intent to dissent from the merger agreement, will be entitled to receive cash in the value of such holder’s Citizens National common stock if and when the merger is consummated, upon written request made to Old Point at any time before 30 days after the consummation of the merger, accompanied by the surrender of such holder’s stock certificates.
The value of the shares of Citizens National common stock will be determined as of the effective date of the merger by a committee of three persons, one to be selected by a majority vote of the dissenting stockholders entitled to receive the value of their shares of Citizens National common stock in cash, one by the directors of Old Point, and the third person selected by the two so chosen. The valuation agreed upon by any two of these three appraisers shall govern, but if the value fixed by the appraisers is not satisfactory to any dissenting stockholder who has requested payment as described herein, such holder may within five days after being notified of the appraised value appeal to the OCC, which will cause a reappraisal to be made. The OCC’s reappraisal will be final and binding as to the value of the shares. If within 90 days from the effective time of the merger one or more of the appraisers is not selected, or the appraisers fail to determine the value of the dissenting shares, the OCC will, upon written request of any interested party, cause an appraisal to be made which will be final and binding on all parties. The expenses of the OCC in making the appraisal or reappraisal will be paid by Old Point.
The foregoing summary is not a complete statement of the provisions of federal law relating to the rights of dissenting stockholders, and is qualified in its entirety by reference to such law, a copy of which is attached as Appendix D to this proxy statement/prospectus. Failure by a holder of Citizens National common stock to follow the steps required under federal law for perfecting rights as a dissenting stockholder may result in a loss of such rights. Stockholders’ notices of intent to demand appraisal with respect to their shares of Citizens National common stock prior to the special meeting should be sent to: Citizens National Bank, 11407 Windsor Blvd., Windsor, Virginia 23487, Attn: Corporate Secretary.
Interests of Certain Citizens National Directors and Executive Officers in the Merger
In considering the recommendations of the Citizens National board of directors that Citizens National stockholders vote in favor of the merger proposal, Citizens National stockholders should be aware that Citizens National directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as stockholders of Citizens National. The Citizens National board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.
Change in Control Payments and Benefits under Current Citizens National Employment Agreements.
The employees of Citizens National who have employment agreements with Citizens National are: Jeffrey H. Noblin, Elizabeth T. Beale, and Richard C. Baker. For the purposes of the employment agreements of Mr. Noblin, Ms. Beale, and Mr. Baker, the merger will constitute a “change in control.”
Under the terms of Mr. Noblin’s employment agreement, if Mr. Noblin’s employment is terminated within 24 months following a “change in control” (i) by Citizens National or its successor without “cause” (as defined in the agreement), (ii) by Mr. Noblin for “good reason” (as defined in the agreement), or (iii) due to failure of Citizens National or its successor to renew the employment agreement, Mr. Noblin will be entitled to receive (A) a lump sum cash payment equal to 275% of the sum of his base salary in effect at termination and the highest cash bonus paid or payable for the two most recently completed years, (B) a lump sum cash payment equal to the sum of  (1) accrued but unpaid salary earned as of the termination date, unreimbursed business expenses incurred as of the termination date, employee benefits (including cash and equity compensation) to which he is entitled under employee benefit plans and programs of Citizens National or its successor as of the termination date (collectively, the “Accrued Amounts”), (2) earned but unpaid incentive or bonus compensation with respect to any completed calendar year immediately preceding the termination date, and (3) the product of  (i) the annual cash bonus paid or payable, including by reason of deferral, for the most recently completed year and (ii) a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365, and (C) an amount equal to the product of  (i) Mr. Noblin’s hourly rate of pay (determined by dividing base salary by 2080) and (ii) the number of paid-time off hours that are accrued and unused as of the termination date, limited to 1064 hours. In addition, if COBRA coverage is timely elected by Mr. Noblin, he will be permitted to continue participation in Citizens National’s or its successor’s group health and dental plans for a period of up to 18 months following termination at the rates paid by active participants and Citizens National or its successor will pay its portion of such health or dental premiums. The lump sum payments are generally to be paid to Mr. Noblin within 30 days of the date of termination of employment, subject to execution and effectiveness of a release within such 30-day period.
For purposes of Mr. Noblin’s agreement, a termination for “good reason” occurs when any of the following conditions exist, Mr. Noblin provides written notice to Citizens National or its successor of the existence of the condition within 90 days of the initial occurrence of the condition, and Citizens National or its successor fails to remedy the condition in good faith within 30 days of the date of such written notice: (i) the assignment, without written consent, of duties inconsistent with Mr. Noblin’s position, authority, duties or responsibilities, (ii) any action taken by Citizens National or its successor that results in a substantial reduction in Mr. Noblin’s status, including a diminution in his position, authority, duties, or responsibilities, (iii) relocation of Mr. Noblin’s primary office to a location that is fifteen (15) miles outside of the Town of Windsor or the 15 mile radius of any full-service banking office established by Citizens National or its successor at the time of termination of employment, (iv) the failure of Citizens National or its successor to comply with the compensation provisions of the employment agreement or a material breach of the employment agreement.
Under the terms of each of Ms. Beale’s and Mr. Baker’s employment agreement, in the event that the individual’s employment is terminated within 24 months following a “change in control” under the circumstances described above, the individual will be entitled to receive the payments and benefits described above, except that “200%” shall be substituted for “275%” when calculating the lump sum payment described in clause (A) above.
In addition, under the employment agreements of Mr. Noblin, Ms. Beale, and Mr. Baker, in the event that the individual’s employment is terminated within six months prior to a change in control under the circumstances described above, then within 10 days of the change in control (or, if later, within 30 days of termination of employment), the individual will be entitled to receive (1) the payments described in (A) above (in the case of Ms. Beale and Mr. Baker, substituting “200%” for “275%”), reduced for any salary continuation payments made following termination of employment as required by the applicable termination provisions, (2) the payments described in (B) and, to the extent not already paid, (C), above and (3) a COBRA subsidy for up to 18 months. Such payments shall replace any payments owed to Mr. Noblin, Ms. Beale, and Mr. Baker under their employment agreements as a result of their termination of employment prior to the change in control. To the extent an amount payable to Mr. Noblin, Ms. Beale, and Mr. Baker as a result of such individual’s termination of employment prior to the change in control constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts are to be paid according to their designated schedule of payments and only the additional amounts payable as a result of the change in control will be paid in a lump sum within 10 days of the change in control (or, if later, within 30 days of termination of employment).
Each of Mr. Noblin’s, Ms. Beale’s and Mr. Baker’s employment agreements provides that amounts payable and benefits provided thereunder shall be reduced by the minimum possible amount that is consistent with the requirements of section 409A of the Code until no amount payable to the individual, together with other payments or benefits under other plans, agreements or arrangements, is subject to an excise tax under section 4999 of the Code (such amount, the “section 280G limit”). As of October 27, 2017, Citizens National estimated that the section 280G limit for Mr. Noblin, Ms. Beale and Mr. Baker was $497,115, $372,756, and $359,399, respectively, which excludes the value of any restrictive covenants to which the executive is subject following the merger.
Old Point and Old Point National Bank may request that Citizens National terminate any or all of the employment agreements of Mr. Noblin, Ms. Beale and Mr. Baker in connection with the merger. If these employment agreements are terminated at the effective time of the merger (assuming for this purpose that the merger is effective on January 31, 2018), Citizens National estimates that Mr. Noblin would receive a lump sum cash payment of  $576,652, Ms. Beale would receive a lump sum cash payment of  $362,502, and Mr. Baker would receive a lump sum cash payment of  $352,462, in each case subject to reduction based on such individual’s section 280G limit (calculated as of the date of termination) as necessary to avoid the imposition of an excise tax under section 4999 of the Code and subject to the execution and effectiveness of (i) a release and waiver of claims in a form acceptable to Old Point, Old Point National Bank, and Citizens National, and (ii) a separate agreement providing that certain restrictive covenants including the non-competition and non-solicitation provisions of the employment agreement will continue to apply for one year, and the confidentiality provisions of the employment agreement will continue to apply as set out in the employment agreement.
Employment Following the Merger
Old Point National Bank remains in discussions with each of Mr. Noblin, Ms. Beale and Mr. Baker with respect to potential employment with Old Point National Bank following the merger. If Old Point and Old Point National Bank decide to terminate the employment agreements of any of these individuals in connection with the merger, and that individual is employed by Old Point National Bank after the merger, such post-merger employment may be on an at-will basis or pursuant to an offer letter, retention agreement, change in control agreement or other arrangement.
Indemnification and Insurance
Old Point has agreed to indemnify the officers and directors of Citizens National against certain liabilities arising before the effective date of the merger. Old Point has also agreed to purchase a six year “tail” prepaid policy, on the same terms as Citizens National’s existing directors’ and officers’ liability insurance, for the current officers and directors of Citizens National, subject to a cap on the cost of such policy equal to 250% of Citizens National’s current annual premium.
Stock Options and Stock Warrants
As of the record date for the Citizens National special meeting, the Citizens National directors and executive officers owned, in the aggregate, options to purchase 12,427 shares of Citizens National common stock and warrants to purchase 73,875 shares of Citizens National common stock. As explained in more detail in the section of this proxy statement/prospectus entitled “The Merger Agreement — Treatment of Citizens National Stock Options and Stock Warrants,” Citizens National stock options and Citizens National warrants will be cancelled in the merger in exchange for the right to receive a cash payment equal to the product of  (i) the difference between (A) the Conversion Price (as defined in that section) and (B) the per share exercise price of the Citizens National stock option or Citizens National warrant immediately prior to the effective time of the merger; and (ii) the number of shares of Citizens National common stock subject to such Citizens National stock option or warrant, respectively.
Because Old Point and Citizens National expect that the per share exercise price of each Citizens National stock option and Citizens National warrant will be greater than the Conversion Price at the effective time of the merger, Old Point and Citizens National expect that all Citizens National stock options and Citizens National warrants will be cancelled in the merger without any payment made in exchange therefor.
Resales of Old Point Common Stock
Old Point has registered under the federal securities laws and the rules and regulations promulgated thereunder the issuance of shares of its common stock in the merger. Therefore, Citizens National stockholders that receive Old Point common stock in the merger may sell those shares without restriction unless such stockholder is considered an “affiliate” of Citizens National or becomes an affiliate of Old Point. A director, executive officer or stockholder who beneficially owns 10% or more of the outstanding shares of a company’s common stock is generally deemed to be an affiliate of that company.
If a Citizens National stockholder is considered an affiliate of Citizens National or becomes an affiliate of Old Point, such stockholder may resell the shares of Old Point common stock such stockholder receives in the merger only after the publication of financial results of at least 30 days of post-merger combined operations of Old Point and Citizens National, and pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the SEC’s rules, or in transactions otherwise exempt from registration under the securities laws. Old Point is not obligated and does not intend to register for resale the shares of common stock issued to affiliates of Citizens National, if any.
Regulatory Approvals
Old Point and Citizens National cannot complete the merger without prior approval from the Federal Reserve, the OCC and the VSCC. Old Point has agreed to use its reasonable best efforts, and Citizens National has agreed to cooperate with Old Point, to prepare all documentation and effect all fillings as soon as reasonably practicable after the date of the merger agreement. Old Point has filed the required applications with the Federal Reserve, the OCC and the VSCC seeking approval of the merger. As of the date of this proxy statement/prospectus, we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them. There can be no assurance that such approvals will not impose conditions that would be unduly burdensome on Old Point after the merger.

As a bank holding company, Old Point is subject to regulation under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Old Point National Bank and Citizens National are each federally chartered national banking associations subject to the National Bank Act and certain federal banking laws, including the Federal Deposit Insurance Act, the Bank Merger Act and related regulations. When reviewing Old Point’s applications under the BHC Act and the Bank Merger Act, the Federal Reserve and the OCC will consider Old Point’s and the combined organization’s following the merger managerial resources, the competitive impacts of the merger, the future prospects of the combined organization, and the Community Reinvestment Act performance of Old Point and Citizens National in meeting the credit needs of their communities, including low- and moderate-income borrowers and neighborhoods. The Federal Reserve and the OCC will also consider Old Point’s effectiveness in combating money laundering, the convenience and needs of the communities to be served, and the extent to which the transactions would result in greater or more concentrated risks to the U.S. banking or financial system.
The merger may not be completed until the 30th day or, with the consent of the relevant agencies, the 15th day, following the date of approval of the Federal Reserve or the OCC, during which period the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an anti-trust action would stay the effectiveness of any approval unless a court specifically orders otherwise.
Approvals or possible approvals of the merger by the Federal Reserve, the OCC or the VSCC (i) reflects only the respective agency’s view that the transaction does not contravene applicable legal and regulatory standards and is consistent with regulatory policies relating to safety and soundness, (ii) is not an opinion of the respective agency that the transaction is financially favorable to the stockholders of any party to the transaction or that the respective agency has considered the adequacy of the terms of the transaction, and (iii) is not an endorsement of or recommendation for the transaction.
Accounting Treatment
The merger will be accounted for under the acquisition method of accounting pursuant to GAAP. Under the acquisition method of accounting, the assets and liabilities, including identifiable intangible assets arising from the transaction, of Citizens National will be recorded, as of completion of the merger, at their respective fair values and added to those of Old Point. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements and reported results of operations of Old Point issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Citizens National.

THE MERGER AGREEMENT
The following is a summary description of the material provisions of the merger agreement. The following description of the merger agreement is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety as it is the legal document governing the merger. In addition, please read the supplement to the merger agreement attached as Appendix B to this proxy statement/prospectus.
Structure of the Merger
The board of directors of each of Old Point, Old Point National Bank and Citizens National has unanimously approved the merger agreement, which provides for the merger of Citizens National with and into Old Point National Bank. Upon completion of the merger, the separate corporate existence of Citizens National will cease, and Old Point National Bank will continue to exist as a nationally chartered banking association.
The articles of association and bylaws of Old Point National Bank as in effect immediately prior to the merger will be the articles of association and bylaws of Old Point National Bank as the surviving bank following the merger.
Merger Consideration
General.   In the merger, holders of Citizens National common stock will receive for each of their shares of Citizens National common stock outstanding immediately prior to the effective time of the merger (other than shares owned directly or indirectly by Old Point or Old Point National Bank or any of their subsidiaries, in each case except for shares held by them in a fiduciary capacity or in satisfaction of a debt previously contacted, or dissenting shares) (i) 0.1041 shares (the “conversion ratio”) of Old Point common stock, and (ii) $2.19 in cash without interest. This conversion ratio is fixed and will not be adjusted to reflect stock price changes prior to the completion of the merger. Based on the volume-weighted average price of Old Point common stock for the three trading days ended October 27, 2017 ($31.48), the last trading day before public announcement of the merger, the merger consideration represented approximately $5.47 per share in value for each share of Citizens National common stock, or $7.9 million on an aggregate basis. The most recent reported closing share price for Old Point common stock on January 29, 2018 was $29.33; based on this closing sale price, the merger consideration represents approximately $5.24 in value for each share of Citizens National common stock, or $7.6 million on an aggregate basis. We urge you to obtain current market quotations for Old Point common stock (trading symbol “OPOF”) and Citizens National common stock (trading symbol “CNBV”).
If the outstanding shares of Old Point common stock or Citizens National common stock are increased, decreased, changed into or exchanged for a different number of kind of securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, then proportionate adjustments will be made to the merger consideration.
Old Point stockholders will continue to own their existing shares of Old Point common stock. Each share of Old Point common stock will continue to represent one share of Old Point common stock following the merger.
Fractional Shares.   Old Point will not issue any fractional shares of its common stock. Instead, a Citizens National stockholder who would otherwise have received a fraction of a share will receive an amount of cash (rounded to the nearest cent) equal to the fraction of a share of Old Point common stock to which such holder would otherwise be entitled, multiplied by the average of the closing sale prices of Old Point common stock on the NASDAQ Capital Market for the 10 full trading days ending on the trading day immediately preceding (but not including) the effective time of the merger.

Treatment of Citizens National Stock Options and Stock Warrants
Upon completion of the merger, each outstanding and unexercised option to acquire Citizens National common stock, whether or not vested, shall be cancelled and cease to represent a right to acquire Citizens National common stock and shall be converted into the right to receive a cash payment in an amount equal the product of:
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the difference between (A) the sum of  (1) the product of  (x) the conversion ratio and (y) the average of the closing sales prices of Old Point common stock for the ten (10) full trading days ending on the drafting day immediately preceding (but not including) the effective time of the merger, and (2) the cash consideration in the merger (such product, the “Conversion Price”), and (B) the per share exercise price of the Citizens National stock option immediately prior to the effective time of the merger; and

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the number of shares of Citizens National common stock subject to such Citizens National stock option.

If the exercise price of a Citizens National stock option immediately prior to the completion of the merger is greater than the Conversion Price of such stock option, then in the merger such stock option shall be cancelled without any payment made in exchange therefor.
Each holder of a warrant to acquire Citizens National common stock has entered into a warrant cancellation agreement pursuant to which such warrant will be cancelled upon completion of the merger. These warrant cancellation agreements provide that upon completion of the merger, each outstanding and unexercised warrant to acquire Citizens National common stock shall cease to represent a right to acquire Citizens National common stock and shall be converted into the right to receive a cash payment in an amount equal to the product of:
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the difference between (A) the Conversion Price and (B) the per share exercise price of the Citizens National warrant immediately prior to the effective time of the merger; and

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the number of shares of Citizens National common stock subject to such Citizens National warrant.

Effective Date; Closing
The effective time of the merger will be the date and time set forth on the certification of merger issued by the OCC. We anticipate that we will complete the merger late in the first quarter of 2018 or early in the second quarter of 2018, subject to the receipt of required stockholder approvals and all required regulatory approvals, and the satisfaction or waiver of the closing conditions set forth in the merger agreement. See “— Conditions to Completion of the Merger” at page 58.
There can be no assurances as to if or when the regulatory approvals or the approval of Citizens National stockholders will be obtained or continued or that the merger will be completed. If we do not complete the merger by June 30, 2018, either party may terminate the merger agreement, provided that such termination right is not available to a party whose action or inaction has been the cause of or resulted in the failure of the merger to occur on or before such date and such action or inaction constitutes a breach of the merger agreement, and is not available to Citizens National if a party to a support agreement has failed to perform or observe his or her covenants and agreements under the relevant support agreement.
Exchange of Citizens National Common Stock in the Merger
Citizens National Common Stock.   At or prior to the effective time of the merger, Old Point will deposit with the exchange agent cash sufficient to pay the aggregate cash consideration and the aggregate amount of cash payable in lieu of fractional shares of Old Point common stock that would otherwise be issued in the merger, and will authorize and direct issuance by the exchange agent of non-certificated shares of Old Point common stock represented by book-entry registry.
Within five business days after the effective time of the merger, the exchange agent will send transmittal materials to each holder of Old Point common stock for use in exchanging such Old Point common stock for the merger consideration.

Citizens National common stock certificates should NOT be returned with the enclosed proxy card, and should NOT be forwarded to the exchange agent until you receive a transmittal letter following completion of the merger. Until you exchange your shares of Citizens National common stock for shares of Old Point common stock, you will not receive any dividends or distributions in respect of shares of Old Point common stock. Once you exchange your shares of Citizens National common stock for shares of Old Point common stock, you will receive, without interest, the merger consideration and all undelivered dividends or distributions with a record date after the effective time of the merger. Beginning 30 days after the effective time of the merger, if you have not exchanged your shares of Citizens National common stock for shares of Old Point common stock, you will not be entitled to vote on any matter at any meeting of Old Point stockholders until you exchange your shares as described above.
If you own Citizens National common stock through a broker, bank or other holder of record, you will not need to obtain a certificate to represent shares of Citizens National common stock to deliver it to the exchange agent to exchange for the merger consideration.
If your Citizens National common stock certificate has been lost, destroyed or stolen or is otherwise missing, Old Point and the exchange agent may require you to make an affidavit of that fact and to post a bond in a reasonable amount as an indemnity against any claim that may be made against Old Point with respect to the lost, destroyed, stolen or otherwise missing Citizens National common stock certificate.
No Effect on Outstanding Old Point or Old Point National Bank Stock
Each share of capital stock of Old Point and Old Point National Bank that is issued and outstanding immediately prior to completion of the merger will remain issued and outstanding and be unchanged by the merger. As a result, there is no need for Old Point stockholders to take any action as a result of the completion of the merger.
Corporate Governance
The articles of incorporation and bylaws of Old Point will not be changed in connection with the merger. The articles of association and bylaws of Old Point National Bank as in effect immediately prior to the merger will be the articles of association and bylaws of Old Point National Bank after the merger.
The directors and executive officers of Old Point and Old Point National Bank immediately prior to the merger will continue serving in their positions and will constitute the directors and executive officers of Old Point and Old Point National Bank, respectively, immediately following the merger.
Prior to the effective time of the merger, Old Point National Bank will add appoint directors of Citizens National to the Southside Advisory Board of Old Point National Bank, with such appointment effective at the effective time of the merger.
Representations and Warranties
Pursuant to the merger agreement, Old Point, Old Point National Bank and Citizens National made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A hereto.
Such representations and warranties generally must remain accurate through the completion of the merger. However, most representations and warranties are qualified by a materiality standard that provides no representation or warranty of Old Point, Old Point National Bank or Citizens National will be deemed to be untrue or incorrect, and no party will be deemed to have breached a representation or warranty, due to the existence of any fact, event or circumstances, unless such fact, event or circumstance, individually or taken together with other facts, events or circumstances that are inconsistent with a representation or warranty, has had or is reasonably likely to have a material adverse effect on the relevant party. Representations and warranties with respect to Old Point’s, Old Point National Bank’s and Citizens National’s capitalization, and the absence since December 31, 2016 of events or circumstances reasonably likely to have a material adverse effect on Old Point or Citizens National, respectively, are not subject to the materiality standard and must remain true in all respects.

The representations and warranties by Old Point, Old Point National Bank and Citizens National to each other address, among other things:
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organization and good standing of each entity;

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each entity’s capital structure;

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each entity’s authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

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absence of material adverse changes since December 31, 2016;

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consents and approvals required;

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regulatory matters;

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accuracy of documents, including financial statements and other reports, filed by Old Point with the SEC;

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absence of material defaults under contracts and agreements;

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absence of environmental problems;

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absence of conflicts between each entity’s obligations under the merger agreement and its charter documents and contracts to which it is a party or by which it is bound;

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litigation and related matters;

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taxes and tax regulatory matters;

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compliance with laws;

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absence of brokerage commissioners, except as disclosed for financial advisors;

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employee benefit matters;

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loans and the allowance for loan losses;

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insurance matters;

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risk management instruments including derivatives;

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intellectual property matters;

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information systems and security; and

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the financial ability of Old Point to complete the merger and to pay the aggregate cash component of the merger consideration.

These representations and warranties were made as of the date of the merger agreement (unless otherwise specified), subject to materiality standards which may differ from what may be viewed as material by investors and stockholders, and, in certain cases, are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Old Point’s disclosure schedules contain information that has been included in Old Point’s general prior public disclosures, as well as potential additional non-public information. Although none of Old Point, Old Point National Bank, and Citizens National believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement.
Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which, in the case of Old Point, subsequent information may or may not be fully reflected in Old Point’s public disclosures. The representations and warranties and other provisions of the merger agreement should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus, in the documents incorporated by reference into this proxy statement/prospectus by Old Point, and in the periodic and current reports and statements that Old Point files with the SEC. For more information on these reports and statements, see “Where You Can Find More Information” beginning on page 90.
Conditions to Completion of the Merger
The respective obligations of Old Point, Old Point National Bank and Citizens National to complete the merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver of certain mutual conditions, including the following:
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the merger agreement has been approved by the requisite vote of the holders of outstanding shares of Citizens National common stock;

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all regulatory approvals required to consummate the merger and the transactions contemplated by the merger agreement have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals contain any conditions, restrictions or requirements that the board of directors of Old Point reasonably determines in good faith would materially reduce the benefits of the merger and the transactions contemplated by the merger agreement to such a degree that Old Point would not have entered into the merger agreement had such conditions, restrictions or requirements been known at the date thereof;

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no governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the merger or the transactions contemplated by the merger agreement;

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the registration statement (of which this proxy statement/prospectus is a part) registering shares of Old Point common stock to be issued in the merger has been declared effective and is not subject to a stop order suspending the effectiveness of the registration statement and no proceedings for that purpose have been initiated by the SEC and not withdrawn; and

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the shares of Old Point common stock to be issued in the merger shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

In addition to the mutual covenants described above, Citizens National’s obligation to complete the merger is subject to the fulfillment, or written waiver, of certain other conditions, including the following:
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the representations and warranties of Old Point and Old Point National Bank made in the merger agreement, subject to the standard set forth in the merger agreement, are true and correct as of the date of the merger agreement and as of the effective time of the merger, and Citizens National has received a certificate of the chief executive officer and chief financial officer of Old Point and Old Point National Bank to that effect;

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Old Point and Old Point National Bank have performed in all material respects all obligations required to be performed by them under the merger agreement prior to the effective time of the merger, and Citizens National has received a certificate of the chief executive officer and chief financial officer of Old Point and Old Point National Bank to that effect;

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Citizens National has received an opinion of Williams Mullen, counsel to Citizens National, substantially to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code;

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no material adverse effect with respect to Old Point and Old Point National Bank has occurred; and

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the effectiveness of certain agreements that may be required in connection with employment agreements between Citizens National and each of its executive officers.

In addition to the mutual covenants described above, Old Point’s and Old Point National Bank’s obligation to complete the merger is subject to the fulfillment, or written waiver, of certain other conditions, including the following:
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the representations and warranties of Citizens National made in the merger agreement, subject to the standard set forth in the merger agreement, are true and correct as of the date of the merger agreement and as of the effective time of the merger, and Old Point has received a certificate of the chief executive officer and the chief financial officer of Citizens National to that effect;

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Citizens National has performed in all material respects all obligations required to be performed by it under the merger agreement prior to the effective time of the merger, and Old Point has received a certificate of the chief executive officer and chief financial officer of Citizens National to that effect;

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no material adverse effect with respect to Citizens National has occurred;

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Old Point has received an opinion of Troutman Sanders LLP, counsel to Old Point and Old Point National Bank, substantially to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code;

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all of the directors of Citizens National have, concurrent with the execution of the merger agreement, entered into a support agreement, and all such support agreements remain in full force and effect;

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all of the holders of warrants to acquire Citizens National common stock have, concurrent with the execution of the merger agreement, entered into a warrant cancellation agreement, and all such warrant cancellation agreements remain in full force and effect;

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Citizens National has taken certain actions with respect to employment agreements of Citizens National, to the extent requested by Old Point, and any required releases and agreements related to such actions are in full force and effect; and

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not more than 15% of the outstanding shares of Citizens National common stock constitute dissenting shares with respect to the merger.

Business Pending the Merger
The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Appendix A hereto, are briefly described below.
Old Point, Old Point National Bank and Citizens National have agreed that, prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or as previously disclosed, none of them, without the prior written consent of the other, will:
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take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

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take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (y) any of the conditions to the merger set forth in Article VII of the merger agreement not being satisfied or (z) a material violation of any provision of the merger agreement, except as may be required by applicable law or regulation.

Citizens National has also agreed that, prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or as previously disclosed, without the prior written consent of Old Point it will not:
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conduct its business other than in the ordinary and usual course consistent with past practices or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Old Point the goodwill of the customers of Citizens National and others with whom business relations exist;

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issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any warrants, options, rights, convertible securities and other arrangements or commitments that obligate Citizens National to issue or dispose of any of its capital stock or other ownership interests (“Rights”) or permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights;

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make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its common stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its common stock;

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enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of Citizens National, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) salary or wage increases for certain officers identified to Old Point that are consistent with past practices, (ii) changes that are required by applicable law or (iii) as previously disclosed to Old Point;

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hire any person as an employee of Citizens National or promote any employee, except (i) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed and (ii) persons hired to fill any employee vacancies (other than vacancies of certain officers identified to Old Point) arising after the date of the merger agreement and whose employment is terminable at the will of Citizens National and who are provided no greater severance or similar benefits or payments as a result of the merger or the consummation thereof than those that would have become payable to the employees who they replaced;

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(i) enter into, establish, adopt, amend, terminate or make any contributions to (except (A) as may be required by applicable law, (B) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed to Old Point or (C) to comply with the requirements of the merger agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Citizens National or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; (ii) exchange, cancel, surrender, or increase or decrease the benefit provided under, any existing bank or corporate owned life insurance covering employees of Citizens National, other than any such change that is required by law; or (iii) purchase any new bank or corporate owned life insurance covering any employees of Citizens National;

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sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for: (i) other real estate owned, or OREO, that is sold in the ordinary course of business consistent with past practices; (ii) transactions previously disclosed to Old Point; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the Certificate of Deposit Account Registry Service, or CDARS, in the ordinary course of business consistent with past practices or (iv) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $25,000 in the aggregate;

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acquire all or any portion of the assets, business, securities, deposits or properties of any other person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for: (i) acquisitions of securities as previously disclosed to Old Point; (ii) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the CDARS in the ordinary course of business consistent with past practices and (iv) such acquisitions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $25,000 in the aggregate;
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except as previously disclosed to Old Point, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practices, in amounts not exceeding $20,000 individually or $35,000 in the aggregate;

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amend Citizens National’s articles of association or bylaws;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP;

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except to comply with the merger agreement or as previously disclosed to Old Point, enter into, cancel, fail to renew or terminate any material contract or amend or modify in any material respect any of its existing material contracts, or enter into, amend or modify in any material respect any contract related to the offering of investment services, correspondent mortgage banking or other financial services in Citizens National’s branches by a third party service provider;

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enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Citizens National is or becomes a party on or after the date of the merger agreement, which settlement, agreement or action involves payment by Citizens National of an amount that exceeds $20,000 and/or would impose any material restriction on the business of Citizens National or create precedent for claims that are reasonably likely to be material to Citizens National;

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enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any governmental authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

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introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, Old Point prior to the date of the merger agreement);

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enter into or settle any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions;

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incur any indebtedness for borrowed money, other than overnight borrowings and draws under Citizens National’s lines of credit as existing on the date of the merger agreement, in each case in the ordinary course of business consistent with past practices; or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practices;

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acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practices) any debt security or equity investment other than federal funds or United States government securities or United States government agency securities, in each case with a term of two years or less, (ii) dispose of any debt security or equity investment or (iii) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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(i) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “loans”) other than loans made or acquired in the ordinary course of business consistent with past practices and that have (A) in the case of unsecured loans made to any one borrower that are originated in compliance with Citizens National’s internal loan policies, a principal balance not in excess of  $40,000 in total, which is understood to include any current outstanding principal balance to any such borrower, and (B) in the case of secured loans made to any one borrower that are originated in compliance with Citizens National’s internal loan policies, a principal balance not in excess of  $600,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any loan securitization or create any special purpose funding entity; or (iv) make any material changes to its policies and practices with respect to underwriting, pricing, originating or servicing loans, in each case except as required by a governmental agency;

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make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practices);

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prepare or file any tax return inconsistent with past practice or, on any tax return, take any position, make any election, or adopt any method materially inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, make or change any material tax election, change an annual accounting period, adopt or change any method of accounting, file an amended tax return, surrender any right to a material tax refund, enter into any closing agreements with respect to a material tax, or consent to any extension or waiver of the limitation period applicable to any tax proceeding;

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fail to materially follow its existing policies and practices with respect to managing exposure to interest rate or other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or

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enter into any contract with respect to or otherwise commit to do any of the foregoing.

Old Point and Old Point have also agreed that, prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or as previously disclosed, without the prior written consent of Citizens National it will not:
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conduct its business other than in the ordinary and usual course consistent with past practices or fail to use commercially reasonable efforts to preserve its business organization and preserve for itself the goodwill of its customers and others with whom business relations exist;

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amend Old Point’s articles of incorporation or bylaws, or amend Old Point National Bank’s articles of association or bylaws;

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enter into any contract with respect to or otherwise commit to do any of the foregoing.

Stockholder Meetings and Recommendation of Boards of Directors
Citizens National has agreed to call a special meeting of stockholders as soon as reasonably practicable for the purpose of obtaining the required stockholder votes on the proposals described in this proxy statement/prospectus. In addition, Citizens National has agreed to use its reasonable best efforts to obtain from its stockholders the required stockholder votes in favor of the merger proposal, and include the appropriate approval recommendations of its board of directors in this proxy statement/prospectus, unless it has received and its board of directors has recommended (or submitted to stockholders) an acquisition proposal from a third party that qualifies as a “superior proposal” as described and under the circumstances set forth in the next section (“— No Solicitation”).
No Solicitation
The merger agreement provides that Citizens National will, and will direct and cause its affiliates, directors, officers, employees, agents and representatives, including, without limitation, any investment banker, financial advisor, attorney, accountant, or other representative retained by it, to immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of Citizens National and by specifically enforcing the terms in a court of competent jurisdiction, if necessary.
For purposes of the merger agreement, “acquisition proposal” is defined to mean any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (1) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the total revenues, net income, assets, or deposits of Citizens National taken as a whole; (2) direct or indirect acquisition or purchase of any class of equity securities representing 25% or more of the voting power of Citizens National; (3) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Citizens National; or (4) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Citizens National, other than the transactions contemplated by the merger agreement.
From the date of the merger agreement through the effective time of the merger, Citizens National will not, and will cause its directors, officers or employees, or any other representative retained by it not to, directly or indirectly through another person (1) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (2) provide any confidential information or data to any person relating to any acquisition proposal, (3) participate in any discussions or negotiations regarding any acquisition proposal, (4) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Old Point or its affiliates, (5) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (6) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.
However, if, prior to the date of the meeting of the Citizens National stockholders to vote to approve the merger agreement, the Citizens National board of directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to take the actions described in the prior sentence would breach, or would reasonably be expected to result in a breach of, its fiduciary duties under applicable law, Citizens National may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement, that the Citizens National board of directors determines in good faith is likely to constitute a superior proposal, subject to providing one business day prior written notice of its decision to take such action to Old Point and identifying the person making the proposal and all the material terms and conditions of the proposal and compliance with the merger agreement:
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furnish information with respect to itself to any person making the superior proposal pursuant to a customary confidentiality agreement, as determined by Citizens National after consultation with its outside counsel, on terms no more favorable to the person than the terms contained in the confidentiality agreement between Old Point and Citizens National, are to Old Point; and

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participate in discussions or negotiations regarding the superior proposal.

For purposes of the merger agreement, “superior proposal” is defined to mean an unsolicited acquisition proposal that was received and considered in compliance with the merger agreement that the Citizens National board of directors determines in good faith would, if completed, result in a transaction that is more favorable to Citizens National’s stockholders from a financial point of view than the merger, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions, and conditions to completion and the likelihood of completion, and after taking into account the advice of Citizens National’s financial advisor, which will be a nationally recognized investment banking firm, and outside counsel. For the purposes of the definition of  “superior proposal,” the term “acquisition proposal” has the same meaning as described above, except that “50%” is substituted for each reference to “25%”.
In addition to these obligations, Citizens National will within one business day advise Old Point orally and in writing of its receipt of any acquisition proposal, or any inquiry that could reasonably lead to an acquisition proposal, and keep Old Point informed, on a current basis, of the continuing status of the inquiry, including the terms and conditions of the inquiry and any changes to the inquiry, and will contemporaneously provide to Old Point all materials provided to or made available to any third party pursuant to the merger agreement that were not previously provided to Old Point.
Citizens National has agreed that any violations of the restrictions related to acquisition proposals set forth in the merger agreement by any representative of Citizens National will be deemed a breach of the merger agreement by Citizens National.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways.
Termination by Old Point and Citizens National.   The merger agreement may be terminated by mutual written consent of Old Point, Old Point National Bank and Citizens National.
Termination by Old Point or Citizens National.   The merger agreement may be terminated by either Old Point and Old Point National Bank or Citizens National if:
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provided that such party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated in the merger agreement;

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provided that such party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, if the other party’s conditions to closing in the merger agreement have not been satisfied within five business days of the last joint condition to closing, which lack of satisfaction (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such failure and (ii) has not been waived by the party seeking to terminate the merger agreement;

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the merger has not been completed by June 30, 2018, unless the failure of the merger to be consummated is due to (i) the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement or, (ii) if Citizens National is the party seeking termination, the failure of any director of Citizens National to perform or observe his covenants and agreements under the relevant support agreement;

•
the approval of any governmental authority required for consummation of the merger shall have been denied by final, nonappealable action or an application therefor shall have been permanently withdrawn at the request of the governmental authority, unless such denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants of such party in the merger agreement;

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the merger agreement is not approved by the stockholders of Citizens National; or

•
at any time prior to the meeting of Citizens National’s stockholders to vote upon the merger agreement, termination is required in order for Citizens National to enter concurrently into an agreement with respect to a superior proposal and Citizens National satisfies its obligations related to superior proposals provided in the merger agreement and pays the termination fee described below.

Termination by Old Point.   The merger agreement may be terminated by Old Point and Old Point National Bank if  (i) Citizens National has materially breached its obligations under the merger agreement with respect to alternate acquisition proposals; (ii) the Citizens National board of directors approves, adopts endorses or recommends any acquisition proposal; (iii) Citizens National’s board of directors fails to recommend to Citizens National’s stockholders the merger agreement or withdraws, modifies or changes such recommendation in a manner adverse to Old Point; or (iv) Citizens National has failed to call, give notice of, convene and hold a meeting of its stockholders to vote upon the merger agreement, as contemplated in the merger agreement.
Additionally, Old Point and Old Point National Bank may terminate the merger agreement if a tender offer or exchange offer for 20% or more of the outstanding shares of Citizens National’s common stock is commenced (other than by Old Point and Old Point National Bank), and the Citizens National board of directors recommends that the stockholders of Citizens National tender their shares in such offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.
Effect of Termination; Termination Fee
If the merger agreement is terminated, no party will have any liability or further obligation to any other party, except that (i) the provisions of the merger agreement relating to the effect of termination, the confidentiality agreements entered into among Old Point, Old Point National Bank and Citizens National and certain miscellaneous provisions related to notices, enforcement of the merger agreement and other matters will continue in effect and (ii) neither Old Point nor Citizens National will be relieved from liability arising out of its fraud or willful breach of the merger agreement.
Citizens National has agreed to pay a termination fee of  $375,000 to Old Point in the following circumstances:
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the merger agreement is terminated because (i) Citizens National has materially breached its obligations under the merger agreement with respect to alternate acquisition proposals; (ii) the Citizens National board of directors approves, adopts endorses or recommends any acquisition proposal; (iii) Citizens National’s board of directors fails to recommend to Citizens National’s stockholders the merger agreement or withdraws, modifies or changes such recommendation in a manner adverse to Old Point; or (iv) Citizens National has failed to call, give notice of, convene and hold a meeting of its stockholders to vote upon the merger agreement;

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the merger agreement is terminated upon the commencement of a tender offer or exchange offer for 20% or more of the outstanding shares of Citizens National’s common stock is commenced (other than by Old Point and Old Point National Bank), in which the Citizens National board of directors recommends that the stockholders of Citizens National tender their shares or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;

•
the merger agreement is terminated, (i)(A) by Old Point and Old Point National Bank as a result of a breach of the merger agreement by Citizens National, (B) by either Old Point and Old Point National Bank or Citizens National as a result of the other party’s delay if no vote of Citizens National’s stockholders with respect to the merger agreement shall have then occurred or (C) by either Old Point and Old Point National Bank or Citizens National due to a failure to obtain the required vote of stockholders of Citizens National at the meeting called to vote on the merger agreement if an alternative acquisition proposal has been publicly announced or otherwise communicated to the senior management or board of directors of Citizens National either prior to the date of termination of the merger agreement for clauses (A) and (B) or prior to the taking of a stockholder vote for clause (C), and (ii)(A) Citizens National enters into an agreement with respect to an alternative acquisition proposal within twelve months after the merger agreement is terminated (regardless of whether such transaction is consummated) or (B) Citizens National consummates a transaction with respect to an alternative acquisition proposal otherwise than pursuant to an agreement with Old Point within fifteen months after the merger agreement is terminated;
•
the merger agreement is terminated by Old Point and Old Point National Bank or Citizens National in order for Citizens National to enter concurrently into an agreement with respect to an unsolicited acquisition proposal that was received and considered in compliance with the terms of the merger agreement.

If Citizens National fails to timely pay the termination fee to Old Point, Citizens National will be obligated to pay the costs and expenses incurred by Old Point to collect such payment, together with interest. If the merger agreement is terminated and the termination fee is payable to Old Point, the termination fee and any costs and expenses incurred by Old Point in collecting the fee will be Old Point’s sole and exclusive remedies.
Indemnification and Insurance
Old Point has agreed to indemnify the officers and directors of Citizens National against certain liabilities arising before the effective time of the merger. Citizens National has also agreed to purchase a six year “tail” prepaid policy, on the same terms as Citizens National’s existing directors’ and officers’ liability insurance, for the current officers and directors of Citizens National, subject to a cap on the cost of such policy equal to 250% of Citizens National’s current annual premium.
Expenses
In general, whether or not the merger is completed, each of Old Point and Citizens National will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. Citizens National will pay the costs of printing and mailing this proxy statement/prospectus to its stockholders.
Waiver and Amendment
Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision or amended or modified at any time by written agreement of the parties, except that after the stockholders of Citizens National have approved the merger agreement no amendment or modification which by law requires further approval by the stockholders of Citizens National may be made without obtaining such approval.
Support and Non-Competition Agreements
Among other conditions described above, Old Point’s and Old Point National Bank’s obligation to complete the merger is subject to all of the directors of Citizens National having, concurrent with the execution of the merger agreement, entered into a support agreement, and all such support agreements remaining in full force and effect. On October 27, 2017, each of the directors of Citizens National entered into a support agreement with Old Point. The following summary describes certain material provisions of the form of support agreement and is qualified in its entirety by reference to the form of support agreement, the form of which is Annex A to the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and which is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the support agreements that may be important to you. You are encouraged to read the form of support agreement carefully and in its entirety.
Agreement to Vote Covered Shares.   Under the support agreements, each Citizens National director agreed to cause all of the shares of Citizens National common stock over which he exercises sole rights of voting and disposition to be voted in favor of approving the merger agreement, unless Old Point is in material default with respect to a material covenant, representation, warranty or agreement made by it in the merger agreement or if, in accordance with the terms of the merger agreement, the Citizens National board of directors fails to recommend to Citizens National’s stockholders the merger agreement, or withdraws, modifies or changes such recommendation (or publicly proposes to do so). As of the record date of the Citizens National special meeting, there were 190,104 Covered Shares subject to support agreements, which represented 13.2% of the Citizens National common stock outstanding.
Transfer Restrictions.   Each Citizens National director also agreed, subject to certain exceptions, not to tender into any tender or exchange offer or to sell, transfer or otherwise dispose of or encumber any Covered Shares or any options to acquire Citizens National common stock without the prior written consent of Old Point.
Non-Solicitation.   Each Citizens National director also agreed that he will not, and that he will not authorize, direct or encourage any other person to, solicit from any third party any inquiries or proposals relating to the disposition of Citizens National’s business or assets, the acquisition of voting securities of Citizens National or the merger of Citizens National with any person other than Old Point or a subsidiary of Old Point. The support agreements also restrict Citizens National directors from providing a third party with information or assistance relating to, or conducting discussions in furtherance of, such inquiries or proposals and from making statements to the effect that he does not support the merger or that other Citizens National stockholders should not support the merger, in case except as permitted under the merger agreement.
Non-Competition.   For a period of twelve months from the effective time of the merger, each Citizens National director (other than the President and Chief Executive Officer of Citizens National, who is subject to separate noncompetition obligations under his employment agreement) has agreed not to, directly or indirectly:
•
serve as a member of the board of directors (including any advisory board) of any financial institution, or a holding company or subsidiary of a financial institution, with an office or branch located within a 35 mile radius of any office or branch of Old Point, Old Point National Bank, Old Point Trust, or Citizens National as of the date of the merger agreement or at the effective time of the merger (the “Covered Area”);

•
serve on the board of directors of any company with an office or branch in the Covered Area that provides any of the products or services provided by Old Point, Old Point National Bank, Old Point Trust or any subsidiary or affiliate thereof as of the date of the merger agreement or the effective time of the merger;

•
solicit to employ or engage the services of any of the officers or employees of Old Point, Old Point National Bank or Old Point Trust, including former employees of Citizens National (other than such employees or officers who have been terminated by Old Point, Old Point National Bank, Old Point Trust, or Citizens National prior to such solicitation or engagement);

•
initiate or maintain contact with any officer, director or employee of Old Point, Old Point National Bank or Old Point Trust, including former employees of Citizens National, regarding the business, operations, prospects or finances of Old Point, Old Point National Bank or Old Point Trust, except for conversations with employees that are necessary to conduct routine banking business or transactions; or

•
solicit customers of Old Point, Old Point National Bank or Old Point Trust, or any subsidiary or affiliate thereof on behalf of any bank or provider of any of the products or services offered by Old Point, Old Point National Bank, Old Point Trust or any subsidiary or affiliate thereof.

Termination.   The provisions of the support agreements related to the voting of the Covered Shares and the transfer restrictions on the covered shares expires upon the earlier of  (i) the termination of the merger agreement and (ii) the effective time of the merger. The provisions of the support agreements relating to the non-competition periods and non-solicitation periods expires on the date that 12 months after the effective time of the merger.

Warrant Cancellation Agreements
Among other conditions described above, Old Point’s and Old Point National Bank’s obligation to complete the merger is subject to all of the holders of warrants to acquire Citizens National common stock having, concurrent with the execution of the merger agreement, entered into warrant cancellation agreement, and all such warrant cancellation agreements remaining in full force and effect. On October 27, 2017, each of the holders of Citizens National warrants entered into a warrant cancellation agreement with Old Point.
Each holder of Citizens National warrants has agreed to the cancellation of all of his or her Citizens National warrants at the effective time of the merger, in exchange for the consideration set forth in the merger agreement. See “— Treatment of Citizens National Stock Options and Stock Warrants” beginning on page 55 for a description of consideration payable in the merger to holders of Citizens National warrants.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
Subject to the limitations, assumptions and qualifications described herein, in the opinion of each of Troutman Sanders LLP and Williams Mullen, the following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to “U.S. holders” (as defined below) of Citizens National common stock that exchange their shares in the merger. This summary is based upon the Code, Treasury regulations promulgated thereunder, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations. The opinions of tax counsel for each of Old Point and Citizens National are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this document is a part. These opinions are based on representations, covenants and undertakings provided by Old Point and Citizens National and on customary factual assumptions. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the accuracy of these opinions regarding the U.S. federal income tax consequences of the merger could be adversely affected. Neither of the opinions described above will be binding on the IRS or any court. Old Point and Citizens National have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
This summary is limited to U.S. holders that hold their shares of Citizens National common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular Citizens National stockholder or to Citizens National stockholders that are subject to special rules under U.S. federal income tax laws, such as, without limitation: stockholders that are not U.S. holders; banks, thrifts, or other financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or investors in such entities); controlled foreign corporations or passive foreign investment companies; regulated investment companies; real estate investment trusts; retirement plans, individual retirement accounts or other tax-deferred accounts; dealers or brokers in stocks and securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the U.S.; persons whose functional currency is not the U.S. dollar; persons who purchase or sell their shares of Citizens National common stock as part of a wash sale; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of Citizens National; persons who hold Citizens National common stock as part of a straddle, hedge, constructive sale, wash sale, conversion or other integrated transaction; and U.S. holders who acquired their shares of Citizens National common stock through the exercise of an employee stock option, through a qualified retirement plan or otherwise as compensation.
In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any other U.S. federal tax consequences (such as gift or estate taxes) including any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Code. Determining the actual tax consequences of the merger to each Citizens National stockholder may be complex. They will depend on each Citizens National stockholder’s specific situation and on factors that are not within the control of Old Point or Citizens National. Accordingly, each Citizens National stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
For purposes of this section, the term “U.S. holder” means a beneficial owner of Citizens National common stock that for U.S. federal income tax purposes is: a citizen or resident of the U.S.; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.
If a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds Citizens National common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.
Holders of Citizens National common stock are urged to consult their own tax advisors as to the tax consequences of the merger given their particular circumstances.
Tax Consequences of the Merger, Generally
The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon each of Old Point and Citizens National receiving a written tax opinion, dated the closing date of the merger, from its outside legal counsel to the effect that, based upon facts, representations and assumptions set forth in such opinion, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Old Point and Citizens National each has the ability to waive the condition to obtain a legal opinion. Neither Old Point nor Citizens National currently intends to waive this opinion condition to its obligation to consummate the merger. If either Old Point or Citizens National waives this opinion condition after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the SEC, and if the tax consequences of the merger to Old Point and Citizens National shareholders have materially changed, Old Point and Citizens National will recirculate appropriate soliciting materials to resolicit the votes of the Citizens National stockholders. Old Point and Citizens National have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the IRS or any court, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the opinion of counsel. In addition, if any of the representations or assumptions upon which these opinions are based are inconsistent with the actual facts, the accuracy of these opinions regarding the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each Citizens National stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
Tax Consequences to Old Point and Citizens National
Each of Old Point and Citizens National will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Old Point nor Citizens National will recognize any gain or loss as a result of the merger.
Tax Consequences to Stockholders
Exchange for Old Point Common Stock and Cash.   As a result of receiving a combination of Old Point common stock and cash in exchange for shares of Citizens National common stock, a U.S. holder will recognize gain, but not loss, equal to the lesser of  (1) the amount of cash received (excluding cash received in lieu of a fractional share of Old Point common stock), or (2) the amount of gain realized in the merger. The amount of gain a U.S. holder realizes will equal the amount by which (a) the cash received (excluding cash received in lieu of a fractional share of Old Point common stock) plus the fair market value of the Old Point common stock received (including any fractional share deemed as being received and exchanged for cash, as described below) at the effective time of the merger exceeds (b) the U.S. holder’s aggregate adjusted tax basis in the Citizens National common stock surrendered in the merger. Any recognized gain generally will be a capital gain, and will be long-term capital gain if, as of the effective date of the merger, the U.S. holder held its shares of Citizens National common stock for more than one year.
Tax Basis in, and Holding Period for, Old Point Common Stock.   The aggregate adjusted tax basis of the shares of Old Point common stock received in the merger (including any fractional share of Old Point common stock deemed to be received and exchanged for cash as described below) generally will be the same as the aggregate adjusted tax basis of the shares of Citizens National common stock surrendered in the merger decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share of Old Point common stock) and increased by the gain recognized in the merger, if any (excluding any gain recognized as a result of any cash received in lieu of a fractional share of Old Point common stock). The holding period of the Old Point common stock a U.S. holder receives as a result of the exchange (including any fractional share of Old Point common stock deemed received and exchanged for cash) will include the holding period of Citizens National common stock surrendered in the merger. If a U.S. holder acquired different blocks of Citizens National common stock at different times or at different prices, the Old Point common stock such holder receives will be allocated pro rata to each block of Citizens National common stock, and the basis and holding period of each block of Old Point common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Citizens National common stock exchanged for such block of Old Point common stock. If a U.S. holder has differing tax bases or differing holding periods in respect of shares of Citizens National common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Old Point common stock received in the merger.
Cash Received in Lieu of a Fractional Share.   If a U.S. holder receives cash in the merger instead of a fractional share interest in Old Point common stock, the U.S. holder will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the Citizens National stockholder’s adjusted tax basis allocable to such fractional share. This gain or loss will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder held its shares of Citizens National common stock for more than one year. The deductibility of capital losses is subject to limitations.
Exchange Solely for Cash upon Exercise of Appraisal Rights.   Upon the proper exercise of dissenters’ appraisal rights, the exchange of Citizens National shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received by the U.S. holder and the U.S. holder’s tax basis in its Citizens National common stock (generally the purchase price paid by the U.S. holder to acquire such stock). The gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder held its shares of Citizens National common stock for more than one year.
Backup Withholding and Information Reporting.   A non-corporate U.S. holder may be subject under certain circumstances to information reporting and backup withholding (currently at a rate of 28%) on any cash payments received. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder (1) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or (2) provides proof that it is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.
In addition, U.S. holders of Citizens National common stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Citizens National common stock exchanged, the number of shares of Old Point common stock received and the amount of cash received, the fair market value and tax basis of Citizens National common stock exchanged and the U.S. holder’s tax basis in the Old Point common stock received.
If a U.S. holder of Citizens National common stock that receives Old Point common stock in the merger is a “significant holder” with respect to Citizens National, the U.S. holder is required to include a statement with respect to receipt of Old Point common stock on or with the U.S. federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of Citizens National common stock will be treated as a significant holder in Citizens National if the U.S. holder’s ownership interest in Citizens National is five percent (5%) or more, by vote or value, of Citizens National issued and outstanding common stock or if the U.S. holder’s basis in the shares of Citizens National common stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the information set forth in such regulation, including the names and employer identification numbers of Citizens National and Old Point, the date of the merger, the U.S. holder’s tax basis in the Citizens National common stock surrendered and the fair market value of the Old Point common stock and cash received in the merger.
The foregoing tax discussion is only a summary. It is not intended to be, and should not be construed as, tax advice. Holders of Citizens National common stock are urged to consult their independent tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any possible changes in those laws after the date of this proxy statement/prospectus.

INFORMATION ABOUT CITIZENS NATIONAL
Citizens National is a national banking association headquartered in Windsor, Virginia, and organized under the laws of the United States of America. Citizens National began banking operations in April 2003. Citizens National serves Isle of Wight County, the cities of Suffolk and Franklin, and other areas of Hampton Roads and Southeastern Virginia from one full-service banking office located at 11407 Windsor Blvd., P.O. Box 100, Windsor, Virginia 23487. Citizens National has no operating subsidiaries. Citizens National’s website is at: http://www.cnbva.com. Information contained on or that is accessible through Citizens National’s website is not part of, and is not incorporated into, this proxy statement/prospectus.
Citizens National offers a broad range of commercial and retail banking services to its customers. Citizens National’s lending activities are focused on commercial real estate construction and land development, small to medium-sized business development and expansion, and professional and consumer relationships. Citizens National provides construction, purchase and development, commercial real estate, equipment financing and agricultural loans, as well as consumer installment, line-of-credit, home equity, residential mortgage, and home construction loans. Citizens National also provides consumer and business deposit services including checking, savings, certificates of deposit and individual retirement accounts, commercial cash management, mobile app, remote deposit capture, and Internet banking.
At September 30, 2017, Citizens National had total assets of  $50.0 million, net loans of  $42.6 million and deposits of  $41.9 million.

INFORMATION ABOUT OLD POINT
Old Point Financial Corporation is a bank holding company organized under the laws of the Commonwealth of Virginia and headquartered in Hampton, Virginia. Old Point’s primary activity is as a holding company for the common stock of its two wholly-owned national bank subsidiaries, The Old Point National Bank of Phoebus, Hampton, Virginia and Old Point Trust & Financial Services, N.A. The principal business of Old Point is conducted through Old Point National Bank and Old Point Trust.
Old Point National Bank is a national banking association that was founded in 1922. Old Point National Bank has 18 branch offices serving the Hampton Roads localities of Hampton, Newport News, Norfolk, Virginia Beach, Chesapeake, Williamsburg/James City County, York County and Isle of Wight County. Old Point National Bank offers a complete line of consumer, mortgage and business banking services, including loan, deposit, and cash management services to individual and commercial customers. Old Point National Bank is the parent company of Old Point Mortgage, LLC, which provides mortgage origination services. Old Point Trust provides integrated investment, fiduciary and wealth management services.
As of September 30, 2017, Old Point had total consolidated assets of approximately $954.5 million, consolidated net loans held for investment of approximately $692.0 million, total consolidated deposits through Old Point National Bank of approximately $782.4 million, and consolidated stockholders’ equity of approximately $97.6 million.
The principal executive office of Old Point is located at 1 West Mellen Street, Hampton, Virginia 23663, and its telephone number is (757) 728-1200. Old Point’s website can be accessed at www.oldpoint.com. Information contained in or that can be accessed through Old Point’s website does not constitute a part of, and is not incorporated into, this proxy statement/prospectus.
For more information about Old Point, see “Where You Can Find More Information” beginning on page 90.

DESCRIPTION OF OLD POINT CAPITAL STOCK
The following summary description of the material features of the capital stock of Old Point is qualified in its entirety by reference to the applicable provisions of Virginia law and by Old Point’s articles of incorporation and bylaws, each as amended.
As a result of the merger, Citizens National stockholders who receive shares of Old Point common stock in the merger will become stockholders of Old Point. Your rights as stockholders of Old Point will be governed by Virginia law and the articles of incorporation and the bylaws of Old Point, each as amended. We urge you to read the applicable provisions of the Virginia Stock Corporation Act (the “VSCA”), Old Point’s articles of incorporation and bylaws and federal laws governing bank holding companies carefully and in their entirety.
Authorized and Outstanding Capital Stock
The authorized capital stock of Old Point consists of 10,000,000 shares of common stock, par value $5.00 per share. As of January 23, 2018, there were 5,019,703 shares of common stock issued and outstanding held by approximately 1,200 holders of record, no options outstanding to purchase shares of Old Point common stock, and 2,245 shares of Old Point common stock that were subject to unvested restricted stock awards and were granted under Old Point’s equity compensation plans.
Common Stock
General.   Each share of Old Point common stock has the same relative rights as, and is identical in all respects to, each other share of Old Point common stock. Old Point common stock is traded on the NASDAQ Capital Market under the symbol “OPOF.” The transfer agent for Old Point common stock is Computershare, 250 Royall Street, Canton, Massachusetts 02021.
Dividends.   Old Point stockholders are entitled to receive dividends or distributions that its board of directors may declare out of funds legally available for those payments. The payment of distributions by Old Point is subject to the restrictions of Virginia law applicable to the declaration of distributions by a corporation. A Virginia corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were dissolved at that time, to satisfy the preferential rights of stockholders whose rights are superior to the rights of those receiving the distribution.
As a bank holding company, Old Point’s ability to pay dividends is affected by the ability of Old Point National Bank and Old Point Trust, its subsidiaries that are chartered by the OCC, to pay dividends to the holding company. The ability of Old Point National Bank and Old Point Trust, as well as Old Point, to pay dividends in the future is, and could be further, influenced by bank regulatory requirements and capital guidelines.
Liquidation Rights.   In the event of any liquidation, dissolution or winding up of Old Point, the holders of shares of its common stock will be entitled to receive, after payment of all debts and liabilities of Old Point, all remaining assets of Old Point available for distribution in cash or in kind.
Voting Rights.   Old Point stockholders are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon a routine matter.
In an uncontested director election, each director will be elected by the affirmative vote of a majority of the votes cast with respect to the director’s election. An “uncontested director election” means an election in which the number of nominees does not exceed the number of directors to be elected. In a contested director election, directors are elected by a plurality of the votes cast. Holders of Old Point common stock are not entitled to cumulative voting rights in the election of directors.
No Preemptive Rights; Redemption and Assessment.   Holders of shares of Old Point common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Old Point common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and nonassessable.
For more information regarding the rights of holders of Old Point common stock, see “Comparative Rights of Stockholders” beginning on page 76.

COMPARATIVE RIGHTS OF STOCKHOLDERS
The rights of Old Point stockholders are governed by the VSCA and by the articles of incorporation and bylaws of Old Point. The rights of Citizens National stockholders are governed by the National Bank Act, by the articles of association and bylaws of Citizens National and, because Citizens National has elected to follow the corporate governance procedures of the Commonwealth of Virginia, the VSCA to the extent not inconsistent with the National Bank Act and regulations of the OCC. Following the merger, rights of Citizens National stockholders that receive Old Point common stock will be governed by the VSCA and the articles of incorporation and bylaws of Old Point. The below summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the VSCA, the National Bank Act, the articles of incorporation and bylaws of Old Point, and the articles of association and bylaws of Citizens National. Copies of these governing instruments are available, without charge, to any person to whom this proxy statement/prospectus is delivered. See “Where You Can Find Additional Information” beginning on page 90.
Authorized Capital Stock
Old Point	Citizens National
10,000,000 shares of common stock, $5.00 par value per share.	10,000,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock, no par value per share.
Preemptive Rights
Old Point	Citizens National
The articles of incorporation of Old Point provide that stockholders shall have no preemptive rights to acquire any unissued shares of Old Point.	The articles of association of Citizens National provide that stockholders shall have no preemptive rights to any unissued shares of Citizens National.
Size of Board of Directors
Old Point	Citizens National
The bylaws of Old Point provide that the board of directors shall consist of not less than 5 nor more than 25 directors, with the exact number to be fixed by the Old Point board of directors or by a resolution of the stockholders at any meeting thereof. The Old Point board of directors currently consists of 13 individuals.
The articles of association of Citizens National Bank provide that the board of directors shall consist of not less than 5 nor more than 25 persons, with the exact number to be fixed and determined from time to time by a resolution of a majority of the full board of directors or by a resolution of a majority of the stockholders at any annual or special meeting thereof. The Citizens National board of directors currently consists of 12 individuals.
The Citizens National board of directors may not increase the size of the board between meetings of stockholders (i) by more than two, if the number of directors last elected by stockholders was 15 or less, or (ii) by more than four, when the number of directors last elected by stockholders was 16 or more.

Voting for Directors
Old Point	Citizens National
In an uncontested director election, each Old Point director will be elected by the affirmative vote of a majority of the votes cast with respect to the director’s election. An “uncontested director election” means an election in which the number of nominees does not exceed the number of directors to be elected. In a contested director election, directors of Old Point are elected by a plurality of the votes cast. Old Point stockholders are not entitled to cumulative voting rights in the election of directors.	If a quorum is present at a meeting of Citizens National stockholders, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in such an election. Cumulative voting is permitted in the election of directors. A stockholder may cast all of his or her votes for one director nominee or may distribute such votes among as many nominees as the stockholder chooses.
Classes of Directors
Old Point	Citizens National
Old Point has only one class of directors.	Citizens National’s board of directors is divided into three classes, each of which is as nearly equal in number as possible. Each class of directors serves a staggered three-year term.
Qualifications of Directors
Old Point	Citizens National
Old Point’s bylaws require that a person own shares of Old Point common stock to be qualified as a director.	Citizens National’s articles of association require each director to own Citizens National common stock with an aggregate par, fair market or equity value of at least $1,000. In addition, Citizens National’s bylaws generally require that, to be eligible to serve as a director of Citizens National, a person must own beneficially at least 500 shares of Citizens National’s common stock and have voting rights for at least 5,000 shares (up to 4,500 of which may be by assigned voting rights).
Filling Vacancies on the Board
Old Point	Citizens National
A vacancy on the Old Point board of directors, including a vacancy due to an increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the Old Point board of directors.	Any vacancy on the Citizens National board of directors may be filled by action of a majority of the remaining directors between meetings of stockholders.
Removal of Directors
Old Point	Citizens National
Old Point stockholders, at a special meeting called for such purpose, may remove any member of the board of directors with or without cause.	Citizens National’s articles of association provide that a director may be removed by stockholders at a meeting called to remove him or her, when notice of the meeting states that the purpose or one of the purposes is to remove him or her, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause, provided however, that a directors may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

Notice of Stockholder Proposals and Director Nominations
Old Point	Citizens National

Old Point’s bylaws provide that a stockholder of record who is entitled to vote at an annual meeting of Old Point’s stockholders may nominate a person for election to the Old Point board of directors by delivering notice of such nomination to the Secretary of Old Point not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is more than 30 days before or more than 70 days after such anniversary, then not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the public announcement of the annual meeting date). Such notice must set forth certain information specified by Old Point’s bylaws.
Old Point’s bylaws also provide that a stockholder may propose business to be considered by stockholders at an annual meeting of stockholders, subject to the same timeliness requirements as apply to stockholder nomination of directors for election at an annual meeting.
The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified Old Point of such stockholder’s intention to present a proposal at an annual meeting and such stockholder’s proposal has been included in a proxy statement that has been prepared by Old Point for such annual meeting.
Citizens National’s articles of association provide that any stockholder entitled to vote for the election of directors at an annual meeting of Citizens National’s stockholders may nominate a person for election to the Citizen’s National board of directors by delivering or mailing written notice to the President of Citizens National no less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, such nominations shall be mailed or delivered to the President of Citizens National no later than the close of business on the 7th day following the day on which notice of the meeting was mailed. Such notice must set forth certain information specified by Citizens National’s articles of association and bylaws.
Anti-Takeover Provisions — Business Combinations
Old Point	Citizens National
Virginia law contains provisions regulating “affiliated transactions.” In general, this law prohibits a Virginia corporation from engaging in affiliated transactions with any holder of more than 10% of any class of its outstanding shares, referred to herein as an interested stockholder, for a period of three years following the date that such person became an interested stockholder unless certain conditions are satisfied. A Virginia corporation may include in its articles of incorporation initially filed with the VSCC a provision opting out of the affiliated transactions statute. The stockholders of a Virginia corporation may also adopt an amendment to the corporation’s articles of incorporation or bylaws opting out of the affiliated transactions statute.
The National Bank Act does not require supermajority voting for transactions with interested stockholders. In addition, as discussed above, Citizens National has elected to be governed by the corporate governance provisions of Virginia law, including the affiliated transactions statute and the control share acquisition statute discussed in this proxy statement/prospectus.
Citizens National’s articles of incorporation and bylaws are silent with respect to the affiliated transactions statute and the control share acquisition statute. Therefore, such statutes apply to affiliated transactions between Citizens National and an interested stockholder and certain other acquisitions of Citizens National’s common stock, respectively.

Virginia law also contains provisions relating to control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1∕3% or 50%) of the total votes entitled to be cast for the election of directors. A Virginia corporation may include in its articles of incorporation or bylaws a provision opting out of the control share acquisition statute.
Old Point’s articles of incorporation and bylaws are silent with respect to the affiliated transactions statute and the control share acquisition statute. Therefore, such statutes apply to affiliated transactions between Old Point and an interested stockholder and certain other acquisitions of Old Point’s common stock, respectively.

Stockholder Action Without a Meeting
Old Point	Citizens National

Unless otherwise set forth in the corporation’s articles of incorporation, Virginia law provides that action required or permitted by law to be adopted or taken at a stockholders’ meeting may be adopted or taken without a meeting and if the action is adopted or taken by all stockholders entitled to vote on the action, and any such written consent shall be signed by all stockholders entitled to vote on the action, bear the date of each signature and delivered for inclusion with the minutes or corporate records of the corporation.
Old Point’s articles of incorporation do not modify the rights of stockholders to act by written consent without a meeting.
Citizens National’s articles of association provide that, unless otherwise provided in Citizens National’s bylaws, any action requiring approval of stockholders must be affected at a duly called annual or special meeting. Citizens National’s bylaws do not provide for stockholder action without a meeting. As such, the stockholders of Citizens National may not take action by written consent without a meeting.
Calling Annual Meetings of Stockholders
Old Point	Citizens National
The regular annual meeting of stockholders for the election of directors and transaction of such other business that may come before the meeting shall be held each year on the fourth Tuesday in May of each year (or on such other day and/or in such other month as may be fixed by Old Point’s board of directors).	The regular annual meeting of stockholders for the election of directors and transaction of such other business that may come before the meeting shall be held on the date designated by Citizens National’s board of directors.
Special Meetings of Stockholders
Old Point	Citizens National
Old Point’s bylaws provide that a special meeting of the stockholders may be called for any purpose or purposes and shall be held whenever called by the Chairman of board of directors, or the President if there is no Chairman of the board of directors, or by the board of directors or by the holders of not less than 25% of the outstanding shares of Old Point common stock entitled to vote at the meeting.	Citizens National’s articles of association provide that a special meeting of the stockholders may be called at any time by any director of Citizens National or any 5 or more stockholders owning, in the aggregate, not less than 35% of the voting stock of Citizens National.

Notice of Meetings
Old Point	Citizens National
Notice of any annual or special meeting of Old Point stockholders shall be given at least ten days, and not more than 60 days, prior to the date of the meeting to each registered stockholder at the address for such stockholder that appears on the books of Old Point. If the meeting is being called to act on an amendment to the articles of incorporation, or on a plan of merger, consolidation or exchange, or on a reduction of stated capital, or on a proposed sale of all of the assets of Old Point, notice shall be given not less than 25 days not more than 60 days before the date of the meeting, and such notice shall be accompanied by a copy of the proposed amendment or plan of merger, consolidation, or exchange, or the proposed plan for reduction of capital.	Notice of any annual or special meeting of Citizens National stockholders shall be given at least 10 days, and not more than 60 days, prior to the date of the meeting to each registered stockholder at the address for such stockholder that appears on the books of Citizens National. If the meeting is being called to act on an amendment to the articles of association, a plan of merger or share exchange, a proposed sale of all of the assets of Citizens National, or the dissolution of Citizens National, notice shall be given not less than 25 days nor more than 60 days before the date of the meeting. Meetings may be held without notice if all the stockholders entitled to vote at the meeting are present in person or by proxy of if notice is waived in writing by those not present, either before or after the meeting.
Vote Required for Amendments to Articles of Incorporation or Articles of Association
Old Point	Citizens National

Virginia law generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia law otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the Virginia law, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.
Other than as set forth immediately below, Old Point’s articles of incorporation are silent on amendment of the articles of incorporation, so an amendment to Old Point’s articles of incorporation require an affirmative vote of more than two-thirds of the votes entitled to be cast on the matter.
Old Point’s articles of incorporation require an affirmative vote of  (i) at least 75% of the votes entitled to be cast, or (ii) 80% of the entire Old Point board of directors and at least two-thirds of the votes entitled to be cast, to amend or repeal the provisions of the articles of incorporation regarding certain business combinations, as described immediately below.
Citizens National’s articles of association may be amended at any regular or special meetings of the stockholders by the affirmative vote of the holders of a majority of the stock of Citizens National, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

Vote Required for Certain Transactions
Old Point	Citizens National

Old Point’s articles of incorporation provide that the affirmative vote of the holders of not less than 75% of the outstanding shares of common stock of Old Point shall be required for the approval or authorization of any business combination (as defined below), unless such business combination has been approved by the affirmative vote of at least 80% of the entire board of directors.
A “business combination” means (i) any merger or consolidation of Old Point or a subsidiary with or into, or the exchange of shares of Old Point for cash or property of, an acquiring person, (ii) any sale, lease, exchange or other disposition of all or substantially all of the assets of Old Point or a subsidiary to or with an acquiring person, (iii) any reclassification of securities (including any reverse stock split), recapitalization or other transaction that would have the effect of increasing the voting power of an acquiring person, or (iv) any plan or proposal for the liquidation or dissolution of Old Point proposed by or on behalf of an acquiring person.
An “acquiring person” means any individual, firm, corporation, trust or any other entity which: (i) beneficially owns, together with its affiliates and associated persons, 5% or more of the outstanding shares of common stock of Old Point; or (ii) though owning less than 5% of such shares, proposes or undertakes to obtain control or exercise a controlling influence over Old Point as determined by the board of directors.

Generally, Citizens National’s articles of association provide that, unless otherwise specified in the articles of association or required by law, all matters requiring stockholder action must be approved by stockholders owning a majority voting interest in the outstanding voting stock of Citizens National.
Under federal law, certain business combinations require a higher vote for approval of such transaction by the stockholders of a national bank, including a merger or consolidation that will result in a surviving national bank. Such a transaction requires approval by at least two-thirds of the capital stock of each national bank that is a party to the transaction.

Amendment of Bylaws
Old Point	Citizens National

Under the Virginia law, unless another process is set forth in the articles of incorporation or bylaws, a majority of the directors (except to the extent authority to amend the bylaws is reserved by the Virginia law), or, if a quorum exists at a meeting of stockholders, a majority of the stockholders present and entitled to vote may adopt, amend or repeal the bylaws.
Old Point’s bylaws may be amended or repealed at any regular or special meeting of the board of directors. Bylaws made by the board of directors may be amended or repealed by the stockholders of Old Point, and the stockholders of Old Point may prescribe that any bylaw adopted by the stockholders shall not be altered, amended or repealed by the directors.
Citizens National’s bylaws may be amended or altered at any meeting of the board of directors by the affirmative vote of majority of the directors then in office.

Appraisal Rights
Old Point	Citizens National

Under Virginia law, stockholders of a Virginia corporation are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by stockholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to stockholders in the event of one of the foregoing corporate actions if the stock (i) is traded in an organized market and (ii) has 2,000 or more stockholders and an aggregate market value of  $20 million or more, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10% of such shares.
Appraisal rights will not be available to the stockholders of Old Point in connection with the proposed merger of Citizens National into Old Point National Bank because Old Point is not a party to that merger.

Under federal law, stockholders of a national bank are generally entitled to dissent receive payment of the appraised value of their stock in the event of certain corporate transactions, including a merger in which such national bank is the target.
Dissenters’ appraisal rights will be available to the stockholders of Citizens National in connection with the proposed merger under the National Bank Act, 12 U.S.C. §215a.

Dividends
Old Point	Citizens National
A Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any stockholders who have rights superior to those receiving the dividend. Holders of Old Point common stock are entitled to receive dividends on their shares of common stock out of assets legally available for distribution when, as and if authorized by the Old Point board of directors.
A board of directors of a national bank generally may declare a dividend of so much of the undivided profits of the bank as the directors judge to be expedient; provided, however, that OCC approval is required to declare (i) dividends other than in cash and (ii) cash dividends if the total of all dividends, including the proposed dividend, declared by the bank in such calendar year will exceed its net retained income of that year to date plus the retained net income of the preceding two calendar years.
Holders of Citizens National common stock are entitled to receive dividends on their shares of common stock as and if authorized by the Citizens National board of directors.

Exculpation and Indemnification
Old Point	Citizens National

Virginia law permits a Virginia corporation to indemnify directors and officers against liability incurred in a proceeding if he conducted himself in good faith and believed that, with regard to conduct in his official capacity, the conduct was in the corporation’s best interest and, with regard to all other conduct, that the conduct was not opposed to the corporation’s best interests.
Old Point’s articles of incorporation provide that, to the full extent permitted by Virginia law, a director or officer of Old Point shall not be liable to Old Point or its stockholders for monetary damages. Old Point’s articles of incorporation provide that, to the fullest extent permitted by the Virginia law, Old Point shall indemnify a director or officer who is a party to any proceeding because he or she was a director or officer of Old Point against liability incurred in the proceeding.

Citizens National’s articles of association generally provide that, to the full extent permitted by applicable law, Citizens National will indemnify a director or officer of Citizens National who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer.
Notwithstanding the foregoing, Citizens National may not indemnify a director or officer against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by a bank regulatory agency, which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to Citizens National or otherwise in a manner inconsistent with federal banking laws and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF OLD POINT
The following table sets forth certain information as of January 23, 2018, concerning the number and percentage of shares of Old Point common stock beneficially owned by each of Old Point’s directors and named executive officers, and by Old Point’s directors and executive officers as a group. In addition, the table includes information with respect to persons known to Old Point who own or may be deemed to own more than 5% of Old Point common stock as of January 23, 2018. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares.
	Number of Shares Beneficially Owned(1)	Percentage of Class Beneficially Owned(17)
Stephen C. Adams	5,373(2)	*
James Reade Chisman	323,999(3)(4)	6.46%
Russell Smith Evans, Jr.	16,463(5)	*
Michael A. Glasser	3,345	*
Dr. Arthur D. Greene	13,810	*
John Cabot Ishon	48,661(6)	*
William F. Keefe	5,100	*
Tom B. Langley	4,348	*
Dr. H. Robert Schappert	175,411(7)	3.50%
Robert F. Shuford, Sr.	515,604(3)	10.27%
Robert F. Shuford, Jr.	27,433(8)	*
Ellen Clark Thacker	96,630(9)	1.93%
Joseph R. Witt	9,093	*
Jeffrey W. Farrar	2,245(10)	*
Laurie D. Grabow	1,690(11)	*
Eugene M. Jordan, II	30,724(12)	*
All directors & executive officers as a group (17 persons)	1,060,992(13)	21.13%
Old Point Trust & Financial Services, N.A. 11780 Jefferson Avenue, Suite D Newport News, Virginia 23606	285,966(14)	5.7%
James Reade Chisman 609 Washington Street Hampton, Virginia 23669	323,999(3)(4)	6.5%
Robert F. Shuford, Sr. 1 West Mellen Street P.O. Box 3392 Hampton, Virginia 23663	515,604(3)	10.3%
PL Capital Group 47 E. Chicago Avenue, Suite 328 Naperville, Illinois 60540	302,662(15)	6.0%
FJ Capital Management, LLC 1313 Dolley Madison Blvd, Ste 306 McLean, Virginia 22101	248,553(16)	5.0%

*
Represents less than 1% of Old Point’s outstanding common stock.

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(2)
Includes 99 shares as to which Mr. Adams shares voting and investment power and 222 shares held by Mr. Adams’s spouse, as to which Mr. Adams has no voting or investment power.

(3)
In their capacities as directors of VuBay Foundation, James Reade Chisman and Robert F. Shuford, Sr. and one other director of VuBay Foundation, each share with the other two directors voting and dispositive power with respect to 219,552 shares held by VuBay Foundation.

(4)
Includes 21,500 shares held by Mr. Chisman’s spouse, as to which Mr. Chisman shares voting and investment power through a power of attorney and 17,468 shares held by Mountain Eagle Co., of which Mr. Chisman is President and has shared voting and investment power and includes 56,980 shares that are pledged as collateral.

(5)
Includes 7,088 shares held by Mr. Evans’s spouse, as to which Mr. Evans has no voting or investment power.

(6)
Includes 7,500 shares as to which Mr. Ishon shares voting and investment power, and 15,210 shares held by Mr. Ishon’s spouse, as to which Mr. Ishon has no voting or investment power. Also includes 101 shares held by Hampton Stationery, which Mr. Ishon is President and has shared voting and investment power.

(7)
Includes 114,643 shares held in a trust for Dr. Schappert’s spouse for which Dr. Schappert serves as co-trustee.

(8)
Includes 3,509 shares held by Mr. Shuford, Jr.’s spouse as custodian for their children under the Uniform Transfer to Minors Act and an additional 204 shares held by his spouse as to which Mr. Shuford, Jr. has no voting or investment power.

(9)
Includes 77,614 shares as to which Mrs. Thacker shares voting and investment power, and 831 shares as to which Mrs. Thacker has no voting or investment power.

(10)
Includes 2,245 restricted shares, of which 1,504 will vest on June 1, 2019 and 741 will vest on June 1, 2020. Mr. Farrar has sole voting power with regard to these shares.

(11)
Mrs. Grabow retired from Old Point on July 14, 2017. Includes 4 shares as to which Mrs. Grabow shares voting and investment power.

(12)
Includes 7,950 shares as to which Mr. Jordan, II shares voting and investment power and 1,062 shares held by Mr. Jordan, II’s spouse, as to which Mr. Jordan, II has no voting or investment power. Also includes 1,464 shares held in a Trust for Mr. Jordan, II’s spouse, as to which he has no voting or investment power.

(13)
Includes 60 shares beneficially owned by Donald S. Buckless, Executive Vice President/Chief Lending Officer.

(14)
According to information provided to Old Point by Old Point Trust, as of January 23, 2018, Old Point Trust has shared voting power and no dispositive power with respect to 143,094 of these shares. Old Point Trust has sole voting power and sole dispositive power with respect to 104,259 of these shares, but as a matter of state law, Old Point Trust must refrain from voting such shares, and such shares will not be deemed to be outstanding and entitled to vote unless a co-fiduciary is appointed for the purpose of voting the shares. If any such co-fiduciary is appointed, Old Point Trust would be deemed to share voting power with respect to the shares subject to the co-fiduciary appointment, and such shares would be deemed to be outstanding and entitled to vote. The 285,966 shares are held by Old Point Trust as trustee of various trust accounts, of which no individual trust account beneficially owns more than 5% of Old Point’s outstanding shares.

(15)
Based solely on information as of March 16, 2016 contained in Amendment No. 2 to Schedule 13D (Schedule 13D/A) filed with the SEC on March 21, 2016 by the PL Capital Group and Mr. William F.Keefe. According to the Schedule 13D/A, PL Capital, LLC has shared voting and dispositive power with respect to 231,092 shares, Financial Edge Fund, L.P. has shared voting and dispositive power with respect to 141,669 shares, Financial Edge — Strategic Fund, L.P. has shared voting and dispositive power with respect to 64,211 shares, PL Capital/Focused Fund, L.P. has shared voting and dispositive power with respect to 25,212 shares, Goodbody/PL Capital, L.P. has shared voting and dispositive power with respect to 71,570 shares, Goodbody/PL Capital, LLC has shared voting and dispositive power with respect to 71,570 shares, PL Capital Advisors, LLC has shared voting and dispositive power with respect to 302,662 shares, John W. Palmer has shared voting and dispositive power with respect to 302,662 shares, Richard J. Lashley has shared voting and dispositive power with respect to 302,662 shares and Mr. Keefe has sole voting and dispositive power with respect to 2,000 shares. According to the Schedule 13D/A, Mr. Keefe’s 2,000 shares are not included in the amount reported in the table because the PL Capital Group disclaims beneficial ownership of those shares.

(16)
Based solely on information as of March 10, 2017 contained in Schedule 13G filed with the SEC on March 17, 2017 by the FJ Capital Management LLC Group. According to the Schedule 13G, FJ Capital Management, LLC has shared voting and dispositive power with respect to 248,553 shares, Financial Opportunity Fund, LLC has shared voting and dispositive power with respect to 194,989 shares, Financial Opportunity Long/Short Fund, LLC has shared voting and dispositive power with respect to 5,991 shares, and Martin S. Friedman has shared voting and dispositive power with respect to 248,553 shares.

(17)
Based on 5,019,703 shares of Old Point common stock outstanding as of January 23, 2018, which includes shares that are outstanding but not presently entitled to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF CITIZENS NATIONAL
The following table sets forth certain information as of January 12, 2018, concerning the number and percentage of shares of Citizens National common stock beneficially owned by each of Citizens National’s directors and executive officers, and by Citizens National’s directors and executive officers as a group. In addition, the table includes information with respect to persons known to Citizens National who own or may be deemed to own more than 5% of Citizens National common stock as of January 12, 2018. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security. Percentage ownership is calculated based on 1,440,727 shares of Citizens National common stock as of January 12, 2018.
	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned(1)
Directors:
Allen E. Brown	18,713(3)	1.29%
Judy D. Brown	24,200(2)(3)	1.66%
Brenton D. Burgess	6,050(4)	*
Oliver D. Creekmore	4,875	*
Harold F. Demsko	37,125(3)	2.55%
William E. Goodwin	52,647(2)(4)	3.64%
Anna M. Nash	13,706(4)	*
Jeffrey H. Noblin	5,000(2)	*
Susan W. O’Connell	51,657(3)	3.56%
Gerald D. Scheimberg	14,875(2)(3)	1.03%
Michael G. Smith	39,909(3)	2.74%
Lester A. Younkins	11,399(2)(4)	*
Executive Officers:
R. Craig Baker	—	*
Elizabeth T. Beale	1,125(4)	*
All Directors and Executive Officers as a Group (14 persons)	281,281(5)	18.42%

*
Represents less than 1% of Citizens National’s outstanding common stock.

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days. The mailing address of the directors and executive officers included in the table is 11407 Windsor Boulevard, Windsor, Virginia 23487.

(2)
Includes shares held jointly with spouses or as custodians or trustees, as follows: Mrs. Brown, 4,764 shares; Mr. Goodwin, 36,249 shares; Mr. Noblin, 4,500 shares; Mr. Scheimberg, 5,875 shares; and Mr. Younkins, 9,000 shares.

(3)
Includes shares of common stock underlying warrants that are currently exercisable as follows: Mr. Brown, 7,500 shares; Mrs. Brown, 16,125 shares; Dr. Demsko, 16,500 shares; Mrs. O’Connell, 9,750 shares; Mr. Scheimberg, 9,000 shares; and Mr. Smith, 15,000 shares. The shares underlying these warrants cannot be voted at the special meeting if the warrants have not been exercised on or before the record date for the special meeting.

(4)
Includes shares of common stock underlying stock options that are currently exercisable as follows: Mr. Burgess, 200 shares; Mr. Goodwin, 4,998 shares; Ms. Nash, 3,705 shares; Mr. Younkins, 2,399 shares; and Mrs. Beale, 1,125 shares. The shares underlying these stock options cannot be voted at the special meeting if the stock options have not been exercised on or before the record date for the special meeting.

(5)
Includes 12,427 shares of common stock underlying stock options and 73,875 shares of common stock underlying warrants that are currently exercisable but cannot be voted at the special meeting if they have not been exercised on or before the record date for the special meeting.

LEGAL MATTERS
The validity of the Old Point common stock to be issued upon completion of the merger will be passed upon for Old Point by Troutman Sanders LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Old Point by Troutman Sanders LLP, and for Citizens National by Williams Mullen.
INDEPENDENT AUDITORS
The consolidated financial statements of Old Point Corporation as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, incorporated by reference in this proxy statement/prospectus and elsewhere in this registration statement, have been so incorporated by reference in reliance upon the report of Yount, Hyde & Barbour, P.C., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.
FUTURE STOCKHOLDER PROPOSALS
If the merger is completed, Citizens National will merge into Old Point National Bank and there will not be any future meetings of Citizens National stockholders. In addition, if the merger is completed, Citizens National stockholders will become Old Point stockholders.
Old Point’s 2018 annual meeting of stockholders is scheduled to be held on May 22, 2018. If any stockholder of Old Point intended to present a proposal to be considered for inclusion in Old Point’s proxy materials in connection with the 2018 annual meeting of stockholders, the proposal must comply with SEC Rule 14a-8 and must have been received by Old Point at its main office in Hampton, Virginia, on or before December 15, 2017.
Old Point’s bylaws also prescribe the procedure a stockholder must follow to nominate directors or bring other business before stockholders’ meetings outside of the Rule 14a-8 process. For a stockholder to nominate a candidate for director at Old Point’s 2018 annual meeting of stockholders, or for a stockholder to bring other business before Old Point’s 2018 annual meeting, notice of nomination or other business for the 2018 annual meeting must be received in writing by Old Point’s secretary no earlier than the close of business on January 23, 2018 and no later than the close of business on February 22, 2018. However, if Old Point’s 2018 annual meeting is held more than 30 days before or more than 60 days after the anniversary of Old Point’s 2017 annual meeting, the notice must be received no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the date of the 2018 annual meeting.
If, however, the merger is not completed or if Citizens National is otherwise required to do so under applicable law, Citizens National will hold a 2018 annual meeting of stockholders. Any stockholder nominations intended to be presented at Citizens National’s next annual meeting must be submitted to Citizens National as set forth below.
Citizens National’s articles of association prescribe the procedure that a stockholder must follow to nominate a person for election to the Citizen’s National board of directors. A stockholder may nominate a candidate for director by delivering or mailing written notice to the President of Citizens National no less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to stockholders, such nominations shall be mailed or delivered to the President of Citizens National no later than the close of business on the 7th day following the day on which notice of the meeting was mailed. Based upon an anticipated date of the 2018 annual meeting of stockholders if the merger is not completed, such notice must be delivered or mailed to Citizens National no later than May 3, 2018 and no earlier than March 28, 2018. Notice of a nomination for director must set forth certain information specified by Citizens National’s articles of association and bylaws.

WHERE YOU CAN FIND MORE INFORMATION
Old Point files reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Old Point files with the SEC at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings made by Old Point are also available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.
Old Point has filed a registration statement on Form S-4 under the Securities Act of 1933 to register with the SEC the shares of common stock to be issued in the merger. This document is a part of the registration statement and constitutes a prospectus of Old Point and a proxy statement of Citizens National for its special meeting of stockholders. As allowed by SEC rules, this document does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.
The SEC allows Old Point to “incorporate by reference” information into this proxy statement/prospectus, which means that Old Point can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.
This proxy statement/prospectus incorporates by reference the documents set forth below that Old Point has previously filed with the SEC (except Items 2.02 and 7.01 of any Current Report on Form 8-K, unless otherwise indicated in the Form 8-K). These documents contain important business information about Old Point and its financial condition.
Old Point SEC Filings (File No. 000-12896)
•
Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 15, 2017.

•
Definitive Proxy Statement on Schedule 14A for Old Point’s 2017 Annual Meeting of Stockholders, filed on April 13, 2017.

•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on May 9, 2017, for the quarter ended June 30, 2017, filed on August 8, 2017, and for the quarter ended September 30, 2017, filed on November 14, 2017.

•
Current Reports on Form 8-K filed on January 18, 2017, January 20, 2017, April 26, 2017, May 23, 2017, May 30, 2017, July 13, 2017, October 30, 2017, November 1, 2017, and November 2, 2017.

•
The description of Old Point common stock contained in the Current Report on Form 8-K filed on May 31, 2016.

Additional information about Old Point may be obtained by contacting Investor Relations, Old Point Financial Corporation, 1 West Mellen Street, Hampton, Virginia 23663, at (757) 728-1428.
Additional information about Citizens National may be obtained by contacting Jeffrey H. Noblin or Elizabeth T. Beale, 11407 Windsor Blvd., Windsor, Virginia 23487, at (757) 242-4422. To obtain timely delivery, you must request the information no later than March 6, 2018. In addition, financial information about Citizens National is available through financial reports that it files with its regulators on a quarterly basis. This information is available through the website maintained by the Federal Financial Institutions Examination Council at http://www.ffiec.gov. The information on, or that can be accessed through, the Federal Financial Institutions Examination Council’s website is not part of, and is not incorporated into, this proxy statement/prospectus.

APPENDIX A
Execution Version
AGREEMENT AND PLAN OF REORGANIZATION
among
OLD POINT FINANCIAL CORPORATION,
THE OLD POINT NATIONAL BANK OF PHOEBUS
and
CITIZENS NATIONAL BANK

October 27, 2017

A-i

LIST OF ANNEXES AND SCHEDULES
ANNEX A	Form of Support and Non-Competition Agreement
ANNEX B	Form of Warrant Cancellation Agreement
SCHEDULE I	List of Deposit Taking Offices of the Surviving Bank
A-ii

INDEX OF DEFINED TERMS
Acquisition Proposal	Section 6.07(b)
Agreement	Section 1.01
Bank Secrecy Act	Section 1.01
Benefit Plans	Section 5.03(m)(i)
Book-Entry Shares	Section 3.02(c)
Business Day	Section 1.01
Cash Consideration	Section 3.01(c)
CDARS	Section 4.01(g)
Certificates	Section 3.02(c)
Certification of Merger	Section 2.02(a)
Change in Recommendation	Section 6.02(a)
Closing	Section 2.02(b)
CNB	Preamble
CNB Articles	Section 1.01
CNB 401(k) Plan	Section 6.10(c)
CNB Board	Section 1.01
CNB Bylaws	Section 1.01
CNB Common Stock	Section 1.01
CNB Continuing Employees	Section 6.10(a)
CNB Disclosure Schedule	Section 5.01
CNB Financial Statements	Section 1.01
CNB Group	Section 1.01
CNB Loan Property	Section 5.03(o)
CNB Meeting	Section 6.02(a)
CNB Option	Section 3.07
CNB Stock Plan	Section 3.07
CNB Warrant	Section 3.08
Code	Recital D
Community Reinvestment Act	Section 1.01
Computer Systems	Section 5.03(cc)(i)
Confidentiality Agreement	Section 6.06(a)
Conversion Price	Section 3.07
Conversion Ratio	Section 3.01(c)
Derivatives Contract	Section 5.03(q)(ii)
Dissenting Share	Section 3.09(a)
DOL	Section 5.03(m)(i)
Effective Date	Section 2.02(a)
Effective Time	Section 2.02(a)
Employees	Section 5.03(m)(i)
Employment Release	Section 6.10(e)
Environmental Laws	Section 1.01
Equal Credit Opportunity Act	Section 1.01
A-iii

Equity Investment	Section 1.01
Equity Security	Section 1.01
ERISA	Section 1.01
Exchange Act	Section 1.01
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(b)
Excluded Shares	Section 3.01(b)
Fair Housing Act	Section 1.01
FDIC	Section 1.01
FRB	Section 1.01
GAAP	Section 1.01
Governmental Authority	Section 1.01
Hazardous Substance	Section 1.01
Identified Officers	Section 4.01(d)
Indemnified Parties	Section 6.09(a)
Indemnifying Party	Section 6.09(a)
Insurance Policies	Section 5.03(w)
IRS	Section 5.03(m)(i)
Knowledge	Section 1.01
Letter of Transmittal	Section 3.02(c)
Liens	Section 1.01
Loans	Section 4.01(s)
Material Adverse Effect	Section 1.01
Material Contracts	Section 5.03(k)(i)
Maximum Insurance Amount	Section 6.09(c)
Merger	Section 2.01(a)
Merger Consideration	Section 3.01(c)
NASDAQ	Section 1.01
National Bank Act	Section 1.01
National Labor Relations Act	Section 1.01
OCC	Section 1.01
OPNB	Preamble
OPNB Articles	Section 1.01
OPNB Bylaws	Section 1.01
OPNB Common Stock	Section 1.01
OPOF	Preamble
OPOF 401(k) Plan	Section 6.10(c)
OPOF Articles	Section 1.01
OPOF Benefit Plans	Section 5.04(r)
OPOF Board	Section 1.01
OPOF Bylaws	Section 1.01
OPOF Common Stock	Section 1.01
OPOF Disclosure Schedule	Section 5.01
OPOF Group	Section 1.01
A-iv

OREO	Section 1.01
PBGC	Section 1.01
Pension Plan	Section 5.03(m)(ii)
Person	Section 1.01
Previously Disclosed	Section 1.01
Proxy Statement/Prospectus	Section 6.03(a)
Registration Statement	Section 6.03(a)
Release	Section 1.01
Representatives	Section 6.07(a)
Rights	Section 1.01
SEC	Section 1.01
Securities Act	Section 1.01
Securities Documents	Section 5.04(g)(i)
Stock Consideration	Section 3.01(c)
Subsidiary	Section 1.01
Superior Proposal	Section 6.07(c)
Support and Non-Competition Agreements	Recital F
Surviving Bank	Section 2.01(a)
Tax and Taxes	Section 1.01
Tax Return	Section 1.01
Termination Fee	Section 8.02(b)
Transaction	Section 1.01
VSCA	Section 1.01
A-v

This AGREEMENT AND PLAN OF REORGANIZATION, dated as of October 27, 2017, is by and among Old Point Financial Corporation (“OPOF”), The Old Point National Bank of Phoebus (“OPNB”) and Citizens National Bank (“CNB”).
RECITALS
A. CNB.   CNB is a national banking association, having its principal place of business in Windsor, Virginia.
B. OPOF.   OPOF is a Virginia corporation, having its principal place of business in Hampton, Virginia.
C. OPNB.   OPNB is a national banking association, having its principal place of business in Hampton, Virginia.
D. Intention of the Parties.   It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
E. Board Action.   The respective Boards of Directors of each of OPOF, OPNB and CNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger.
F. Support and Non-Competition Agreements.   As a material inducement to OPOF and OPNB to enter into this Agreement, simultaneously with the execution of this Agreement, each director of CNB is entering into an agreement, substantially in the form of Annex A hereto (collectively, the “Support and Non-Competition Agreements”), pursuant to which they have agreed, among other things, to vote their shares of CNB Common Stock in favor of this Agreement and the Merger.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
1.01. Certain Definitions.
The following terms are used in this Agreement with the meanings set forth below:
“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the Commonwealth of Virginia are authorized or obligated to close.
“CNB Articles” means the Articles of Association of CNB, as amended.
“CNB Board” means the Board of Directors of CNB.
“CNB Bylaws” means the Bylaws of CNB, as amended.
“CNB Common Stock” means the common stock, $0.01 par value per share, of CNB.
“CNB Financial Statements” shall mean (i) the balance sheets (including related notes and schedules, if any) of CNB as of December 31, 2016 and 2015 and the statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of CNB for the years ended December 31, 2016 and 2015, and (ii) Consolidated Reports of Condition and Income (including related notes and schedules, if any) of CNB with respect to the quarterly periods ending subsequent to December 31, 2016, but prior to the Effective Date.

“CNB Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes CNB or any predecessor of or any successor to CNB (or to another such predecessor or successor) and any other related companies, limited liability partnerships and limited liability corporations.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance; or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“Equity Investment” means: (i) an Equity Security; (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and (iii) any investment or transaction that in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.
“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means accounting principles generally accepted in the United States of America, as in effect from time to time, consistently applied.
“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.
“Hazardous Substance” means any substance that: (A) is listed, classified or regulated pursuant to any Environmental Law; (B) is any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation; (C) is any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law; or (D) causes or poses a threat to cause personal injury, property damage, diminution in value, contamination, danger, pollution, a nuisance, or a hazard to any property, the environment or to the health or safety of persons or property.
“Knowledge” means, with respect to either OPOF’s and OPNB’s or CNB’s awareness of the presence or absence of a fact, event or condition, the actual knowledge of any executive officer of such party after due inquiry.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.
“Material Adverse Effect” means, with respect to OPOF or CNB, any effect that, individually or in the aggregate, (i) is material and adverse to the financial condition, results of operations or business of OPOF and its Subsidiaries taken as a whole or CNB, as the case may be, or (ii) would materially impair the ability of any of OPOF and its Subsidiaries or CNB, as the case may be, to perform their or its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of  (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings banks and their holding companies generally, (c) changes in general economic conditions affecting banks, savings banks and their holding companies generally, (d) the announcement or pendency of the transactions contemplated by this Agreement, (e) any outbreak or escalation of hostilities or war (whether or not declared) or any acts of war or terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, (f) any attempt to assert dissenters’ rights by holders of CNB Common Stock and (g) with respect to CNB, the effects of any action or omission taken with the prior consent of OPOF or as otherwise required by the Agreement, provided that the effect of such changes described in clauses (a) – (e) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on OPOF and its Subsidiaries as a whole on the one hand or CNB on the other hand, as measured relative to similarly situated companies in the banking industry.
“NASDAQ” means the NASDAQ Capital Market or such other securities exchange on which the OPOF Common Stock may be listed.
“National Bank Act” means the National Bank Act, as amended.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“OCC” means the Office of the Comptroller of the Currency.
“OPNB Articles” means the Articles of Association of OPNB, as amended.
“OPNB Bylaws” means the Bylaws of OPNB, as amended.
“OPNB Common Stock” means the common stock, $5.00 par value per share, of OPNB.
“OPOF Articles” means the Articles of Incorporation of OPOF, as amended.
“OPOF Board” means the Board of Directors of OPOF.
“OPOF Bylaws” means the Bylaws of OPOF, as amended.
“OPOF Common Stock” means the common stock, $5.00 par value per share, of OPOF.
“OPOF Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes OPOF or any predecessor of or any successor to OPOF (or to another such predecessor or successor) and any other related companies, limited liability partnerships and limited liability corporations.
“OREO” means other real estate owned.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.
“Previously Disclosed” shall mean, with respect to CNB, any information set forth in a section of the CNB Disclosure Schedule corresponding to the section of this Agreement where such term is used or contained in any of CNB’s Financial Statements, or with respect to OPOF or OPNB, any information set forth in a section of the OPOF Disclosure Schedule corresponding to the section of this Agreement where such term is used or contained in any of OPOF’s Securities Documents.
“Release” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor environment whether intentional or unintentional, including, without limitation, the movement of Hazardous Substances in, on, under, or through the environment (including, without limitation, the intentional or unintentional abandonment or discarding of any products, materials, barrels, containers or other receptacles containing any Hazardous Substance).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment, transfer, registration, alternative or add-on minimum or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest, additions and penalties, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Return” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, attachments, estimates and information returns) with respect to any Taxes (including estimated taxes).
“Transaction” means the Merger and any other transaction contemplated by this Agreement.
“VSCA” means the Virginia Stock Corporation Act.
ARTICLE II

THE MERGER
2.01. The Merger.
(a) The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined herein), CNB shall merge with and into OPNB (the “Merger”) under the laws of the United States and in accordance with the provisions of 12 U.S.C. §215a, and the separate corporate existence of CNB shall cease and OPNB shall survive and continue to exist as a national banking association organized under the laws of the United States (OPNB, as the surviving bank in the Merger, sometimes being referred to herein as the “Surviving Bank”).
(b) Name; Offices.   The name of the Surviving Bank shall be “The Old Point National Bank of Phoebus”. The main office of the Surviving Bank shall be the main office of OPNB immediately prior to the Effective Time. All branch offices of CNB and OPNB that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices that may be authorized by the OCC after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of CNB and OPNB that shall be operated by the Surviving Bank, subject to the opening or closing of any offices that may be authorized by the OCC after the date hereof.
(c) Charter; Articles of Association; Bylaws.   The national bank charter, articles of association and bylaws of the Surviving Bank immediately after the Merger shall be the national bank charter of OPNB, the OPNB Articles and the OPNB Bylaws, respectively, as in effect immediately prior to the Effective Time.
(d) Directors and Executive Officers.   The directors of OPNB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the OPNB Articles and OPNB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of OPNB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the OPNB Articles and the OPNB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.
(e) Effect of the Merger.   Upon consummation of the Merger, and in addition to the effects set forth at 12 U.S.C. §215a, the applicable provisions of the regulations of the OCC and other applicable law:
(i) The separate existence of CNB shall cease, and the Surviving Bank shall continue its existence under the laws of the United States as a national banking association. At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as OPNB and CNB with all the rights, powers and duties of each of OPNB and CNB; provided, however, that the Surviving Bank shall not, through the Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the National Bank Act, applicable regulations of the OCC, or applicable law;
(ii) All assets, interests, rights and appointments of OPNB and CNB as they exist immediately prior to the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer; and
(iii) The Surviving Bank shall be responsible for all the liabilities of every kind and description of OPNB and CNB as they exist immediately prior to the Effective Time.
At the Effective Time, each Certificate previously representing shares of CNB Common Stock shall thereafter represent only the right to receive the Merger Consideration in accordance with Article III of this Agreement.
(f) Additional Actions.   If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of CNB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, CNB and its proper officers and directors, shall be deemed to have granted to the Surviving Bank and its proper officers and directors an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank, CNB or otherwise to take any and all such action.
(g) Alternate Structure.   Subject to the prior written consent of CNB, which consent shall not be unreasonably withheld, OPNB may at any time prior to the Effective Time change the method of effecting the combination with CNB (including, without limitation, the provisions of Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) result in any changes in the amount or type of the consideration that the holders of CNB Common Stock, CNB Options, or CNB Warrants (as defined herein) are entitled to receive under this Agreement, (ii) materially impede or delay consummation of the Merger, (iii) impose any less favorable terms or conditions on CNB, (iv) cause the approval of the shareholders of OPOF to be required as a condition to the Merger, or (v) adversely affect the tax treatment of CNB’s shareholders as a result of receiving the Merger Consideration; and, provided, further, that OPNB shall provide CNB prior written notice of such change and the reasons therefor. Such notice shall be in the form of a proposed amendment to this Agreement or an Amended and Restated Agreement and Plan of Reorganization, and shall be accompanied by such other exhibits as are reasonably necessary or appropriate to effect such change.
2.02. Effective Date and Effective Time; Closing.
(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), and subject to applicable law, the Merger shall become effective on the date and at the time shown on the certification of merger relating to the Merger issued by the OCC (“Certification of Merger”). The Effective Time shall be on (i) a date selected by OPNB after such satisfaction or waiver that is no later than the later of  (A) five (5) Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver or (ii) such other date to which the parties may mutually agree in writing. The effective date specified in the Certification of Merger is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the effective time specified in the Certification of Merger.
(b) Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take at 10:00 a.m., Eastern Time, at the offices of Troutman Sanders LLP, 1001 Haxall Point, Richmond, Virginia on a date, which date shall be no later than three (3) Business Days following the satisfaction or waiver of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other place, at such other time, or on such other date as may be mutually agreed upon by the parties. At the Closing, there shall be delivered to OPOF, OPNB and CNB the certificates and other documents required to be delivered under Article VII hereof.
ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES
3.01. Conversion of Shares.
Subject to this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of OPOF, OPNB, CNB or any holder of any of the shares thereof:
(a) OPOF and OPNB Common Stock.   Each share of OPOF Common Stock and OPNB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.
(b) Excluded Shares.   All shares of CNB Common Stock owned directly or indirectly by OPOF or OPNB or any of OPOF’s or OPNB’s respective wholly owned Subsidiaries (other than shares in trust accounts, managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or shares held in satisfaction of a debt previously contracted) shall be canceled and retired and shall not represent capital stock of the Surviving Bank and shall not be exchanged for the Merger Consideration. Shares of CNB Common Stock that are canceled and retired pursuant to this Section 3.01(b) are hereinafter referred to as the “Excluded Shares.”
(c) Merger Consideration.   Each share of CNB Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive (i) 0.1041 shares (the “Conversion Ratio”) of validly issued, fully paid and nonassessable shares of OPOF Common Stock (the “Stock Consideration”) and (ii) $2.19 in cash without interest (the “Cash Consideration”) (with respect to a given share of CNB Common Stock, together with any cash in lieu of fractional shares of OPOF Common Stock to be paid pursuant to Section 3.05, the “Merger Consideration”).
(d) If, between the date hereof and the Effective Time, the outstanding shares of OPOF Common Stock or CNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number of kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Stock Consideration and the Cash Consideration.
3.02. Exchange Procedures.
(a) Appointment of Exchange Agent.   Prior to the Effective Time, OPOF shall appoint an exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.
(b) At or prior to the Effective Time, OPOF shall for the benefit of holders of shares of CNB Common Stock, and for exchange in accordance with this Article III, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate Cash Consideration and cash payable in lieu of fractional shares of OPOF Common Stock (such cash deposited pursuant to this clause

(i), the “Exchange Fund”), and (ii) duly authorize and direct issuance by the Exchange Agent of uncertificated shares of OPOF Common Stock in book-entry form, representing the aggregate Stock Consideration to be issued and paid pursuant to this Article III.
(c) Letter of Transmittal.   OPOF shall prepare appropriate and customary transmittal materials (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represent outstanding shares of CNB Common Stock (the “Certificates”), and (ii) uncertificated shares of CNB Common Stock represented by book-entry (“Book-Entry Shares”), in each case other than Excluded Shares and Dissenting Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable and subject to Section 3.03(d), the surrender of the Certificates or Book-Entry Shares to the Exchange Agent. OPOF shall make available and mail the Letter of Transmittal not more than five (5) Business Days after the Effective Time to all persons who were record holders of shares of CNB Common Stock immediately prior to the Effective Time, and use its reasonable best efforts to make the Letter of Transmittal available to any such shareholder who requests such Letter of Transmittal.
3.03. Exchange of Shares.
(a) Each holder of an outstanding share of CNB Common Stock who has properly surrendered such Certificates or Book-Entry Shares to the Exchange Agent (or has complied with Section 3.03(d)), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and such other documentation as the Exchange Agent and OPOF may reasonably require, shall be entitled to receive the Merger Consideration with respect to such share of CNB Common Stock in accordance with Section 3.03(b).
(b) Whenever a holder of an outstanding share of CNB Common Stock shall become entitled to receive the Merger Consideration pursuant to Section 3.03(a), in addition to the rights of such holder set forth in Section 3.06, any such holder shall be entitled to receive:
(i) evidence of issuance in book-entry form the number of whole shares of OPOF Common Stock into which the aggregate number of shares of CNB Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement; and
(ii) the amount of cash into which the aggregate number of shares of CNB Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement (including cash in lieu of fractional shares pursuant to Section 3.05).
(c) Abandoned Property.   Any other provision of this Agreement notwithstanding, neither OPOF nor the Exchange Agent shall be liable to a holder of CNB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.
(d) Lost Certificates.   A holder of CNB Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by OPOF and the Exchange Agent pursuant to applicable law and as required in accordance with OPOF’s and the Exchange Agent’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).
(e) Exchange Fund.   The Exchange Agent shall invest any cash included in the Exchange Fund as directed by OPOF; provided, that no such investment or losses thereon shall affect the Merger Consideration, and OPOF shall promptly provide additional funds to the Exchange Agent for the benefit of holders of CNB Common Stock in the amount of any such losses to the extent necessary for payment of the cash portion of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to OPOF or as directed by OPOF. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the former holders of CNB Common Stock for twelve (12) months after the Effective Time shall, to the extent permitted by law, be paid to

OPOF. Any former holder of CNB Common Stock who has not theretofore complied with this Article III shall thereafter look only to OPOF for payment of the Merger Consideration and any unpaid dividends and distributions on OPOF Common Stock deliverable in respect of each former share of CNB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.
(f) Rounding.   All dollar amounts payable to any registered holder of CNB Common Stock pursuant to this Article III shall be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of CNB Common Stock registered in such shareholder’s name.
3.04. Withholding Rights.
OPOF (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of CNB Common Stock such amounts as OPOF is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of CNB Common Stock in respect of which such deduction and withholding was made by OPOF.
3.05. No Fractional Shares.
No fractional shares of OPOF Common Stock shall be issued in respect of shares of CNB Common Stock that are to be converted in the Merger into the right to receive the Merger Consideration. Each holder of a Certificate or a Book-Entry Share (other than holders of Certificates or Book-Entry Shares representing or constituting Excluded Shares or Dissenting Shares) shall be entitled to receive in lieu of any fractional share of OPOF Common Stock to which such holder would otherwise have been entitled pursuant to Section 3.01(c) an amount in cash (without interest), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of OPOF Common Stock to which such holder would otherwise be entitled (after taking into account all shares of CNB Common Stock held by such holder immediately prior to the Effective Time and the provisions of this Article III) by (ii) the average of the closing sale prices of OPOF Common Stock on the NASDAQ for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time.
3.06. Rights of Former Holders of CNB Common Stock.
At the Effective Time, the stock transfer books of CNB shall be closed as to holders of CNB Common Stock, and no transfer of CNB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.03(a), each Book-Entry Share or Certificate shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of CNB Common Stock shall be entitled to vote after the Effective Time at any meeting of OPOF shareholders the number of whole shares of OPOF Common Stock into which their respective shares of CNB Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 3.03(a), but beginning thirty (30) days after the Effective Time, no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in Section 3.03(a). Whenever a dividend or other distribution is declared by the OPOF on OPOF Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of CNB Common Stock, if any, as of any time subsequent to the Effective Time shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Time until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 3.03(a). However, upon surrender of such Book-Entry Share or Certificate representing CNB Common Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

3.07. CNB Options.
(a) Section 3.07(a) of the CNB Disclosure Schedule lists all of the equity or equity-based compensation plans maintained by CNB under which awards are currently outstanding or any awards may be made thereunder (each, a “CNB Stock Plan”). At the Effective Time, each option to purchase shares of CNB Common Stock (a “CNB Option”) granted under a CNB Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, at the Effective Time, be cancelled and cease to represent a right to acquire CNB Common Stock and shall automatically be converted at the Effective Time without any action on the part of the holder thereof into the right to receive a cash payment in an amount equal to the product of  (i) the difference between (A) the sum of  (1) the product of  (x) the Conversion Ratio and (y) the average of the closing sale prices of OPOF Common Stock on the NASDAQ for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time and (2) the Cash Consideration (the “Conversion Price”) and (B) the per share exercise price of the CNB Option immediately prior to the Effective Time, and (ii) the number of shares of CNB Common Stock subject to such CNB Option, subject to any applicable withholdings authorized by Section 3.04. If the exercise price of a CNB Option immediately prior to the Effective Time is greater than the Conversion Price, then at the Effective Time such CNB Option shall be cancelled without any payment made in exchange therefor.
(b) At or prior to the Effective Time, CNB, the Board of Directors of CNB or a committee thereof, as applicable, shall adopt any resolutions and take any actions which are necessary to (i) effectuate the provisions of this Section 3.07 and (ii) terminate each CNB Stock Plan, effective as of the Effective Time and contingent upon the consummation of the Transaction.
3.08. CNB Warrants.
Section 3.08 of the CNB Disclosure Schedule lists all of warrants to acquire shares of CNB Common Stock (each, a “CNB Warrant”), and the holder of each such warrant, that is outstanding and unexercised as of the date of this Agreement. At the Effective Time, each CNB Warrant that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire CNB Common Stock and shall automatically be converted at the Effective Time without any action on the part of the holder thereof into the right to receive a cash payment equal to the product of  (i) the difference between (A) the Conversion Price and (B) the per share exercise price of the CNB Warrant immediately prior to the Effective Time, and (ii) the number of shares of CNB Common Stock subject to such CNB Warrant, subject to any applicable withholdings authorized by Section 3.04. If the exercise price of a CNB Warrant immediately prior to the Effective Time is greater than the Conversion Price, then at the Effective Time such CNB Warrant shall be cancelled without any payment made in exchange therefor. Prior to the Effective Time, CNB shall obtain any and all agreements and consents of the holder of each CNB Warrant, and CNB shall take all other actions necessary, to give effect to this Section 3.08.
3.09. Dissenters’ Rights.
(a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by the National Bank Act or applicable regulations of the OCC, each share of CNB Common Stock issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder that (i) votes against the Merger at the CNB Meeting, or (ii) gives written notice to CNB at or prior to the CNB Meeting to the presiding officer at such meeting that such shareholder dissents from the Merger (each, a “Dissenting Share”) will at the Effective Time cease to be outstanding and will be converted automatically into and exchanged for the right to receive payment in cash from OPOF of the appraised value of such Dissenting Share in accordance with the National Bank Act and the applicable regulations of the OCC, provided that the holder of such Dissenting Share within thirty (30) days after the Effective Date (i) confirms in writing to OPOF such shareholder’s dissent from the Merger and (ii) surrenders the applicable Certificates or Book-Entry Shares to OPOF. OPOF shall make payments in respect of any Dissenting Shares in accordance with applicable law.
(b) If any holder of a Dissenting Share fails to perfect his or her right to dissent against the Merger pursuant to Section 3.09(a), or withdraws or otherwise loses such holder’s rights as a dissenting shareholder, such Dissenting Share shall be converted automatically into and exchanged for the right to receive the Merger Consideration payable pursuant to Section 3.01(c).

(c) CNB will provide OPOF prompt notice of any written notices or other communications received by CNB from holders of CNB Common Stock regarding the exercise or perfection of dissenters’ rights in connection with the Merger.
ARTICLE IV

ACTIONS PENDING ACQUISITION
4.01. Forbearances of CNB.
From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of OPOF, which consent shall not be unreasonably withheld, conditioned or delayed, CNB will not:
(a) Ordinary Course.   Conduct its business other than in the ordinary and usual course consistent with past practices or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and OPOF the goodwill of the customers of CNB and others with whom business relations exist.
(b) Capital Stock.   Other than Rights set forth on Section 4.01(b) of the CNB Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.
(c) Dividends; Etc.   Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of CNB Common Stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of CNB Common Stock.
(d) Compensation, Employment Agreements, Etc.   Subject to Section 4.01(f), enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of CNB or, grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) salary or wage increases for employees other than the officers listed in Section 4.01(d) of the CNB Disclosure Schedule (the “Identified Officers”) that are consistent with past practices, (ii) changes that are required by applicable law or (iii) as set forth on Section 4.01(d) of the CNB Disclosure Schedule.
(e) Hiring.   Hire any Person as an employee of CNB or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of the CNB Disclosure Schedule and (ii) persons hired to fill any employee vacancies (other than Identified Officer vacancies) arising after the date hereof and whose employment is terminable at the will of CNB and who is provided no greater severance or similar benefits or payments as a result of the Transaction or consummation thereof than those severance, similar benefits or payments that would have become payable to the employees who they replaced.
(f) Benefit Plans.   (i) Enter into, establish, adopt, amend, terminate or make any contributions to (except (A) as may be required by applicable law, (B) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(f) of the CNB Disclosure Schedule or (C) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of CNB or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; (ii) exchange, cancel, surrender, or increase or decrease the benefit provided under, any existing bank or corporate owned life insurance covering any employees of CNB, other than any such change that is required by law; or (iii) purchase any new bank or corporate owned life insurance covering any employees of CNB.
(g) Dispositions.   Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for (i) OREO that is sold in the ordinary course of business consistent with past practices; (ii) transactions set forth in Section 4.01(g) of the CNB Disclosure

Schedule; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the Certificate of Deposit Account Registry Service (“CDARS”) in the ordinary course of business consistent with past practices; or (iv) transactions in the ordinary course of business consistent with past practices in amounts that do not exceed $10,000 individually or $25,000 in the aggregate.
(h) Acquisitions.   Acquire all or any portion of the assets, business, securities, deposits or properties of any other Person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) acquisitions of securities as permitted by Section 4.01(r); (ii) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the CDARS in the ordinary course of business consistent with past practices; and (iv) such acquisitions in the ordinary course of business consistent with past practices in amounts that do not exceed $10,000 individually or $25,000 in the aggregate.
(i) Capital Expenditures.   Except as set forth on Section 4.01(i) of the CNB Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practices, in amounts not exceeding $20,000 individually or $35,000 in the aggregate.
(j) Governing Documents.   Amend the CNB Articles or the CNB Bylaws.
(k) Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.
(l) Contracts.   Except to comply with the requirements of this Agreement or as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts, or enter into, amend or modify in any material respect any contract related to the offering of investment services, correspondent mortgage banking or other financial services in CNB’s branches by a third party service provider.
(m) Claims.   Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which CNB is or becomes a party on or after the date of this Agreement, which settlement, agreement or action involves payment by CNB of an amount that exceeds $20,000 and/or would impose any material restriction on the business of CNB or create precedent for claims that are reasonably likely to be material to CNB.
(n) Banking Operations.   Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.
(o) Marketing.   Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, OPOF prior to the date hereof).
(p) Derivatives Contracts.   Enter into or settle any Derivatives Contract.
(q) Indebtedness.   Incur any indebtedness for borrowed money, other than overnight borrowings and draws under CNB’s lines of credit as existing on the date of this Agreement, in each case in the ordinary course of business consistent with past practices; or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practices.

(r) Investment Securities.   (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practices) any debt security or Equity Investment other than federal funds or United States government securities or United States government agency securities, in each case with a term of two (2) years or less, (ii) dispose of any debt security or Equity Investment or (iii) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.
(s) Loans.   (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) other than Loans made or acquired in the ordinary course of business consistent with past practices and that have (A) in the case of unsecured Loans made to any one borrower that are originated in compliance with CNB’s internal loan policies, a principal balance not in excess of  $40,000 in total, which is understood to include any current outstanding principal balance to any such borrower, and (B) in the case of secured Loans to any one borrower that are originated in compliance with CNB’s internal loan policies, a principal balance not in excess of  $600,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) make any material changes to its policies and practices with respect to underwriting, pricing, originating, or servicing Loans, in each case except as required by a Governmental Agency. In the event that OPOF’s prior written consent is required pursuant to clause (i) above, OPOF shall use its reasonable best effort to provide such consent within two (2) Business Days of any request by CNB.
(t) Investments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practices).
(u) Taxes and Tax Returns.   Prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed material election related to Taxes; change an annual accounting period; adopt or change any method of accounting; file an amended Tax Return; surrender any right to claim a material refund of Taxes; enter into any closing agreements with respect to a material Tax; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to a member of the CNB Group.
(v) Risk Management.   Fail to materially follow its existing policies and practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(w) Adverse Actions.   (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.
(x) Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02. Forbearances of OPOF and OPNB.
From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of CNB, which consent shall not be unreasonably withheld, conditioned or delayed, OPOF and OPNB will not, and will cause each of its Subsidiaries not to:
(a) Ordinary Course.   Conduct their businesses other than in the ordinary and usual course consistent with past practices or fail to use commercially reasonable efforts to preserve their business organizations and preserve for themselves the goodwill of the customers of OPOF and OPNB, as applicable, and others with whom business relations exist.
(b) Adverse Actions.   (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (A) any of their representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.
(c) Governing Documents.   Amend the OPOF Articles, the OPOF Bylaws, the OPNB Articles or the OPNB Bylaws.
(d) Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
4.03. Control of CNB’s Business.
Prior to the Effective Time, nothing contained in this Agreement shall give OPOF or OPNB, directly or indirectly, the right to control or direct the operations of CNB. Prior to the Effective Time, CNB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
5.01. Disclosure Schedules.
On or prior to the date hereof, CNB has delivered to OPOF a schedule (the “CNB Disclosure Schedule”) and OPOF and OPNB have delivered to CNB a schedule (the “OPOF Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or Section 5.04, as applicable, or to one or more covenants contained in Article IV or Article VI, as applicable; provided, however, that (a) no such item is required to be set forth in a disclosure schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 5.02, and (b) the mere inclusion of an item in a disclosure schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the disclosure schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.
5.02. Standard.
No representation or warranty of CNB, OPOF or OPNB contained in Section 5.03 or Section 5.04, respectively, shall be deemed to be untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance, unless such fact, event or circumstance, individually, or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or Section 5.04, has had or is reasonably likely to have a Material Adverse Effect on such party, other than the representations and warranties set forth in Sections 5.03(b) and 5.03(g)(iv)(B) for CNB and Sections 5.04(b), 5.04(c), and 5.04(g)(ii)(C) for OPOF and OPNB, which shall be true in all respects.
5.03. Representations and Warranties of CNB.
Subject to Sections 5.01 and 5.02, CNB hereby represents and warrants to OPOF:
(a) Organization, Standing and Authority.   CNB is duly organized and validly existing as a national banking association under the laws of the United States of America. CNB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. CNB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the CNB Articles and CNB Bylaws that have previously been made available to OPOF and OPNB are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of CNB previously made available to OPOF and OPNB contain true, complete and correct records in all respects of all meetings and other corporate actions held or taken of its shareholders and the CNB Board (including committees thereof) through the date hereof.
(b) CNB Capital Stock.   The authorized capital stock of CNB consists solely of 10,000,000 shares of CNB Common Stock, of which 1,440,727 shares are issued and outstanding as of October 27, 2017, and 1,000,000 shares of CNB preferred stock, of which no shares are issued and outstanding as of the date hereof. The outstanding shares of CNB Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of CNB Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of the CNB Disclosure Schedule sets forth (i) for each CNB Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of CNB Common Stock subject to each option, the number of shares of CNB Common Stock subject to options that are currently exercisable and the exercise price per share and (ii) for each CNB Warrant, the name of the registered warrant holder, the number of shares of CNB Common Stock subject to each CNB Warrant and the exercise price per share. Except as set forth in this Section 5.03(b) or in Section 5.03(b) of the CNB Disclosure Schedule, there are no shares of CNB Common Stock or CNB preferred stock reserved for issuance, CNB does not have any Rights issued or outstanding with respect to CNB Common Stock and CNB does not have any commitment to authorize, issue or sell any CNB Common Stock, CNB preferred stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of CNB may vote are outstanding.
(c) Deposit Insurance; Deposits.
(i) The deposit accounts of CNB are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and CNB has timely paid all deposit insurance premiums and assessments required by applicable laws and regulations.
(ii) Except as set forth in Section 5.03(c)(ii) of the CNB Disclosure Schedule, as of the date of this Agreement none of CNB’s deposits are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
(d) Corporate Power.   CNB has the corporate power and authority to carry on its business as it is now being conducted, to own all its properties and assets and to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of CNB’s shareholders of this Agreement and the consummation of the Transaction.
(e) Corporate Authority; Board Recommendation.
(i) Subject to the required approval of this Agreement by the holders of the outstanding CNB Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of CNB and the CNB Board. CNB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by OPNB and OPOF, this Agreement is a valid and legally binding obligation of CNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(ii) The CNB Board, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the Transaction, including the Merger and the Support and Non-Competition Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders of CNB and (ii) resolved to recommend that the holders of the shares of CNB Common Stock approve this Agreement and the Merger.
(f) Regulatory Approvals; No Defaults.
(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CNB in connection with the execution, delivery or performance by CNB of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the Virginia Bureau of Financial Institutions and the OCC, and other Governmental Authorities, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CNB Common Stock and the issuance of OPOF Common Stock in the Merger, (C) the issuance of a Certification of Merger by the OCC and filings related thereto, and (D) the required approval of this Agreement by the holders of CNB Common Stock. As of the date hereof, CNB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by CNB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of CNB or to which CNB or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the CNB Articles or CNB Bylaws, or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.
(g) Financial Statements; Undisclosed Liabilities.
(i) CNB has previously delivered or made available to OPOF and OPNB accurate and complete copies of the CNB Financial Statements which, in the case of the balance sheets of CNB as of December 31, 2016 and 2015 and the statements of operations, comprehensive income, changes in shareholders’ equity and cash flows of CNB for the years ended December 31, 2016 and 2015, are accompanied by the audit report of Yount, Hyde & Barbour, P.C. The CNB Financial Statements fairly present or will fairly present, as the case may be, the financial condition of CNB as of the respective dates set forth therein, and the results of operations, changes in stockholders’ equity and cash flows of CNB for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP, except in each case as may be noted therein.
(ii) The CNB Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP, except as stated therein. The audits of CNB have been conducted in accordance with generally accepted auditing standards of the United States of America.
(iii) Since December 31, 2016, CNB has not incurred any liability other than in the ordinary course of business consistent with past practices (excluding the incurrence of expenses related to this Agreement and the Transaction).

(iv) Since December 31, 2016, (A) CNB has conducted its businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the Transaction) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CNB.
(v) Except for mortgage loans and participations CNB has entered into the ordinary course of business, no agreement pursuant to which any Loans or other assets have been or shall be sold by CNB entitles the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by CNB, to cause CNB to repurchase such Loans or other assets or the buyer to pursue any other form of recourse against CNB. Since December 31, 2016, no cash, stock or other dividend or any other distribution with respect to the capital stock of CNB has been declared, set aside or paid. In addition, no shares of capital stock of CNB have been purchased, redeemed or otherwise acquired, directly or indirectly, by CNB since December 31, 2016, and no agreements have been made to do the foregoing.
(vi) CNB maintains a system of internal accounting controls sufficient to provide reasonable assurances that all material information concerning CNB is made known on a timely basis to permit the preparation of the CNB Financial Statements and any public disclosure documents relating to CNB.
(h) Legal Proceedings.   No litigation, arbitration, claim or other proceeding before any Governmental Authority is pending against CNB and, to CNB’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and, to CNB’s Knowledge, there are no facts that could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither CNB nor any of its properties is a party to or subject to any order, judgment, decree or regulatory restriction.
(i) Regulatory Matters.
(i) CNB has duly filed with the appropriate Governmental Authorities in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. To the Knowledge of CNB, since its last regulatory examination of Community Reinvestment Act compliance, CNB has not received any complaints as to Community Reinvestment Act compliance.
(ii) Neither CNB nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority. CNB has paid all assessments made or imposed by any Governmental Authority.
(iii) CNB has not been advised by nor, to CNB’s Knowledge, are there any facts that could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
(j) Compliance With Laws.   CNB:
(i) is and at all times since December 31, 2013 has been in compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable to its business or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of CNB related to customer data, privacy and security;

(ii) has and at all times since December 31, 2013 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to CNB’s Knowledge, no suspension or cancellation of any of them is threatened; and
(iii) has received no notification or communication from any Governmental Authority (A) asserting that CNB is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CNB’s Knowledge, do any grounds for any of the foregoing exist).
(k) Material Contracts; Defaults.
(i) Set forth in Section 5.03(k)(i) of the CNB Disclosure Schedule is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that CNB is a party to, bound by or subject to (collectively, “Material Contracts”), (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of CNB or other Person to indemnification from CNB, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $20,000 per annum, (E) which is with or to a labor union or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness (other than deposit liabilities, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of CNB, (H) which involves the purchase or sale of assets with a purchase price of  $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practices, (I) which provides for the payment by CNB of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by CNB, (K) which materially restricts the conduct of any business by CNB or limits the freedom of CNB to engage in any line of business in any geographic area (or would so restrict the Surviving Bank or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires CNB to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (L) which is with respect to, or otherwise commits CNB to do, any of the foregoing.
(ii) Each Material Contract is valid and binding on CNB and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of CNB, is valid and binding on the other parties thereto. CNB is not, and to the Knowledge of CNB, no other party thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by CNB is currently outstanding.
(iii) Section 5.03(k)(iii) of the CNB Disclosure Schedule sets forth a schedule of all executive officers and directors of CNB who have outstanding loans from CNB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
(l) No Brokers.   Except for an agreement with Performance Trust Capital Partners, LLC, no action has been taken by CNB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(m) Employee Benefit Plans.
(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of CNB (the “Employees”) and current or former directors or independent contractors of CNB including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, split dollar, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), are set forth in Section 5.03(m)(i) of the CNB Disclosure Schedule. CNB does not maintain, and never has maintained, (i) any tax-qualified defined benefit pension plan subject to Title IV of ERISA or (ii) any Benefit Plans covering foreign Employees. True and complete copies of the following have been provided or made available to OPOF and OPNB: (A) all Benefit Plan documents including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the two (2) most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103 of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code or, if applicable, prototype opinion or advisory letter issued to the plan document provider of the plan or prototype or volume submitter plan document; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (I) any Form 5310 or Form 5330 filed with the IRS; (J) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); (K) any correction documents filed with or drafted pursuant to the IRS Employee Plans Compliance Resolution System or DOL Voluntary Fiduciary Correction Program within the last three (3) years; and (L) any other material correspondence with a Governmental Authority with respect to a Benefit Plan within the last three (3) years.
(ii) Each Benefit Plan has been established, operated and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, any regulations or rules promulgated thereunder, and any other applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained, and all filings, disclosures and notices required by applicable law with respect to each Benefit Plan have been timely made. Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS (including a determination that the related trust under such Benefit Plan is exempt from tax under Section 501(a) of the Code) or, if CNB uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, is entitled to rely upon the IRS opinion or advisory letter issued to the sponsors of the prototype or volume submitter plan documents, and to CNB’s Knowledge, there are no circumstances that could adversely affect such qualification or that are likely to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. CNB has not received any correspondence or written or verbal notice from the PBGC, the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no pending or, to CNB’s Knowledge, threatened legal action, suit or claim relating to the Benefit Plans other than routine claims for benefits. To CNB’s Knowledge, CNB has not engaged in a transaction, or omitted to take any action, with respect to any Benefit Plan or Pension Plan that could subject CNB to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or could subject CNB to claims of a breach of fiduciary duty under ERISA or applicable laws.

There are no matters pending before the PBGC, the IRS, DOL or other Governmental Authority with respect to any Benefit Plan. Since December 31, 2013, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.
(iii) There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.
(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the CNB Financial Statements. There are no written personnel policies or employee handbooks applicable to Employees other than those set forth on Section 5.03(m)(i) of the CNB Disclosure Schedule. Complete and correct copies of such written personnel policies and employee handbooks have heretofore been delivered to OPOF.
(v) Except as provided in Section 5.03(m)(v) of the CNB Disclosure Schedule, CNB has no obligations for retiree health and life benefits or other retiree death benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality (collectively, “COBRA”). Except as provided in Section 5.03(m)(v) of the CNB Disclosure Schedule, CNB has no obligation to pay any portion of the cost of COBRA for any employee or other COBRA qualified beneficiary. Except as provided in Section 5.03(m)(v) of the CNB Disclosure Schedule, CNB may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder, and, except as provided in Section 5.03(m)(v) of the CNB Disclosure Schedule, there has been no communication to Employees by CNB that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis. No event or condition exists with respect to a Benefit Plan that could subject CNB to a material tax under Section 4980B of the Code. Except as provided in Section 5.03(m)(v) of the CNB Disclosure Schedule, with respect to any Benefit Plan that provides medical, health, life insurance or other, similar benefits, (i) no such Benefit Plan provides benefits beyond termination of employment or retirement other than coverage mandated by statute, and (ii) claims under each such Benefit Plan (A) are subject to contracts of insurance or (B) are subject to contracts with one (1) or more health maintenance organizations, in the case of each of (A) and (B) pursuant to which one (1) or more entities other than CNB bear the liability for such claims.
(vi) Except as provided in Section 5.03(m)(vi) of the CNB Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction, either alone or in connection with a subsequent event, will, directly or indirectly, (A) entitle any Employees or any current or former director or independent contractor of CNB to any payment or any increase in any payment upon any termination of employment, whether before or after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in the triggering or imposition of any restrictions or limitations on the right of OPNB or OPOF to cause any such Benefit Plan to be amended or terminated (or result in any adverse consequences for doing so), (D) result in any breach or violation of, or a default under, any of the Benefit Plans, (E) result in any payment that would be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or require any gross up payment for taxes imposed under Section 4999 of the Code, or (F) result in any payment or portion of any payment that would not be deductible by CNB, OPNB or OPOF under Section 162(m) of the Code when paid.
(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, DOL Form M-1 and summary plan descriptions, as and if applicable) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax and other filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid. No issues have been raised by relevant taxing, labor or securities authorities in connection with any of the filings made, nor has a request for audit or review of any such filings been received or, to CNB’s Knowledge, is any such request pending.
(viii) CNB has previously delivered to OPOF its preliminary estimate and analysis as to whether any amounts paid or payable to Jeffrey H. Noblin, Elizabeth T. Beale, and Richard Craig Baker (whether in cash, in property, or in the form of benefits) in connection with the Transaction contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code, and to its Knowledge and subject to the assumptions and methods described or set forth in those materials, such estimates are true, correct, and complete. With respect to individuals other than Jeffrey H. Noblin, Elizabeth T. Beale, and Richard Craig Baker, CNB is not required to make any payments or provide any benefits that, to its Knowledge, will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(ix) No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a multiple employer plan within the meaning of Code Section 413(c) or Sections 4063, 4064 or 4066 of ERISA.
(x) CNB has not made any agreement, taken any action or omitted to take any action, with respect to or as part of any Benefit Plan that is an operational or document failure under Section 409A of the Code or that would reasonably be expected to subject CNB to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to CNB under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code. As a result, directly or indirectly, of the Transaction (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), CNB will not be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to CNB under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.
(xi) Each Benefit Plan that is a “group health plan” as defined in Section 607(1) of ERISA or Code Section 5001(b)(1) has been operated at all times in material compliance with (i) the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (ii) the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996, as amended, including, without limitation, the privacy and security rules, (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder, (iv) the provisions of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010, and (v) all other applicable Laws.
(xii) All service providers to CNB have been properly characterized as employees or independent contractors, and CNB has properly reported all payments of compensation or, under Code Section 3121(v)(2), the right to receive deferred compensation on the applicable Forms W-2 or 1099. CNB does not have any obligations to provide benefits to any service provider characterized as independent contractors under the Benefit Plans.
(n) Labor Matters.   CNB is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CNB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CNB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving CNB pending or, to CNB’s Knowledge, threatened, nor, to CNB’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. CNB has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law.
(o) Environmental Matters.   There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on CNB of any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of CNB, threatened against CNB. To the Knowledge of CNB, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation on CNB. CNB is and has been in compliance in all respects with applicable Environmental Laws. To CNB’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by CNB, or any property in which CNB has held a security interest, Lien or a fiduciary or management role (“CNB Loan Property”), has been contaminated with, or has had any Release of, any Hazardous Substance. CNB could not be deemed the owner or operator of, and has not participated in the management regarding Hazardous Substances of, any CNB Loan Property that has been contaminated with, or has had any Release of, any Hazardous Substance. CNB does not have any liability for any Hazardous Substance Release, disposal or contamination on any third party property. CNB does not or, to CNB’s Knowledge, no Person whose liability CNB has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law. CNB is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. Except as set forth in Section 5.03(o) of the CNB Disclosure Schedule, to CNB’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving CNB, any currently or formerly owned or operated property, any CNB Loan Property, or, to CNB’s Knowledge, any Person whose liability CNB has assumed whether contractually or by operation of law, that could reasonably be expected to result in any obligation, claims, liability or investigations against CNB, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any CNB Loan Property. Set forth in Section 5.03(o) of the CNB Disclosure Schedule are true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to CNB and any currently or formerly owned or operated property.
(p) Tax Matters.
(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within that to file which have not expired) by or with respect to the CNB Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be correct and complete in all respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the CNB Group and that have due dates on or before the Effective Date have been or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or any other taxing authority and have disclosed all positions taken that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, (E) the CNB Group has not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (F) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (G) no issues that have been raised by the appropriate taxing authority in writing in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (H) no member of the CNB Group has extended or waived any statutes of limitation with respect to any Taxes of CNB. There are no Liens for Taxes upon the assets of CNB, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. No written claim, assessment, notice of deficiency or proposed Tax adjustment has ever been made by or written notice indicating an intent to open an audit or other review or request relating to Tax matters has been received from any Governmental Authority in a jurisdiction where CNB does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and no director or officer (or employee responsible for Tax matters) of the CNB Group expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither the CNB Group nor any of its members is the beneficiary of any extension of time within which to file any Tax Return.
(ii) CNB has made available to OPOF and OPNB true and complete copies of the United States federal and state income Tax Returns filed by CNB and each member of the CNB Group for each of the three most recent fiscal years for which such returns have been filed. CNB has made available to OPOF and OPNB the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by the CNB Group. There is currently no limitation on the use of the Tax attributes of the CNB Group under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign tax law); provided that CNB makes no representation or warranty regarding whether any such limitation will result from the transactions contemplated by this Agreement.
(iii) Neither CNB nor any other member of the CNB Group has any liability with respect to Taxes that accrued on or before the end of the most recent period covered by the CNB Financial Statements in excess of the amounts accrued or subject to a reserve for Tax liability (rather than any reserve for timing differences between book and Tax income) with respect thereto that are reflected in the CNB Financial Statements and do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the CNB Group in filing their Tax Returns. Since the date of the most recent CNB Financial Statements the CNB Group has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
(iv) Neither CNB nor any other member of the CNB Group is a party to any Tax allocation, Tax indemnity or Tax sharing agreement, is not and has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing consolidated unitary or combined Tax Returns (other than a group the common parent of which is or was CNB) and, to the Knowledge of CNB, has no liability for Taxes of any Person (other than a member of the CNB Group) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or otherwise has any liability for the Taxes of any Person (other than a member of the CNB Group) as a transferee or successor, by contract or otherwise.
(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the CNB Group and no such agreement or ruling has been applied for and is currently pending.
(vi) The CNB Group does not maintain any compensation or benefits plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m), 280G or 424 of the Code and the regulations issued thereunder (or any similar provision of state or local laws) or which would be subject to an excise tax under Section 280G or 409A of the Code and the regulations issued thereunder (or any similar provision of state or local laws).
(vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that any member of the CNB Group is or was required by law to withhold, collect or deposit in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, customer, stockholder or other third party have been duly withheld, collected or deposited and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

(viii) Neither CNB nor any other member of the CNB Group has been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
(ix) OPOF will not on account of an action taken by CNB or the CNB Group prior to the Effective Date be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Date as a result of  (i) a change in method of accounting occurring prior to the Effective Date, (ii) the use of an improper method of accounting for a Tax period ending on or prior to the Effective Date, (iii) any “closing agreement “described in Section 7121 of the Code or any analogous provision of state, local or foreign law executed on or prior to the Effective Date, (iv) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Date, (v) a prepaid amount received, or paid, prior to the Effective Date, (vi) an election under Section 108(i) of the Code or (vii) deferred intercompany gains or losses, intercompany items or similar items or excess loss account described in Treasury regulations under Section 1502 of the Code or any analogous provision of state, local or foreign law arising prior to the Effective Date.
(x) No member of the CNB Group has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.
(xi) No member of the CNB Group has and each has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and no member of the CNB Group has not engaged in a trade or business within, or derived any income from, any foreign country.
(xii) CNB has obtained and maintains on file a Form W-9 or the appropriate Form W-8 with respect to each of its depositors or other account holders, bondholders and shareholders and is in full compliance with all reporting, record keeping and due diligence requirements under the Foreign Account Tax Compliance Act and all of the rules and regulations promulgated thereunder.
(xiii) CNB is not currently and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(xiv) No member of the CNB Group has taken any action or knows of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(q) Risk Management Instruments.
(i) CNB is not a party and has not agreed to enter into any Derivatives Contract.
(ii) “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any CNB Options or CNB Warrants.
(r) Loans; Nonperforming and Classified Assets.
(i) Each Loan on the books and records of CNB was made and has been serviced in all respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all respects by appropriate and sufficient documentation and, to the Knowledge of CNB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.
(ii) Set forth in Section 5.03(r)(ii) of the CNB Disclosure Schedule, as to CNB as of September 30, 2017 are: (A) any written or, to CNB’s Knowledge, oral Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to CNB’s Knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by CNB or an applicable Governmental Authority (it being understood that no representation is being made that the OCC would agree with the loan classifications established by CNB); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or 5% or greater shareholder of CNB, or to the best Knowledge of CNB, any Person controlling, controlled by or under common control with, any of the foregoing.
(s) Properties.   All real and personal property owned by CNB or presently used by it in its business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with past practices. CNB has good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the balance sheet of CNB as of December 31, 2016, or acquired after such date, other than properties sold by CNB in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practices and (iii) as reflected on the balance sheet of CNB as of December 31, 2016. All real and personal property that is used in CNB’s business and leased or licensed by CNB is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.
(t) Intellectual Property.   CNB owns or possesses valid and binding licenses and other rights to use without payment of any amount all patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of all Liens, and CNB has not received any notice of conflict or allegation of invalidity with respect thereto that asserts the intellectual property rights of others. To the Knowledge of CNB, the operation of the business of CNB does not infringe or violate the intellectual property of any third party. CNB has performed in all respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.
(u) [Reserved.]
(v) Books and Records.   The books and records of CNB have been fully, properly and accurately maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CNB.
(w) Insurance.   Set forth in Section 5.03(w) of the CNB Disclosure Schedule is a list of all insurance policies or bonds currently maintained by CNB (“Insurance Policies”). CNB is insured with reputable insurers against such risks and in such amounts as the management of CNB reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, CNB is not in default thereunder, and all claims thereunder have been filed in due and timely fashion.
(x) Allowance For Loan Losses.   CNB’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with CNB’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP and is and shall be adequate under all such standards. CNB has complied with all orders, comments and directives provided to it by any Governmental Authorities relating to CNB’s allowance for loan losses since December 31, 2013.
(y) Transactions With Affiliates.   All “covered transactions” between CNB and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(z) Required Vote; Antitakeover Provisions.
(i) The affirmative vote of the holders of two-thirds (2∕3) of the outstanding shares of CNB Common Stock is necessary to approve this Agreement on behalf of CNB. No other vote of the shareholders of CNB is required by law, the CNB Articles, the CNB Bylaws or otherwise to approve this Agreement.
(ii) No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the VSCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the CNB Articles and CNB Bylaws), apply or will apply to this Agreement or the Transaction.
(aa) Fairness Opinion.   The CNB Board has received the opinion of Performance Trust Capital Partners, LLC to the effect that as of the date hereof the Merger Consideration is fair to the holders of CNB Common Stock from a financial point of view.
(bb) Transactions in Securities.   Neither CNB, nor to CNB’s Knowledge, (a) any director or executive officer of CNB, (b) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold or caused to be purchased or sold, any shares of CNB Common Stock or other securities issued by CNB, (i) during any period when CNB was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.
(cc) Information Systems and Security.
(i) CNB, and to CNB’s Knowledge each third-party vendor to it, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of CNB (“Computer Systems”), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. To CNB’s Knowledge it has not suffered a material security incident or material breach with respect to its data or Computer Systems any part of which occurred since December 31, 2013.
(ii) To CNB’s Knowledge, its Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. CNB has not experienced since December 31, 2013 any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. CNB has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.
(dd) Disclosure.   The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.
(ee) Support and Non-Competition Agreements.   All of the directors of CNB have entered into a Support and Non-Competition Agreement in substantially the form attached hereto as Annex A.
5.04. Representations and Warranties of OPOF and OPNB.
Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, OPOF and OPNB hereby represent and warrant to CNB as follows:
(a) Organization, Standing and Authority.   OPOF is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. OPOF is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. OPOF has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.
(b) OPOF Capital Stock.
(i) The authorized capital stock of OPOF consists solely of 10,000,000 shares of OPOF Common Stock, of which 5,018,678 shares were issued and outstanding as of the close of business on October 27, 2017. The outstanding shares of OPOF Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of OPOF Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof and except as disclosed on Section 5.04(b) of the OPOF Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to the capital stock of OPOF, except for shares of OPOF Common Stock issuable pursuant to the OPOF Benefit Plans and by virtue of this Agreement.
(ii) The shares of OPOF Common Stock to be issued in exchange for shares of CNB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.
(iii) The copies of the OPOF Articles and OPOF Bylaws that have previously been made available to CNB are true, complete and correct copies of such documents as in effect on the date of this Agreement.
(c) OPNB.
(i) OPNB is duly organized and validly existing as a national banking association under the laws of the United States of America, its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law and OPNB has timely paid all deposit insurance premiums and assessments required by applicable laws and regulations. OPNB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. OPNB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.
(ii) (A) OPOF owns, directly or indirectly, all the issued and outstanding equity securities of OPNB, (B) no equity securities of OPNB are or may become required to be issued (other than to OPOF) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which OPNB is or may be bound to sell or otherwise transfer any of its equity securities (other than to OPOF or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings or arrangements relating to OPOF’s right to vote or to dispose of such securities.
(iii) The copies of the OPNB Articles and OPNB Bylaws that have previously been made available to CNB are true, complete and correct copies of such documents as in effect on the date of this Agreement.
(d) Corporate Power.   Each of OPOF and OPNB has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. OPOF has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause OPNB to execute, deliver and perform its obligations under this Agreement and consummate the Merger, and OPNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and consummate the Merger, in each case, subject to the receipt of all necessary approvals of Governmental Authorities.
(e) Corporate Authority.   This Agreement and the Transaction have been authorized by all necessary corporate action of OPOF, the OPOF Board, OPNB and the board of directors of OPNB, as applicable. This Agreement has been duly executed and delivered by OPOF and OPNB and, assuming due authorization, execution and delivery by CNB, this Agreement is a valid and legally binding obligation of

OPOF and OPNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(f) Regulatory Approvals; No Defaults.
(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by OPOF or any of its Subsidiaries in connection with the execution, delivery or performance by OPOF and OPNB of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the Virginia Bureau of Financial Institutions and the OCC, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CNB Common Stock and the issuance of OPOF Common Stock in the Merger, (C) the approval of the listing on NASDAQ of the OPOF Common Stock to be issued in the Merger and (D) the issuance of a Certification of Merger by the OCC and filings related thereto. As of the date hereof, OPNB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by OPOF and OPNB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of OPOF or of any of its Subsidiaries or to which OPOF or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of OPOF or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.
(g) Financial Reports and Securities Documents; Material Adverse Effect.
(i) OPOF’s Annual Report on Form 10-K for the year ended December 31, 2015 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2015 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, OPOF’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of OPOF and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of OPOF and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.
(ii) Since December 31, 2016, (A) OPOF and OPNB have conducted their respective businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) OPOF and OPNB have not taken or permitted any of the actions set forth in Section 4.02 hereof between December 31, 2016 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to OPOF.
(iii) OPOF maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to OPOF is made known on a timely basis to the individuals responsible for the preparation of OPOF’s Securities Documents.
(h) Legal Proceedings.   No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against OPOF or its Subsidiaries and, to OPOF’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither OPOF nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions.
(i) No Brokers.   No action has been taken by OPOF or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.
(j) Tax Matters.
(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within that to file which have not expired) by or with respect to OPOF and OPNB have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be correct and complete in all respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on OPOF and OPNB and that have due dates on or before the Effective Date have been or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or any other taxing authority and have disclosed all positions taken that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, (E) OPOF and OPNB have not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (F) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (G) no issues that have been raised by the appropriate taxing authority in writing in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (H) neither OPOF nor OPNB has extended or waived any statutes of limitation with respect to any Taxes. There are no Liens for Taxes upon the assets of OPOF and OPNB, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. No written claim, assessment, notice of deficiency or proposed Tax adjustment has ever been made by or written notice indicating an intent to open an audit or other review or request relating to Tax matters has been received from any Governmental Authority in a jurisdiction where OPOF and OPNB do not file Tax Returns that it is or may be subject to taxation by that jurisdiction and no director or officer (or employee responsible for Tax matters) of OPOF or OPNB expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither OPOF nor OPNB is the beneficiary of any extension of time within which to file any Tax Return.
(ii) Neither OPOF nor any other member of the OPOF Group has been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
(iii) No member of the OPOF Group has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(k) Regulatory Matters.
(i) OPOF and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. To the Knowledge of OPOF, since its last regulatory examination of Community Reinvestment Act compliance, OPNB has not received any complaints as to Community Reinvestment Act compliance.
(ii) Neither OPOF nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority. Since December 31, 2015, OPOF and its Subsidiaries have timely paid all assessments made or imposed by any Governmental Authority.
(iii) Neither OPOF nor any of its Subsidiaries has been advised by and, to the Knowledge of OPOF, there are no facts that could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
(l) Compliance With Laws.   Each of OPOF and OPNB:
(i) is and at all times since December 31, 2013 has been in compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of OPOF and OPNB related to customer data, privacy and security;
(ii) has and at all times since December 31, 2013 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to OPOF’s Knowledge, no suspension or cancellation of any of them is threatened;
(iii) has received no notification or communication from any Governmental Authority (A) asserting that OPOF or OPNB is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to OPOF’s Knowledge, do any grounds for any of the foregoing exist); and
(iv) is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.
(m) Allowance for Loan Losses.   OPOF’s allowance for loan losses is, and shall be as of the Effective Time, in compliance with OPOF’s existing methodology for determining the adequacy of its allowance for loan losses, as well as the standards established by GAAP and is and shall be adequate under all such standards. OPOF has complied with all orders, comments and directives provided to it by any Governmental Authorities relating to OPOF’s allowance for loan losses since December 31, 2015.
(n) Financial Ability.   On the Effective Date and through the date of payment of the Merger Consideration by OPOF, OPOF will have all funds necessary to consummate the Merger and pay the aggregate cash component of the Merger Consideration to holders of CNB Common Stock pursuant to Article III hereof.

(o) Ownership of CNB Common Stock.   None of OPOF or any of its Subsidiaries, or to OPOF’s Knowledge, any of its other affiliates (as such term is defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement (other than this Agreement and the Support and Non-Competition Agreements), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of CNB Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).
(p) Board Approval.   The OPOF Board and the OPNB Board, in each case at a meeting duly called and held and at which a quorum was present and acting throughout, each has by a vote of the directors present determined that this Agreement and the Transaction, including the Merger, taken together, are fair to and in the best interests of its shareholders and approved this Agreement. Approval by OPOF’s shareholders is not required for it to perform its obligations under this Agreement.
(q) Disclosure.   The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.
(r) Employee Benefit Plans.
(i) All of the OPOF Benefit Plans (as defined herein) are in compliance in all material respects with applicable laws and regulations, and OPOF and OPNB have administered such benefit plans in accordance with applicable laws and regulations in all material respects. For the purposes of this Agreement, an “OPOF Benefit Plan” means an employee benefit plan and program of OPOF and its Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors.
(ii) Each OPOF Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination, opinion or advisory letter (based on Internal Revenue Service permitted determination, opinion or advisory request procedures), or a filing for the same has been made with the Internal Revenue Service seeking such a determination, opinion or advisory letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination, opinion or advisory request procedures).
(s) Insurance.   OPOF is insured with reputable insurers against such risks and in such amounts as the management of OPOF reasonably has determined to be prudent in accordance with industry practices. All of OPOF’s insurance policies are in full force and effect, OPOF is not in default thereunder, and all claims thereunder have been filed in due and timely fashion
(t) Information Systems and Security.
(i) OPOF, and to OPOF’s Knowledge each third-party vendor to it, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through its Computer Systems, and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. To OPOF’s knowledge it has not suffered a material security incident or material breach with respect to its data or Computer Systems any part of which occurred since December 31, 2013.
(ii) To OPOF’s Knowledge, its Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. OPOF has not experienced since December 31, 2013 any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. OPOF and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.
ARTICLE VI

COVENANTS
6.01. Reasonable Best Efforts.
Subject to the terms and conditions of this Agreement, each of CNB, OPOF and OPNB agrees to use its reasonable best efforts in good faith, and, with respect to OPOF and OPNB, to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.
6.02. Shareholder Approval.
(a) CNB agrees to take, in accordance with applicable law and the CNB Articles and the CNB Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its shareholders to consider and vote upon the approval of this Agreement, the Merger and any other matters required to be approved by CNB’s shareholders for consummation of the Transaction (including any adjournment, the “CNB Meeting”). Once the CNB Meeting has been called and noticed, CNB shall not postpone or adjourn the CNB Meeting without the consent of OPOF, provided that if CNB is acting in good faith and in compliance with its obligations under this Section 6.02(a), CNB may postpone or adjourn the CNB Meeting: (i) with the consent of OPOF; (ii) for the absence of a quorum; (iii) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus (as defined herein) is provided to the shareholders of CNB within a reasonable period of time in advance of the CNB Meeting; (iv) to allow reasonable additional time to solicit additional proxies as necessary to obtain the approval of this Agreement; or (v) if required by applicable law. Except with the prior written consent of OPOF, no other matters shall be submitted for the approval of the CNB shareholders at the CNB Meeting. Subject to Section 6.02(b), the CNB Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action and use reasonable best efforts to solicit such approval by CNB’s shareholders and shall not (A) fail to call, give notice of, convene or hold the CNB Meeting, (B) withdraw, modify or qualify in any manner adverse to OPOF such recommendation or (C) take such other action or make any other public statement in connection with the CNB Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). In addition to the foregoing, CNB shall not submit to the vote of its shareholders any Acquisition Proposal with respect to a transaction other than the Merger while this Agreement is in effect.
(b) Notwithstanding the foregoing, CNB and the CNB Board shall be permitted to effect a Change in Recommendation if and only to the extent that:
(i) CNB shall have complied in all respects with Section 6.07;
(ii) the CNB Board, after consulting with its outside counsel, shall have determined in good faith that failure to pursue a Superior Proposal would result in a violation of its fiduciary duties under applicable law; and
(iii) if the CNB Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the CNB Board shall have concluded in good faith, after giving effect to all of the adjustments that may be offered by OPOF pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) CNB shall notify OPOF at least five (5) Business Days in advance of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to OPOF a detailed summary of all material terms of such Superior Proposal and all other material documents, and

(C) prior to effecting such a Change in Recommendation, CNB shall, and shall cause its financial and legal advisors to, during the period following CNB’s delivery of the notice referred to in clause (B) above, negotiate with OPOF in good faith for a period of up to five (5) Business Days (to the extent OPOF desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
6.03. Registration Statement.
(a) OPOF agrees to prepare and file with the SEC a Registration Statement on Form S-4 or other applicable form (the “Registration Statement”) in connection with the issuance of OPOF Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of CNB and OPOF constituting a part thereof  (the “Proxy Statement/Prospectus”) and all related documents). CNB shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for such documents, and CNB, and its legal, financial and accounting advisors, shall have the right to review, comment upon and consult with OPOF and its counsel prior to the filing of such Registration Statement, and all supplements and amendments thereto, prior to its or their filing. CNB agrees to cooperate with OPOF and OPOF’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement/Prospectus. Provided that CNB has cooperated as described above, OPOF agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable. Each of CNB and OPOF agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. OPOF also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
(b) Each of CNB and OPOF agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto shall, at the date(s) of mailing to CNB’s shareholders and at the time of the CNB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which such Proxy Statement/Prospectus is or is to be used, not misleading. Each of CNB and OPOF further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus, as applicable, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement/Prospectus, as applicable.
(c) OPOF agrees to advise CNB, promptly after OPOF receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of OPOF Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent OPOF is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or any request by the SEC for additional information.
(d) After the Registration Statement is declared effective under the Securities Act, CNB shall promptly mail the Proxy Statement/Prospectus to its shareholders. The expense of printing and mailing such materials shall be borne by CNB.
6.04. Regulatory Filings.
(a) OPOF shall use its reasonable best efforts, and CNB shall cooperate with OPOF, to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction. Any initial filings with Governmental Authorities shall be made by OPOF as soon as reasonably practicable after the execution hereof. Each of OPOF and CNB shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.
(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if any), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.
6.05. Public Announcements.
CNB and OPOF shall consult with each other before issuing any press release or other material public statement with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such material public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC or NASDAQ. CNB and OPOF shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.
6.06. Access; Information.
(a) OPOF, OPNB and CNB agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Benefit Plan, payroll, employee records, Tax Returns and work papers of independent auditors (which each party shall use its reasonable best efforts to obtain from its independent auditors)), systems, properties, personnel and advisors of each party and to such other information relating to such party as the other party may reasonably request and, during such period, each party shall furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of the party as the other party may reasonably request.
(b) The recipient of any confidential information furnished to it pursuant to this Section 6.06 (i) shall protect and safeguard the confidentiality of such confidential information with at least the same degree of care as the recipient would use to protect its own confidential information, but in no event with less than a commercially reasonable degree of care, and (ii) shall not use such confidential information, or permit such confidential information to be used, for any purpose other than to evaluate the financial condition, operations, business and related matters of the disclosing party.
(c) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.
6.07. Acquisition Proposals.
(a) CNB agrees that it shall, and shall direct and cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined herein), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of CNB thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction, if necessary. From the date of this Agreement through the Effective Time, CNB shall not, and shall cause its directors, officers or employees or any Representative retained by it not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than OPOF or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the CNB Meeting, if the CNB Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the CNB Board’s fiduciary duties under applicable law, CNB may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the CNB Board determines in good faith is likely to constitute a Superior Proposal, subject to providing prior written notice of its decision to take such action to OPOF at least one (1) Business Day prior to such decision and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (A) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by CNB after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the confidentiality agreement dated June 6, 2017 executed and delivered by OPOF are to OPOF (the “Confidentiality Agreement”), and (B) participate in discussions or negotiations regarding such a Superior Proposal.
(b) For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the total revenues, net income, assets or deposits of CNB taken as a whole, (ii) direct or indirect acquisition or purchase of any class of Equity Securities representing 25% or more of the voting power of CNB, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of Equity Securities of CNB or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CNB, other than the Transaction.
(c) For purposes of this Agreement, the term “Superior Proposal” means an unsolicited Acquisition Proposal (for this purpose, substituting “50%” for each reference to “25%” in the definition of Acquisition Proposal) that was received and considered in compliance with this Section 6.07 and that would, if consummated, result in a transaction that is more favorable to CNB’s shareholders from a financial point of view than the Merger, as determined by the CNB Board in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and the likelihood of consummation), and consulting with CNB’s financial advisor (which shall be a nationally recognized investment banking firm and which, the parties acknowledge and agree, includes Performance Trust Capital Partners, LLC) and outside counsel.
(d) In addition to the obligations of CNB set forth in Section 6.07(a), CNB shall within one (1) Business Day advise OPOF orally and in writing of its receipt of any Acquisition Proposal (or any inquiry that could reasonably lead to an Acquisition Proposal) and keep OPOF informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to OPOF all materials provided to or made available to any third party pursuant to this Section 6.07 that were not previously provided to OPOF.
(e) CNB agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of CNB shall be deemed a breach of this Section 6.07 by CNB.
6.08. NASDAQ Listing.
OPOF agrees to use its reasonable best efforts to obtain, prior to the Effective Date, approval subject to notice of official issuance to list on the NASDAQ the shares of OPOF Common Stock to be issued in connection with the Merger.
6.09. Indemnification.
(a) From and after the Effective Time through the sixth anniversary of the Effective Time, OPOF (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of CNB determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of CNB or is or was serving at the request of CNB as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent that such Indemnified Parties would be entitled under the CNB Articles and the CNB Bylaws, as applicable, or any agreement, arrangement or understanding that is set forth in Section 6.09(a) of the CNB Disclosure Schedule, in each case as in effect on the date hereof.
(b) Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel that is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.
(c) CNB shall cause the persons who served as directors or officers of CNB to be covered by prepaid directors’ and officers’ liability insurance policies. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time; provided, however, that in no event shall CNB expend, in order to maintain or provide insurance coverage pursuant to this Section 6.09(c), an aggregate amount in excess of 250% of the annual premium paid by CNB as of the date hereof for such insurance (“Maximum Insurance Amount”); provided, further, that if the amount necessary to procure such insurance coverage exceeds the Maximum Insurance Amount, CNB shall obtain the most advantageous coverage obtainable for an amount not exceeding the Maximum Insurance Amount.

(d) If OPOF or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of OPOF shall assume the obligations set forth in this Section 6.09.
6.10. Benefit Plans.
(a) As soon as administratively practicable after the Effective Time, and except as specifically provided in Section 6.10(c) and 6.10(d), OPOF shall take all reasonable action so that employees of CNB who are employed with OPOF or its Subsidiaries on or after the Effective Time (“CNB Continuing Employees”) shall be entitled to participate in each OPOF Benefit Plan to the same extent as similarly-situated employees of OPOF and its Subsidiaries (it being understood that inclusion of the CNB Continuing Employees in the OPOF Benefit Plans may occur at different times with respect to different plans); provided that coverage shall be continued under the corresponding Benefit Plans of CNB until such CNB Continuing Employees are permitted to participate in the OPOF Benefit Plans; and provided, however, that nothing contained herein shall require OPOF or any of its Subsidiaries to make any grants to any CNB Continuing Employee under any discretionary equity compensation plan of OPOF. OPOF shall, to the extent permitted by applicable law, cause OPOF Benefit Plan in which CNB Continuing Employees are eligible to participate to treat service of such employees with CNB as service with OPOF or OPNB under the OPOF Benefit Plans, for purposes of  (i) determining eligibility to participate, (ii) vesting of benefits, and (iii) calculation of vacation benefits and paid time off; provided, however, that such service shall not be so treated for purposes of accrual of pension benefits or to the extent that such treatment would result in a duplication of benefits.
(b) At such time as CNB Continuing Employees become eligible to participate in a medical, health or dental plan of OPOF or its Subsidiaries, OPOF shall, to the extent permitted by the terms of the relevant plan and applicable law, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of OPOF, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.
(c) At or prior to the Effective Time, CNB shall cease contributions to and terminate the 401(k) plan sponsored by CNB (the “CNB 401(k) Plan”), subject to the consummation of the transactions contemplated by this Agreement, and shall (i) adopt written resolutions (a copy of which shall be delivered to OPOF and OPNB at the Closing) to terminate the CNB 401(k) Plan and fully vest all participants in their benefits thereunder, such termination and vesting to be effective as of the day immediately prior to the Effective Time; and (ii) deliver to OPOF and OPNB, prior to the Closing, notice of the CNB 401(k) Plan termination. OPOF and OPNB reserve the right to suspend the distribution of benefits from the CNB 401(k) Plan until the receipt of a favorable determination letter from the IRS with respect to the termination of the CNB 401(k) Plan. The CNB Continuing Employees shall be eligible to participate, effective as of the Effective Date, in a 401(k) plan sponsored or maintained by OPOF or one of its Subsidiaries (the “OPOF 401(k) Plan”). OPOF, OPNB and CNB shall take any and all actions as may be required, including amendments to the CNB 401(k) Plan and/or OPOF 401(k) Plan, to permit each CNB Continuing Employee who is a participant in the CNB 401(k) Plan to be eligible to commence participation in the OPOF 401(k) Plan as of the Effective Date, make in-kind rollover contributions to the OPOF 401(k) Plan of  “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributable to such CNB Continuing Employee from the CNB 401(k) Plan, and accept rollovers of any plan loans.
(d) Upon the request of OPOF at least five (5) days prior to the Effective Time, CNB shall use reasonable efforts to amend, freeze or terminate any of CNB’s Benefit Plans prior to the Effective Date or as of the Effective Time, subject to consummation of the transactions contemplated by this Agreement, and with regard to any group medical, dental, life or disability plan so terminated, subject to eligibility for participation of the CNB Continuing Employees in a comparable plan of OPOF or OPNB as of the Effective Time.

(e) At least thirty (30) days prior to the Effective Time, OPOF may request that CNB terminate and liquidate any of the employment agreements of the executives listed on Section 6.10(e) of the CNB Disclosure Schedule. In such event, OPOF agrees to pay to such executives the amounts described on Section 6.10(e) of the CNB Disclosure Schedule. No later than the time of such request, OPOF agrees to provide to CNB the Employment Release (as defined herein) for each such executive whose employment agreement is to be terminated, such Employment Release shall not be signed before immediately prior to the Effective Time, and such executive shall be permitted to consider the Employment Release before signature for any period required by applicable Law. Upon such request from OPOF, CNB shall take all actions necessary to terminate and liquidate any such employment agreements, effective as of the Effective Time and contingent upon the consummation of the Transaction, with the payment of the amounts described in Section 6.10(e) of the CNB Disclosure Schedule to be made no later than the 60th day following the Effective Time, subject to (i) the execution of a release and waiver of claims by the executive in a form mutually acceptable to OPOF, OPNB and CNB (the “Employment Release”) and such Employment Release becoming effective prior to such payment, and (ii) the execution of a separate agreement by any such executive providing that (A) the non-competition and non-solicitation provisions (and related definitions and enforcement provisions) of such executive’s terminated employment agreement shall continue to apply for one year following the Effective Time and (B) the confidentiality provisions of such executive’s terminated employment agreement shall continue to apply as provided therein. In the event OPOF does not request that CNB terminate and liquidate such employment agreements, subject to Sections 6.10(d) and 6.10(f) of this Agreement, at and following the Effective Time, OPOF and the Surviving Bank shall honor and assume, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, such agreements.
(f) An employee of CNB (other than an employee who is a party to an employment agreement or a severance agreement) whose employment is involuntarily terminated other than for cause at or following the Effective Time but on or before the date that is six (6) months from the Effective Time shall be entitled to receive a lump sum payment at the time of termination equal to two (2) weeks of base pay (at the rate in effect on the termination date) for each year of service at CNB (with credit for partial years of service), with a minimum payment equal to four (4) weeks of base pay and a maximum payment equal to twenty-six (26) weeks of base pay. OPOF will provide reasonable outplacement services to such employees at no cost to the employees for a period of six (6) months following termination through an outplacement agency selected by OPOF.
(g) Each of CNB, OPOF and OPNB acknowledges and agrees that all provisions contained within this Section 6.10 with respect to employees are included for the sole benefit of CNB and OPOF and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with CNB, OPOF, its Subsidiaries or any of their respective affiliates.
6.11. Notification of Certain Matters.
Each of CNB and OPOF shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
6.12. Compliance with Law.
Each of OPOF, OPNB and CNB shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or its employees conducting such businesses.
6.13. Southside Advisory Board.
At or before the Effective Time, OPNB shall take all action necessary to appoint two (2) individuals who are directors of CNB on the date hereof and who are selected by mutual agreement of OPOF, OPNB and CNB to OPNB’s Southside Advisory Board, effective at the Effective Time.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER
7.01. Conditions to Each Party’s Obligation to Effect the Merger.
The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:
(a) Shareholder Approval.   This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of CNB Common Stock and by OPOF as the sole shareholder of OPNB.
(b) Regulatory Approvals.   All regulatory approvals required to consummate the Transaction, including approval by the OCC (i) of the Merger under 12 U.S.C. §215a and 12 U.S.C. §1828(c), and (ii) for OPNB to operate the main office of CNB as a branch of the Surviving Bank following the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the OPOF Board reasonably determines in good faith would materially reduce the benefits of the Transaction to such a degree that OPOF would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.
(c) No Injunction.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.
(d) Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
(e) Listing.   The shares of OPOF Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.
7.02. Conditions to Obligation of CNB.
The obligation of CNB to consummate the Merger is also subject to the fulfillment, or written waiver by CNB prior to the Effective Date, of each of the following conditions:
(a) Representations and Warranties.   The representations and warranties of OPOF and OPNB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CNB shall have received a certificate, dated the Effective Date, signed on behalf of OPOF by the Chief Executive Officer and the Chief Financial Officer of OPOF and OPNB to such effect.
(b) Performance of Obligations of OPOF and OPNB.   OPOF and OPNB shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and CNB shall have received a certificate, dated the Effective Date, and signed on behalf of OPOF by the Chief Executive Officer and the Chief Financial Officer of OPOF and OPNB to such effect.
(c) Tax Opinion.   CNB shall have received the written opinion of Williams Mullen in form and substance reasonably satisfactory to CNB, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of CNB and others, reasonably satisfactory in form and substance to such counsel.

(d) No Material Adverse Effect.   No Material Adverse Effect with respect to OPOF and OPNB shall have occurred.
(e) Other Actions.   OPOF and OPNB shall have furnished CNB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as CNB may reasonably request.
(f) Employment Agreements.   With respect to any employment agreement that OPOF has requested CNB terminate and liquidate pursuant to Section 6.10(e), OPOF shall have provided to the affected executive an executed agreement obligating OPOF to make the payment contemplated by Section 6.10(e), subject to the effectiveness of any Employment Release and any other agreement required thereunder or under such employment agreement, and such agreement shall remain in full force and effect.
7.03. Conditions to Obligations of OPOF and OPNB.
The obligation of OPOF and OPNB to consummate the Merger is also subject to the fulfillment, or written waiver by OPOF prior to the Effective Date, of each of the following conditions:
(a) Representations and Warranties.   The representations and warranties of CNB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and OPOF shall have received a certificate, dated the Effective Date, signed on behalf of CNB by the Chief Executive Officer and the Chief Financial Officer of CNB to such effect.
(b) Performance of Obligations of CNB.   CNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and OPOF shall have received a certificate, dated the Effective Date, signed on behalf of CNB by the Chief Executive Officer and the Chief Financial Officer of CNB to such effect.
(c) No Material Adverse Effect.   No Material Adverse Effect with respect to CNB shall have occurred.
(d) Tax Opinion.   OPOF shall have received the written opinion of Troutman Sanders LLP, in form and substance reasonably satisfactory to OPOF, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of OPOF and others, reasonably satisfactory in form and substance to such counsel.
(e) Support and Non-Competition Agreements.   All of the directors of CNB shall have, concurrently with the execution of this Agreement, entered into a Support and Non-Competition Agreement in substantially the form attached hereto as Annex A, and all such Support and Non-Competition Agreements remain in full force and effect.
(f) Warrant Cancellation Agreements.   Each holder of a CNB Warrant shall have, concurrently with the execution of this Agreement and with respect to all of his, her or its CNB Warrants, entered into a Warrant Cancellation Agreement in substantially the form attached hereto as Annex B, and all such Warrant Cancellation Agreements remain in full force and effect.
(g) Employment Agreements; Releases.   (i) With respect to any employment agreement that OPOF has requested CNB terminate and liquidate pursuant to Section 6.10(e), CNB shall have taken all actions to terminate and liquidate such employment agreement effective as of the Effective Time and contingent upon the consummation of the Transaction, and (ii) CNB shall have obtained fully executed copies of all Employment Releases and agreements provided for by Section 6.10(e), in each case in a form mutually acceptable to OPOF, OPNB and CNB, and all of which remain in full force and effect.
(h) Dissenting Shares and Appraisal Rights Shareholders.   Not more than fifteen percent (15.0%) of the outstanding shares of CNB Common Stock shall constitute Dissenting Shares.

(i) Other Actions.   CNB shall have furnished OPOF and OPNB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as OPOF may reasonably request.
ARTICLE VIII

TERMINATION
8.01. Termination.
This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:
(a) Mutual Consent.   By the mutual consent in writing of OPOF, OPNB and CNB.
(b) Breach; Failure of Conditions.
(i) Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by OPOF and OPNB or CNB, as applicable, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or 7.02(b) or 7.03(a) or 7.03(b), as the case may be.
(ii) Provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, by OPOF and OPNB or CNB, as applicable, if the conditions set forth in Section 7.02 or Section 7.03, as applicable, (A) have not been satisfied by OPOF and OPNB or CNB, as applicable, within five (5) Business Days of the satisfaction of the last condition set forth in Section 7.01 that is required to be satisfied (and cannot be, or have not been cured by OPOF and OPNB or CNB, as applicable, within thirty (30) days after the giving of written notice of such failure) and (B) have not been waived by OPOF and OPNB or CNB, as applicable.
(c) Delay.   By OPOF and OPNB or CNB, in the event that the Merger is not consummated by June 30, 2018, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any party to a Support and Non-Competition Agreement (if CNB is the party seeking to terminate) to perform or observe his or her covenants and agreements under the relevant Support and Non-Competition Agreement.
(d) No Regulatory Approval.   By OPOF and OPNB or CNB in the event that the approval of any Governmental Authority required for consummation of the Merger and the Transaction shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.
(e) No CNB Shareholder Approval.   By either OPOF and OPNB or CNB, if any approval of the shareholders of CNB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the CNB Meeting or at any adjournment thereof.
(f) CNB’s Failure to Recommend; Etc.   By OPOF and OPNB if  (i) CNB shall have materially breached the provisions of Section 6.07 in any respect, (ii) the CNB Board approves, adopts, endorses or recommends any Acquisition Proposal, (iii) the CNB Board shall have failed to make its recommendation referred to in Section 6.02(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of OPOF, or (iv) CNB shall have materially breached its obligations under Section 6.02(a) by failing to call, give notice of, convene and hold the CNB Meeting in accordance with Section 6.02(a).

(g) Certain Tender or Exchange Offers.   By OPOF and OPNB if a tender offer or exchange offer for 20% or more of the outstanding shares of CNB Common Stock is commenced (other than by OPOF or a Subsidiary thereof), and the CNB Board recommends that the shareholders of CNB tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.
(h) Superior Proposal.   By OPOF and OPNB or CNB at any time prior to the CNB Meeting, in order to concurrently enter into an agreement with respect to a Superior Proposal that was received and considered by CNB in compliance with Section 6.02 and Section 6.07; provided, that CNB has paid the Termination Fee to OPOF.
8.02. Effect of Termination and Abandonment.
(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.05, Section 6.06(b), Section 8.01, this Section 8.02, and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither OPOF nor CNB shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.
(b) The parties hereto agree that CNB shall pay OPOF the sum of  $375,000 (the “Termination Fee”) if this Agreement is terminated as follows:
(i) if this Agreement is terminated by OPOF and OPNB pursuant to Section 8.01(f) or 8.01(g), CNB shall pay the entire Termination Fee to OPOF on the second Business Day following the termination of this Agreement;
(ii) if this Agreement is terminated by (A) OPOF and OPNB pursuant to Section 8.01(b)(i), (B) either OPOF and OPNB or CNB pursuant to Section 8.01(c) and at the time of such termination no vote of the CNB shareholders contemplated by this Agreement at the CNB Meeting shall have occurred, or (C) by either OPOF and OPNB or CNB pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of CNB or the CNB Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of CNB contemplated by this Agreement at the CNB Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination CNB enters into an agreement with respect to an Acquisition Proposal, then CNB shall pay to OPOF the Termination Fee on the date of execution of such agreement (regardless of whether such Acquisition Proposal is consummated before or after the termination of this Agreement), and (2) if an Acquisition Proposal is consummated otherwise than pursuant to an agreement with CNB within fifteen (15) months after the termination of this Agreement, then CNB shall pay to OPOF the Termination Fee on the date such Acquisition Proposal is consummated; or
(iii) if this Agreement is terminated by OPOF or OPNB or by CNB pursuant to Section 8.01(h), CNB shall pay the entire Termination Fee to OPOF prior to or concurrent with the termination of this Agreement.
(c) CNB, OPOF and OPNB agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement OPOF and OPNB would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by CNB. If CNB fails to pay OPOF the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), CNB shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by OPOF in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided OPOF prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. If this Agreement is terminated and a Termination Fee is payable by CNB to OPOF pursuant to this Section 8.02, the Termination Fee and any fees and expenses awarded pursuant to this Section 8.02(c) shall be OPOF’s and OPNB’s sole and exclusive remedies.
ARTICLE IX

MISCELLANEOUS
9.01. Survival.
No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 6.05, Section 6.06(b), Section 8.01, this Section 8.02, and Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.
9.02. Waiver; Amendment.
Any provision of this Agreement may be (i) waived by the party that is, or whose shareholders are, entitled to the benefits thereof, or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the CNB Meeting no amendment shall be made that by law requires further approval by the shareholders of CNB without obtaining such approval.
9.03. Counterparts; Facsimile Signature.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but such counterparts together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.
9.04. Governing Law.
Except to the extent governed by the laws of the United States applicable hereto, this Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such state.
9.05. Expenses.
Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.
9.06. Notices.
All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to CNB to:
Citizens National Bank
11407 Windsor Boulevard
Windsor, Virginia 23487
Attention: Jeffrey H. Noblin, President and Chief Executive Officer
Fax: (757) 242-6216
With a copy to:
Williams Mullen, a Professional Corporation
Williams Mullen Center
200 South 10th Street
Suite 1600
Richmond, Virginia 23219
Attention: Scott H. Richter, Esq.
Fax: (804) 420-6507
If to OPOF or OPNB to:
Old Point Financial Corporation
1 West Mellen Street
Hampton, Virginia 23663
Attention: Jeffrey W. Farrar, Chief Financial Officer & Senior Vice President/Finance
Fax: (757) 221-0841
With a copy to:
Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Attention: Jacob A. Lutz, III, Esq.
Fax: (804) 698-6014
9.07. Entire Understanding; No Third Party Beneficiaries.
This Agreement, the Support and Non-Competition Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Support and Non-Competition Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce OPOF’s obligation under Section 6.09, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.08. Severability.
Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on CNB, OPOF or OPNB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
9.09. Enforcement of the Agreement.
The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
9.10. Interpretation.
When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of, Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.
9.11. Assignment.
No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties, and any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
OLD POINT FINANCIAL CORPORATION
By:
/s/ Robert F. Shuford, Sr.

Name: Robert F. Shuford, Sr.
Title:  Chairman, President & Chief Executive Officer
THE OLD POINT NATIONAL BANK OF PHOEBUS
By:
/s/ Robert F. Shuford, Jr.

Name: Robert F. Shuford, Jr.
Title:  President & Chief Executive Officer
CITIZENS NATIONAL BANK
By:
/s/ Jeffrey H. Noblin

Name: Jeffrey H. Noblin
Title:  President and Chief Executive Officer

Annex A
FORM OF SUPPORT AND NON-COMPETITION AGREEMENT
This Agreement, made as of this 27th day of October, 2017, between Old Point Financial Corporation, a Virginia corporation (“OPOF”), and the shareholder of Citizens National Bank, Windsor, Virginia, a national banking association (“CNB”), identified on the signature page hereto in such Shareholder’s capacity as a shareholder of CNB (the “Shareholder”).
WHEREAS, OPOF, The Old Point National Bank of Phoebus, Hampton, Virginia, a national banking association (“OPNB”) and CNB have entered into an Agreement and Plan of Reorganization dated as of the date hereof  (the “Merger Agreement”) pursuant to which all of the outstanding shares of CNB Common Stock will be exchanged for a combination of shares of OPOF Common Stock and cash in accordance with the terms of the Merger Agreement; and
WHEREAS, the Shareholder owns or possesses the sole right to vote, or direct the voting of, and the sole power to dispose of, or to direct the disposition of, the number of shares of CNB Common Stock as set forth on the signature page hereto (the “Covered Shares”); and
WHEREAS, the Shareholder has the right to acquire pursuant to the exercise of CNB Options and CNB Warrants the number of shares of CNB Common Stock as set forth on the signature page hereto; and
WHEREAS, as a material inducement for OPOF to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:
1. Representations and Warranties of Shareholder.   The Shareholder represents and warrants as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of the Covered Shares. The Shareholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.
2. Support of Shareholder; Covenants of Shareholder.   (a) The Shareholder agrees that he/she shall cause the Covered Shares to be present at the CNB Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(f) herein, unless: (i) OPOF is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement or (ii) in accordance with Section 6.02 of the Merger Agreement, the Board of Directors of CNB has failed to make, withdrawn, qualified, modified or otherwise changed (or publicly proposed or resolved to do the foregoing) its recommendation to CNB shareholders.
(b) The Shareholder agrees that until the termination of this Agreement as provided in Section 2(f) herein, that he/she shall not, without the prior written consent of OPOF, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any CNB Options or CNB Warrants, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon the transferee.
(c) The Shareholder agrees that he/she will not make any statement, written or oral, to the effect that he/she does not support the Merger or that other shareholders of CNB should not support the Merger, except as permitted in Section 6.02 of the Merger Agreement.
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(d) The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of CNB Common Stock, or any officer, employee or director of CNB to, solicit from any third party any inquiries or proposals relating to the disposition of CNB’s business or assets or the acquisition of CNB’s voting securities, or the merger of CNB with any person other than OPOF or any subsidiary of OPOF, or except as provided in Section 6.07 of the Merger Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.
(e) The Shareholder agrees that he/she shall not, without the prior written consent of OPOF, directly or indirectly sell, transfer or dispose of  (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of CNB Common Stock prior to the Effective Time of the Merger.
(f) The obligations and covenants of Shareholder contained in Section 2 of this Agreement shall terminate upon the earlier to occur of: (a) the termination of the Merger Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Merger Agreement; or (b) the Effective Time of the Merger.
3. Additional Shares, Options and Warrants.    Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of CNB Common Stock which the Shareholder currently has the sole right and power to vote and dispose of, or to direct the voting or disposition of, and all such shares of CNB Common Stock as to which the Shareholder may hereafter acquire the sole right and power to vote and dispose of, or to direct the voting or disposition of, and all CNB Options and CNB Warrants which the Shareholder may currently own or hereafter acquire.
4. Non-Competition and Non-Solicitation.     [(a) From and after the Effective Time until the date which is 12 months after the Effective Time (the “Covenant Period”), the Shareholder shall not, directly or indirectly:
(i) serve as a member of the board of directors (including any advisory board) of any financial institution, or the direct or indirect holding company or any subsidiary of such financial institution or holding company, with an office or branch located within a 35 mile radius of any office or branch of OPOF, OPNB, Old Point Trust and Financial Services, N.A. (“OPT”) or CNB at the date hereof or the Effective Time (the “Covered Area”); or
(ii) serve on the board of any company with an office or branch in the Covered Area that provides any of the products or services provided at the date hereof or the Effective Time by OPOF, OPNB, OPT or CNB, or any subsidiary or affiliate thereof; or
(iii) solicit to employ or engage the services of any of the officers or employees of OPOF, OPNB or OPT (including former employees of CNB) (other than such officers or employees who have been terminated by OPOF, OPNB, OPT or CNB prior to such solicitation or engagement by the Shareholder), or initiate or maintain contact with any officer, director or employee of OPOF, OPNB or OPT (including former employees of CNB) regarding the business, operations, prospects or finances of OPOF, OPNB or OPT, except for conversations with employees of OPOF, OPNB or OPT that are necessary to conduct routine banking business or transactions; or
(iv) solicit customers of OPOF, OPNB, OPT or any subsidiary or affiliate thereof by or on behalf of any bank or provider of any of the products or services offered by OPOF, OPNB, OPT or any subsidiary or affiliate thereof.
(b) The restrictions set forth in Section 4(a) of this Agreement shall not apply to service as a director, officer, employee or member of an advisory board of OPOF, OPNB or OPT.
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(c) In the event of a breach or violation of Section 4(a) of this Agreement by the Shareholder, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.]1
5. Governing Law.    This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.
6. Assignment; Successors.    This Agreement may not be assigned by the Shareholder without the prior written consent of OPOF. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.
7. Scope of Agreement.    The parties hereto acknowledge and agree that this Agreement shall not confer upon OPOF any right or ability to acquire the shares of CNB Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of CNB.
8. Severability.    Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.
9. Subject Matter; Remedies.    The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.
10. Amendment, Waiver.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
11. Defined Terms.     Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.
12. Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.
[Remainder of page intentionally blank]

1
For the Support and Non-Competition Agreement executed by Jeffrey H. Noblin, Section 4 of the Agreement shall be replaced in its entirety by “[Reserved].”

A-A-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.
OLD POINT FINANCIAL CORPORATION
By:

Name: Robert F. Shuford, Sr.
Title:  Chairman, President & Chief Executive Officer
SHAREHOLDER

Name:
Covered Shares:
CNB Options held by Shareholder:
CNB Warrants held by Shareholder:
[Signature Page to Support and Non-Competition Agreement]
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Annex B
WARRANT CANCELLATION AGREEMENT
This WARRANT CANCELLATION AGREEMENT (the “Agreement”) is made effective October 27, 2017, by and between Citizens National Bank, Windsor, Virginia, a national banking association (“CNB”), [•] (the “Warrant Holder”) and Old Point Financial Corporation (“OPOF”). The Warrant Holder, CNB and OPOF will be referred to singly as a “Party” and collectively as the “Parties.” Capitalized terms used and not defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).
WHEREAS, pursuant to the Stock Warrant Agreement between CNB Bancorp, Inc. a predecessor to CNB, and the Warrant Holder, dated April 23, 2003, as subsequently amended (the “CNB Warrant”), CNB granted to the Warrant Holder the right to purchase shares of CNB Common Stock at a purchase price, as adjusted, of  $6.67 per share;
WHEREAS, on October 27, 2017 CNB entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) by and among CNB, OPOF, The Old Point National Bank of Phoebus, Hampton, Virginia, a national banking association and a wholly owned subsidiary of OPOF (“OPNB”), pursuant to which the CNB will merge with and into OPNB, with OPNB as the surviving entity (the “Merger”);
WHEREAS, Section 3.08 of the Merger Agreement provides that at the Effective Time of the Merger, the CNB Warrant shall cease to represent a right to acquire CNB Common Stock and shall automatically be converted, without any action on the part of the Warrant Holder, into the right to receive the consideration set forth in the Merger Agreement (the “Warrant Consideration”);
WHEREAS, it is a condition to the closing of the Merger that CNB, the Warrant Holder and OPOF enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, it is hereby agreed as follows:
1. Merger Consideration; Cancellation of CNB Warrant.
(a) The Warrant Holder hereby agrees that, at the Effective Time, each CNB Warrant that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire CNB Common Stock and shall automatically be converted at the Effective Time without any action on the part of the Warrant Holder into the right to receive the consideration set forth in Section 3.08 of the Merger Agreement.
(b) The Warrant Holder acknowledges that he or she is a CNB shareholder and, as a result, will receive benefit from the closing of the Merger, including in the form of the Merger Consideration and the Warrant Consideration, and such benefit constitutes full and fair consideration for the termination of the CNB Warrant and Warrant Holder’s other agreements set forth in this Agreement.
(c) The Warrant Holder shall return the original of the CNB Warrant to CNB at the Effective Time. The Warrant Holder acknowledges and agrees that as of the Effective Time, the Warrant Holder shall have no surviving right, title or interest in or to the CNB Warrant or any shares purchasable thereunder.
(d) The Warrant Holder hereby agrees to not sell, transfer, pledge, hypothecate or permit any lien to encumber the CNB Warrant or any part thereof from the date of this Agreement to the Effective Time.
2. Release, Waiver and Covenant Not to Sue.   In consideration of the covenants and agreements contained in this Agreement, the Warrant Holder hereby releases, waives and forever discharges CNB, OPOF and OPNB and each of its affiliates and their respective members, shareholders, officers, directors, and employees, from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation obligation, damages (including exemplary or punitive damages), benefits, liability, costs and/or expenses (including attorneys’ fees), that the Warrant Holder has, may have, or may be entitled to against the other party, whether legal, equitable or administrative, whether known or unknown, whether past, current or future, which arise directly or indirectly out of, or are related in any way to, the CNB Warrant.
A-B-1

3. Representations and Warranties.   The Warrant Holder represents and warrants that he or she (a) has not exercised or purported to exercise the CNB Warrant in whole or in part to purchase any shares of the CNB Common Stock, (b) is the sole owner and holder of the CNB Warrant, and has not assigned, transferred, sold, pledged, conveyed or otherwise disposed of  (or attempted any of the foregoing with respect to) the CNB Warrant or any shares purchasable thereunder and (c) has the power and authority to execute and deliver this Agreement.
4. Entire Agreement.   This Agreement contains and comprises the entire agreement and understanding between the Parties with respect to the CNB Warrant, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any Party to execute this Agreement, and that all agreements and understandings between the Parties are embodied and expressed herein. The Parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by a duly authorized representative of each Party. The Parties further agree that this Agreement shall be binding on each Party, their successors and assigns.
5. Automatic Termination of Agreement.   In the event of any termination of the Merger Agreement pursuant to the terms thereof without the Merger being consummated, this Agreement shall automatically become null and void and of no further force or effect.
6. Third-Party Beneficiaries.   Except as expressly provided, no provision of this Agreement is intended to, and no provision of this Agreement shall, confer upon any party other than the Parties (and their successors and assigns, if any) any rights or remedies under this Agreement. This Agreement is made, in part, in order to enable the shareholders of CNB to induce OPOF and OPNB to close under the Merger Agreement and OPOF and OPNB shall be intended third party beneficiaries of this Agreement.
7. Governing Law.   This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia made and to be performed entirely within such state, to the extent federal laws do not apply.
8. Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. Facsimile signatures and other electronic transmission signatures shall be treated as originals for all purposes.
[signatures appear on the following page]
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
CITIZENS NATIONAL BANK:	WARRANT HOLDER:
By: Jeffrey H. Noblin	Signature
Its: President and Chief Executive Officer
Print Name
OLD POINT FINANCIAL CORPORATION:
By: Robert F. Shuford, Sr.
Its: Chairman, President & Chief Executive Officer
[Signature Page to Warrant Cancellation Agreement]
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Schedule I
List of Deposit Taking Offices of the Surviving Bank
Deposit Taking Offices of The Old Point National Bank of Phoebus, Hampton, Virginia as of October 27, 2017
1.
Carrolton Branch
13480 Carrollton Boulevard
Carrollton, VA 23314

2.
Greenbrier Branch
740 Eden Way North
Chesapeake, VA 23320

3.
Fort Monroe Branch
100 Griffith Street
Fort Monroe, VA 23651

4.
Executive Tower Branch
2101 Executive Drive
Hampton, VA 23666

5.
Downtown Hampton Branch
101 East Queen Street
Hampton, VA 23669

6.
Phoebus Branch
1 West Mellen Street
Hampton, VA 23663

7.
West Mercury Branch
4030 West Mercury Boulevard
Hampton, VA 23666

8.
Woodland Branch
347 Woodland Road
Hampton, VA 23669

9.
Professional Park Branch
11751 Jefferson Avenue
Newport News, VA 23606

10.
Warwick Branch
11134 Warwick Boulevard
Newport News, VA 23601

11.
Sherwood Branch
13801 Warwick Boulevard
Newport News, VA 23602

12.
Crown Center Branch
580 East Main Street
Norfolk, VA 23510

13.
Ghent Branch
1812 Granby Street
Norfolk, VA 23517

14.
Hilltop Branch
1613 Laskin Road
Virginia Beach, VA 23451

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15.
Independence Branch
351 Independence Boulevard
Virginia Beach, VA 23462

16.
New Town Branch
4139 Ironbound Road
Williamsburg, VA 23188

17.
Norge Branch
7504 Richmond Road
Williamsburg, VA 23188

18.
Kiln Creek Branch
201 Kiln Creek Parkway
Yorktown, VA 23693

Deposit Taking Offices of Citizens National Bank, Windsor, Virginia as of October 27, 2017
1.
Windsor Branch
11407 Windsor Boulevard
Windsor, VA 23487

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APPENDIX B
This SUPPLEMENT TO AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 25, 2018, is by and among Old Point Financial Corporation (“OPOF”), The Old Point National Bank of Phoebus, Hampton, Virginia (“OPNB”) and Citizens National Bank, Windsor, Virginia (“CNB”).
All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Reorganization, dated as of October 27, 2017, by and among OPOF, OPNB and CNB (the “Merger Agreement”).
Capital Stock of Old Point National Bank
(a)
At the close of business of January 25, 2018, there were issued and outstanding 54,077 shares of common stock of OPNB, par value $5.00 per share (“OPNB Common Stock”), all of which were owned by OPOF.

(b)
Pursuant to Article III of the Merger Agreement, each share of OPNB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger and no additional shares of OPNB Common Stock will be issued pursuant to the Merger Agreement.

(c)
OPNB anticipates that (i) it will not issue any shares of OPNB Common Stock or any other shares of capital stock from the date hereof until the Effective Time, and (ii) it will not repurchase any shares of OPNB Common Stock from the date hereof until the Effective Time.

(d)
Based on paragraphs (a) through (c) above, OPNB expects that there will be 54,077 shares of OPNB Common Stock issued and outstanding immediately following the Effective Time.

[Signature Page Follows]
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IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
OLD POINT FINANCIAL CORPORATION
By:	/s/ Jeffrey W. Farrar
Name:	Jeffrey W. Farrar
Title:	Chief Financial Officer & Senior Vice President/Finance
THE OLD POINT NATIONAL BANK OF PHOEBUS
By:	/s/ Jeffrey W. Farrar
Name:	Jeffrey W. Farrar
Title:	Chief Financial Officer & Executive Vice President
CITIZENS NATIONAL BANK
By:	/s/ Jeffrey H. Noblin
Name:	Jeffrey H. Noblin
Title:	President and Chief Executive Officer
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APPENDIX C
October 27, 2017
Citizens National Bank
11407 Windsor Boulevard
Windsor, VA 23487
Members of the Board of Directors:
We understand that Citizens National Bank (“CNB”) intends to enter into an Agreement and Plan of Reorganization (the “Agreement”) by and between CNB and Old Point Financial Corporation (“OPOF”), (the “Merger”). At the Effective Time, by virtue of the Merger and subject to the terms and conditions of the Agreement, each share of CNB common stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following consideration, in each case without interest: (i) 0.1041 shares of OPOF Common Stock and (ii) $2.19 in cash (the “Cash Consideration”), together with any cash in lieu of fractional shares of OPOF Common Stock. The OPOF Common Stock and the Cash Consideration are collectively referred to herein as the “Merger Consideration”. The terms and conditions of the Merger, including certain conditions that would result in an adjustment to the Merger Consideration, are more fully set forth in the Agreement.
You have requested that Performance Trust Capital Partners, LLC (“PTCP” or “we”) render an opinion as of the date hereof  (this “Opinion”) to the Board of Directors of CNB (the “Board”) as to whether the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of CNB Common Stock. For purposes of this Opinion, and with your consent, we have assumed that the Merger Consideration is $5.52 per share.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
(i)
reviewed a draft, dated October 24th, of the Agreement;

(ii)
reviewed certain publicly available business and financial information relating to CNB and OPOF and its subsidiary The Old Point National Bank of Phoebus;

(iii)
reviewed certain other business, financial and operating information relating to CNB and OPOF and its subsidiary provided to us by the management of CNB and the management of OPOF, including financial forecasts for CNB for the 2017 to 2022 fiscal years ending December 31st;

(iv)
met with, either by phone or in person, certain members of the management of CNB and OPOF to discuss the business and prospects of CNB and OPOF and the proposed Merger;

(v)
reviewed certain financial data of CNB, and compared that data with similar data for companies with publicly traded equity securities that we deemed relevant;

(vi)
reviewed certain financial terms of the proposed Transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced; and

(vii)
considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not independently verified any information, including the foregoing information, and we have assumed and relied upon all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, being complete and accurate in all material respects and we do not assume any responsibility with respect to such data, material and other information. With respect to the financial forecasts and projections for CNB that we have used in our analyses, the management of CNB have advised us, and we have assumed, that such forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of CNB as to the future financial performance of CNB and we express no opinion with respect to such forecasts, projections, estimates or the assumptions on which they are based.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement provided to us, without any amendments or modifications thereto or any adjustments to the consideration. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of CNB and OPOF since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have also relied upon and assumed without independent verification, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CNB, OPOF or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to our analyses or this Opinion. We have relied upon and assumed, with your consent, that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.
This Opinion only addresses the fairness, from a financial point of view, of the Merger Consideration to the holders of CNB Common Stock pursuant to the Agreement in the manner set forth above and this Opinion does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the Merger, class of such persons or shareholders of OPOF, relative to the Merger Consideration or otherwise.
This Opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on CNB, OPOF or the Merger. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. This Opinion does not address the relative merits of the Merger as compared to alternative strategies that might be available to CNB, nor does it address the underlying business decision of CNB or the Board to approve, recommend or proceed with the Merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied on, with your consent, advice of the outside counsel and the independent accountants of CNB, and on the assumptions of the management of CNB and OPOF, as to all legal, regulatory, accounting, insurance and tax matters with respect to CNB, OPOF and the Merger.
We have not been requested to make, and have not made, any physical inspection or an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of CNB or OPOF, nor have we been furnished with any such evaluations or appraisals, with the exception of a third party loan review of CNB and OPOF. In addition, we are not experts in evaluating loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses, or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of CNB’s or OPOF’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that CNB’s and OPOF’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of CNB or OPOF or the solvency or fair value of CNB, OPOF or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.
We and our affiliates have in the past provided, may currently be providing and may in the future provide investment banking and other financial services to CNB, OPOF and certain of their respective affiliates, for which we and our affiliates have received and would expect to receive compensation. We are a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of CNB, OPOF and certain of their affiliates, as well as provide investment banking and other financial services to such companies and entities. PCTP has adopted policies and procedures designed to preserve the independence of its investment advisory analysts whose views may differ from those of the members of the team of investment banking professionals that advised CNB.
We have acted as financial advisor to CNB in connection with the Merger and will receive fees from CNB for our services, a portion of which are contingent upon the consummation of the Merger. In addition, CNB has agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.
This Opinion and any other advice or analyses (written or oral) provided by PTCP were provided solely for the use and benefit of the Board (in its capacity as such) in connection with the Board’s consideration of the Merger and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without the express, prior written consent of PTCP. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to PTCP or any of its affiliates be made by any recipient of this Opinion, without the prior, written consent of PTCP, except as required by law. This Opinion should not be construed as creating, and PCTP shall not be deemed to have, any fiduciary duty to the Board, CNB, any security holder or creditor of CNB or any other person, regardless of any prior or ongoing advice or relationships. This Opinion does not constitute advice or a recommendation to any security holder of CNB or any other person or entity with respect to how such security holder or other person or entity should vote or act with respect to any matter relating to the Merger. The issuance of this Opinion was approved by an authorized internal committee of PTCP.
In connection with the Merger, the undersigned, acting as an independent financial advisor to CNB, hereby consents to the inclusion of our opinion letter to the Board of Directors of CNB as an Annex to, and the references to our firm and such opinion in, the Proxy Statement / Prospectus relating to the proposed Merger. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Proxy Statement / Prospectus within the meaning of the term “experts” as used in the Act or the Regulations.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of CNB Common Stock.
performance trust capital partners, llc

APPENDIX D
Dissenters’ Rights Provisions of the National Bank Act
12 U.S. Code §215a. Mergers of national banks or State banks into national banks
(b) Dissenting shareholders.   If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.
(c) Valuation of shares.   The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.
(d) Application to shareholders of merging associations; appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law.   If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of  (and stock owned by them in) a bank or association being merged into the receiving association.
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